As filed with the Securities and Exchange Commission on March 10, 2015.

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

  Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PANGAEA LOGISTICS SOLUTIONS LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Pangaea Logistics Solutions Ltd.

109 Long Wharf

Newport, Rhode Island 02840

(401) 846-7790

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Anthony Laura

Trudy Coleman

Pangaea Logistics Solutions Ltd.

109 Long Wharf

Newport, Rhode Island 02840

(401) 846-7790

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Kirk A. Radke, Esq.

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, NY 10019-6099

Telephone: (212) 728-8996

Telecopy: (212) 728-9996

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (3)
Common Shares, $0.0001 par value per share	291,953	$3.47	$1,013,077	$117.72
(1)	Represents (a) 291,953 shares of common stock issued on a restricted basis to certain shareholders that are being registered for resale on behalf of such holders and (b) pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting such shares.
(2)	These figures are estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The price per share and aggregate offering price are based on the average of the high and low sales prices of the registrant’s Common Shares on February 3, 2015, as reported on the Nasdaq Capital Market.
(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001162.

The information in this prospectus is not complete and may be changed without notice. The shares of common stock offered hereby may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 10, 2015

291,953 Common Shares

Pangaea Logistics Solutions Ltd.

This Prospectus relates to the offer and sale of: (i) up to 29,441 shares of our common stock by Dinan & Company, LLC (“Dinan”) which Dinan purchased from us pursuant to a Letter Agreement, dated as of October 1, 2014; (ii) up to 176,644 shares of our common stock by EarlyBirdCapital, Inc. (“EBC”) which EBC purchased from us pursuant to a Letter Agreement, dated as of October 1, 2014; and (iii) up to 85,868 shares of our common stock by Jefferies LLC (“Jefferies”), which Jefferies received from us in connection with providing services to the Company in connection with its merger with Quartet Merger Corp. (“Quartet”), collectively, (the “Selling Shareholders).” The registration of the offer and sale of securities covered by this prospectus does not necessarily mean that any of the securities will be offered or sold by the Selling Shareholders.

We will not receive any cash proceeds from the selling shareholders from the offer and sale of the common shares described in this registration statement. The common shares issued to Dinan, EBC and Jefferies were issued in lieu of cash fees payable to each such party in connection with the merger of the Company and Quartet that was consummated on October 1, 2014.

The selling shareholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts or commissions or agents’ commissions. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information.

Our common stock is currently quoted on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PANL”. The closing price of our common stock on March 9, 2015 was $2.83 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 3 of this Prospectus to read about factors you should consider before investing in our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 10, 2015

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover. You should rely only on the information contained or incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, the (“SEC”), on behalf of the selling shareholders, who are named in the table under the section entitled “Selling Shareholders” beginning on page 3 of this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described in the section entitled “Where You Can Find More Information.”

To the extent permitted by applicable law, rules or regulations, we may add, update or change the information contained in this prospectus by means of a prospectus supplement or post-effective amendments to the registration statement of which this prospectus forms a part through filings we make with the SEC or by another method as may then be permitted under applicable law, rules or regulations.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with additional or different information. Neither this prospectus nor any free writing prospectus is an offer to sell anywhere or to anyone where or to whom we are not permitted to offer or to sell securities under applicable law. The information in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus or such free writing prospectus, as applicable.

For investors outside the United States, neither we, the Selling Shareholders, nor any of the underwriters, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable and we are not aware of any misstatements regarding our market, industry or similar data presented herein. We believe that such third party information concerning industry and market data is reliable. Such third-party information may be different from other sources and may not reflect all or even a comprehensive set of the actual transactions occurring in the market. In addition, some data is also based on our good faith estimates and our management’s understanding of industry conditions. Such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

The information contained in this prospectus and any supplement hereto are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

PRIOR TO MAKING A DECISION ABOUT INVESTING IN OUR COMMON SHARES, YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISKS CONTAINED IN THE SECTION ENTITLED “RISK FACTORS” IN THIS PROSPECTUS, AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT OR APPEARING IN THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common shares. You should read this entire prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those statements, before making an investment decision. The terms “Pangaea,” the “Company,” “we,” “our” and “us”, refer to Pangaea Logistics Solutions Ltd. and its directly and indirectly owned subsidiaries, except where otherwise stated or where it is clear that the terms mean only Pangaea Logistics Solutions. Ltd. exclusive of its subsidiaries.

Overview

On April 30, 2014 the Company (formerly known as “Quartet Holdco Ltd.”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Quartet, Quartet Merger Sub Ltd. (“Merger Sub”), Bulk Partners (Bermuda), Ltd. (at the time, Pangaea Logistics Solutions Ltd., now known as “Bulk Partners” or “Former Pangaea”), and the security holders of Bulk Partners (“Former Pangaea Holders”), which contemplated (i) Quartet merging with and into the Company, with the Company surviving such merger as the publicly-traded entity and (ii) Merger Sub merging with and into Bulk Partners with Bulk Partners surviving such merger as a wholly-owned subsidiary of the Company (collectively, the “Mergers”). On September 29, 2014, Quartet held a special meeting in lieu of annual meeting of stockholders, at which the Quartet stockholders considered and adopted, among other matters, the Merger Agreement and the Mergers. On September 26, 2014, Bulk Partners’ Board of Directors, acting by unanimous written consent, approved the Merger Agreement and the Mergers. On October 1, 2014, the parties consummated the Mergers.

This Prospectus relates to the offer and sale of: (i) up to 29,441 shares of our common stock by Dinan & Company, LLC (“Dinan”) which Dinan purchased from us pursuant to a Letter Agreement, dated as of October 1, 2014; (ii) up to 176,644 shares of our common stock by EarlyBirdCapital, Inc. (“EBC”) which EBC purchased from us pursuant to a Letter Agreement, dated as of October 1, 2014; and (iii) up to 85,868 shares of our common stock by Jefferies LLC (“Jefferies”), which Jefferies received from us in connection with providing services to the Company in connection with its merger with Quartet Merger Corp. (“Quartet”), collectively, (the “Selling Shareholders).” The registration of the offer and sale of securities covered by this prospectus does not necessarily mean that any of the securities will be offered or sold by the selling shareholders.

We will not receive any cash proceeds from the Selling Shareholders from the offer and sale of the common shares described in this registration statement. The common shares issued to Dinan, EBC and Jefferies were issued in lieu of cash fees payable to each such party in connection with the merger of the Company and Quartet that was consummated on October 1, 2014.

Pangaea is a holding company incorporated under the laws of Bermuda as an exempted company on April 29, 2014 in connection with the Mergers. Bulk Partners, which following the Mergers is wholly owned by Pangaea, is also a holding company that was incorporated under the laws of Bermuda as an exempted company on June 17, 2008, the subsidiaries of which provide seaborne drybulk transportation services. Pangaea also maintains offices in Copenhagen, Denmark, Athens, Greece, Rio de Janeiro, Brazil and Singapore.

Pangaea is a growth-oriented global logistics company that utilizes its logistics experience and assets to service a broad base of industrial customers who require the transportation of a wide variety of drybulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone.

Pangaea derives its revenue from (i) contracts of affreightment (“COAs”), which are contracts to transport multiple shipments of cargo during the term of the contract between specified load and discharge ports, at a fixed or variable price per metric ton of cargo, (ii) voyage charters, under which a vessel carries a shipment of cargo for a customer on a specified route for a fixed price per metric ton of cargo, and (iii) time charters, during which the vessel is dedicated solely to the charterer for the term of the agreement. A majority of Pangaea’s revenue is from COA’s and voyage charters, as Pangaea’s focus is on transporting cargo for its customers. Pangaea’s COAs typically extend for a period of one to five years, although some extend for longer periods. A time charter may vary from a single trip to longer-term charters, whenever Pangaea deems such use to be in its commercial interest. The length of a voyage depends on the number of load and discharge ports, the time spent in such ports and the distance between the ports. Pangaea attempts, through selecting COAs and voyage contracts on what would normally be backhaul or “ballast” legs, to enhance vessel utilization and its profitability because these contracts and charters position vessels at or near loading areas where spot cargoes are typically obtained. This reduces ballast time and expense as a percentage of the vessel’s total revenue and increases expected earnings for the vessel.

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Pangaea utilizes its logistics expertise to service a broad base of industrial customers who require the transportation of a wide variety of drybulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. Pangaea addresses the transportation needs of its customers by undertaking a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, voyage planning, and technical vessel management. In particular, Pangaea has historically focused on providing such services for backhaul routes. In addition, Pangaea has developed customized shipping routes, which Pangaea believes create value for its customers and its shareholders by both reducing the time and cost of transportation between ports and increasing cargo carried per voyage. For example, in 2010, Pangaea was the first non-Russian vessel operator to carry drybulk cargoes from Europe to Asia via the Northern Sea Route. Similarly, in 2013, Pangaea was the first vessel operator to carry drybulk cargo from the West Coast of Canada to Europe via the Northwest Passage. Pangaea is the leading transporter of bauxite from Jamaica to the United States, carrying on average more than 3.5 million tons per year. Pangaea believes that its experience in carrying a wide range of cargoes, pioneering new routes, and serving less common ports increases its opportunities to secure higher margins than in more commoditized cargoes and routes. Pangaea believes that providing such specialized drybulk transportation logistics services together with its long-term commercial and contractual relationships makes Pangaea less vulnerable to industrial and economic cycles as compared to other bulk-shipping operators. Finally, Pangaea believes that it can create value by serving and focusing on customer needs rather than depending on its correct anticipation of future charter rates.

Pangaea uses a mix of owned and chartered-in vessels to transport more than 19.5 million dwt of cargo to more than 190 ports around the world, averaging over 48 vessels in service daily during 2014. The majority of its fleet is chartered-in on short-term charters of less than 9 months. Pangaea believes that these shorter-term charters afford it more flexibility to match its variable costs to its customers’ service requirements, allowing it to respond to changes in market demand and limiting its exposure to changes in prevailing charter rates. In addition to its chartered-in fleet, Pangaea has interests in 13 vessels and has placed orders for the construction of five additional vessels; all at prices that Pangaea believes will permit it to operate profitably through a range of cargo rate environments. These vessels are and will be used to serve its customers’ cargo transportation needs. Included in the vessels currently owned or on order are six Ice-Class 1A Panamax vessels that are currently the only drybulk vessels of their size rated to operate on the Northern Sea Route and the severe ice conditions of the Baltics in winter. Pangaea believes that a combination of owned and chartered-in vessels help it to more efficiently match its customer demand than it could with an entirely owned fleet or an entirely chartered-in fleet. Pangaea expects to scrap its oldest vessel, the m/v Bulk Cajun, in early 2015.

Some of the Company’s Ice-Class 1A vessels are under contract to obtain technical management by a third-party manager with extensive expertise managing these vessel types and ice pilotage. The technical management of the remainder of the Company’s owned fleet will continue to be performed in-house. The Company believes its in-house management provides exceptional service and pricing for these vessel types, reduces time out of service, and best enhances the service value of this fleet. The technical management for the Company’s chartered-in vessels is performed by each respective ship owner.

Active risk management is an important part of its business model. Pangaea believes its active risk management allows it to reduce the sensitivity of its earnings to market fluctuations and helps it to secure its long-term profitability. Pangaea manages its market risk primarily through chartering in vessels for periods of less than nine months. Pangaea further manages its market exposure through a portfolio approach based upon owned vessels, chartered-in vessels, COAs, voyage charters, and time charters. Pangaea tries to identify routes and ports for efficient bunkering to minimize its fuel expense. Pangaea also seeks to hedge a portion of its exposure to changes in the price of marine fuels, or bunkers, uses forward freight agreements to protect against changes in charter rates and has entered into interest rate swap agreements to fix a portion of its interest rate exposure.

Corporate and Other Information

Pangaea is a holding company incorporated under the laws of Bermuda as an exempted company on April 29, 2014 in connection with the Mergers. Bulk Partners, which following the Mergers is wholly owned by Pangaea, is also a holding company that was incorporated under the laws of Bermuda as an exempted company on June 17, 2008, the subsidiaries of which provide seaborne drybulk transportation services. Pangaea owns its vessels through separate wholly-owned subsidiaries and through joint venture entities, which Pangaea consolidates as variable interest entities, incorporated in Bermuda and Denmark. Furthermore, certain of its wholly-owned subsidiaries that are organized in Bermuda, British Virgin Islands, Panama, and Delaware provide it with office space, vessel management services and administrative support.

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Pangaea’s principal executive headquarters is located at 109 Long Wharf, Newport, Rhode Island 02840, and its phone number at that address is (401) 846-7790. Pangaea also has offices in Copenhagen, Denmark, Athens, Greece, Rio de Janeiro, Brazil and Singapore. Pangaea’s corporate website address is http://www.pangaeals.com. The information contained on or accessible from its corporate website is not part of this prospectus.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes appearing at the end of this prospectus, before making an investment decision. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business results of operations and financial condition could suffer. In such case, the trading price of our common shares could decline, and you may lose all or part of your original investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Relating to Our Business

The cyclical and volatile nature of the seaborne drybulk transportation industry may lead to decreases in charter and freight rates, which may have an adverse effect on Pangaea’s revenues, earnings and profitability and its ability to comply with its loan covenants. Demand remains generally weak, rates have been soft and, although asset values for modern tonnage increased in the beginning of the year, decreases in such values since that time suggest that there is reduced anticipation of higher rates for 2015.

The seaborne drybulk transportation industry is cyclical and volatile, and the prolonged downturn in the drybulk charter market has severely affected the entire drybulk shipping industry. The Baltic Dry Index, or the BDI, an index published daily by the Baltic Exchange Limited, a London-based membership organization that provides daily shipping market information to the global investing community, is a daily average of charter rates for key drybulk routes, and has long been viewed as the main benchmark to monitor the movements of the drybulk vessel charter market. The BDI declined 94% in 2008 from a peak of 11,793 in May 2008 to a low of 663 in December 2008 and has remained volatile since then. The BDI recorded a record low of 647 in February 2012. While the BDI has increased from these low levels and has floated between approximately 2,340 and 700 from December 2012 through December 2014, there can be no assurance that the drybulk charter market will increase and the market could decline. The decline and volatility in charter and freight rates have been due to various factors, including the over-supply of drybulk vessels and the lack of trade financing for purchases of commodities carried by sea, which resulted in a significant decline in cargo shipments.

Although our operating fleet is primarily chartered-in on a short term basis and though lower charter rates result in lower vessel hire costs for Pangaea, if low charter and freight rates in the drybulk market decline for any significant period, this could have an adverse effect on our vessel values and earnings on our owned fleet, and similarly, could affect our cash flows, liquidity and ability to comply with the financial covenants in our loan agreements. In addition, the decline in the drybulk carrier market has had and may continue to have additional adverse consequences for the drybulk shipping industry, including an absence of financing for vessels and little or no active secondhand market for the sale of vessels. Accordingly, the value of our common shares could be substantially reduced or eliminated.

Because we employ our vessels under a mix of COAs, voyage charters and time charters, which typically extend for varying lengths of time of between one month to ten years, we are exposed to changes in market rates for drybulk carriers and such changes may affect our earnings and the value of our owned drybulk carriers at any given time. A COA relates to the carriage of multiple cargoes over the same route and enables the COA holder to nominate different vessels to perform individual voyages. We may not be able to successfully employ our vessels in the future or renew existing contracts at rates sufficient to allow us to meet our obligations. We are also exposed to volatility in the market rates we pay to charter-in vessels. Fluctuations in charter and freight rates result from changes in the supply of and demand for vessel capacity and changes in the demand for seaborne carriage of commodities. Because the factors affecting the supply of and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

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Factors that influence demand for vessel capacity include:

•	supply and demand for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	changes in the exploration or production of energy resources, commodities, semi-finished and finished consumer and industrial products;

•	the location of regional and global exploration, production and manufacturing facilities;

•	the location of consuming regions for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	the globalization of production and manufacturing;

•	global and regional economic and political conditions, including armed conflicts, terrorist activities, embargoes and strikes;

•	natural disasters and other disruptions in international trade;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•	environmental and other regulatory developments;

•	currency exchange rates;

•	bunker (fuel) prices; and

•	weather.

The factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	port and canal congestion;

•	the scrapping rate of older vessels;

•	vessel casualties;

•	prevailing speed at which vessels are sailing; and

•	the number of vessels that are out of service.

In addition to the prevailing and anticipated charter and freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing drybulk fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

We anticipate that the future demand for our drybulk carriers and our transportation services will be dependent upon continued economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargoes to be transported by sea. Given the large number of new drybulk carriers currently on order with shipyards, the capacity of the global drybulk carrier fleet seems likely to increase even if economic growth does not similarly increase. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

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An over-supply of drybulk carrier capacity may prolong or further depress the current low charter and freight rates and, in turn, adversely affect our profitability.

The market supply of drybulk carriers has been increasing as a result of the delivery of numerous newbuilding orders over the last few years. Newbuildings have been delivered in significant numbers since the beginning of 2006. However, as of December 2014, the majority of newbuilding orders, which were placed over recent years, were completed, and the current order book stands at 22% of the fleet outstanding. Vessel supply growth has been outpacing vessel demand growth over the past few years causing downward pressure on charter rates. Until the new supply is fully absorbed by the market, charter rates may continue to be under pressure due to vessel supply in the near to medium term. Although Pangaea typically enters into COAs to offset the large uncompensated cost of positioning vessels for front haul voyages, if market conditions persist or worsen, upon the expiration or termination of our vessels’ COAs, we may only be able to re-employ our vessels at reduced or unprofitable rates, or we may not be able to employ our vessels at all. The occurrence of these events could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

The market values of our owned vessels may decrease, which could limit the amount of funds that we can borrow or cause us to breach certain covenants in our credit facilities, as we did in 2012, and we may incur a loss if we sell vessels following a decline in their market value.

The fair market values of our owned vessels have generally experienced high volatility, and you should expect the market values of our vessels to fluctuate depending on a number of factors including:

•	prevailing level of charter and freight rates;

•	general economic and market conditions affecting the shipping industry;

•	types and sizes of vessels;

•	supply of and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental and other regulations; and

•	technological advances.

In addition, as vessels grow older, they generally decline in value. If the market values of our owned vessels decrease, we may not be in compliance with certain covenants in our credit facilities secured by mortgages on our drybulk vessels unless we provide additional collateral or prepay a portion of the loan to a level where we are again in compliance with our loan covenants. As of September 30, 2014 and December 31, 2013, we were in compliance with all of our covenants contained in our debt agreements.

In addition, if we sell one or more of our vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale proceeds may be less than the vessel’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings.

The carrying amounts of vessels held and used by us are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular vessel may not be fully recoverable. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the vessel and its eventual disposition is less than the vessel’s carrying amount. This assessment is made at the asset group level which represents the lowest level for which identifiable cash flows are largely independent of other groups of assets. The asset groups are defined by vessel size and classification. At September 30, 2014, we identified a potential impairment indicator due to the estimated market value of certain vessels. As a result, we evaluated each asset group for impairment by estimating the total undiscounted cash flows expected to result from the use of the asset group and its eventual disposal. At September 30, 2014, the estimated undiscounted future cash flows exceeded the carrying amount of the asset groups in the consolidated balance sheet and therefore, we did not recognize a charge to impairment.

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Pangaea has relied on financial support from its founders and investors through related party loans, which may not be available to Pangaea in the future.

From time to time, we have obtained loans from our founders, Edward Coll, Anthony Laura, and Lagoa Investments, an entity beneficially owned by Claus Boggild, to meet vessel purchase, newbuilding deposit, and other obligations of Pangaea. These loans have been historically available to Pangaea on an as needed basis, and payable as cash flow reasonably permitted. These loans may not be available to Pangaea in the future. We may seek to refinance such related party loans with the net proceeds of future debt and equity offerings, but we cannot be sure that we will be able to do so on acceptable terms. If we are not able to find additional sources of financing on acceptable terms, we may have to dedicate a larger portion of our cash flow from operations to pay the principal and interest of these loans and facilities than we would if we were able to refinance on superior terms. Even if we are able to borrow money from such parties, such borrowing could create a conflict of interest of management to the extent they also act as lenders to Pangaea.

The current state of the global financial markets and current economic conditions may adversely impact our ability to obtain additional financing on acceptable terms and otherwise negatively impact our business.

Global financial markets and economic conditions have been, and continue to be, volatile. In recent years, operating businesses in the global economy have faced tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, and declining markets. There has been a general decline in the willingness of banks and other financial institutions to extend credit, particularly in the shipping industry. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, additional financing may not be available if needed and to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to expand or meet our obligations as they come due or we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.

Our revenues are subject to seasonal fluctuations, which could affect our operating results and our ability to pay dividends, if any, in the future.

We operate our drybulk vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter and freight rates. This seasonality may result in quarter-to-quarter volatility in our operating results, which could affect our ability to pay dividends, if any, in the future from quarter to quarter. The drybulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. This seasonality may adversely affect our operating results and our ability to pay dividends, if any, in the future.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and price of our common shares.

The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

•	marine disaster;

•	environmental accidents;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various

•	countries, labor strikes or adverse weather conditions; and

•	piracy.

The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator. Any of these circumstances or events could increase our costs or lower our revenues.

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The operation of drybulk carriers entails certain unique operational risks.

The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach at sea. Furthermore, any defects or flaws in the design of a drybulk carrier may contribute to vessel damage. Hull breaches in drybulk carriers may lead to the flooding of the vessel’s holds. If a drybulk carrier suffers flooding in its holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel's bulkheads, leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and our ability to pay dividends, if any, in the future. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Our vessels may call on ports located in countries that are subject to restrictions imposed by the U.S. or other governments, which could adversely affect our reputation and the market for our common shares.

None of our vessels has called on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and other authorities or countries identified by the U.S. government or other authorities as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria; however our vessels may call on ports or operate in these countries from time to time in the future on our charterers' instructions notwithstanding contractual restrictions agreed with us. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which amended the Iran Sanctions Act. Among other things, CISADA introduced limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran's petroleum or petrochemical sector. During 2014, several Executive Orders were signed which authorize and subsequently expand sanctions on individuals and entities responsible for violating the sovereignty and territorial integrity of Ukraine, or for stealing the assets of the Ukrainian people. These sanctions put in place restrictions on the travel of certain individuals and officials and showed our continued efforts to impose a cost on Russia and those responsible for the situation in Crimea. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person's vessels from U.S. ports for up to two years.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into permissible charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in permissible operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

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We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels is affected by the requirements set forth in the United Nations’ International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires ship owners and ship managers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a ship-owner to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. Each of the vessels that has been delivered to us is ISM Code-certified and we expect that each other vessel that we have agreed to purchase will be ISM Code-certified when delivered to us.

In addition, vessel classification societies also impose significant safety and other requirements on our vessels. In complying with current and future environmental requirements, vessel-owners and operators may also incur significant additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance.

The operation of our vessels is also affected by other government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates, and financial assurances with respect to our operations.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include, but are not limited to, European Union Regulations, the International Convention for the Prevention of Pollution from Ships of 1975, the International Maritime Organization, or IMO, International Convention for the Prevention of Marine Pollution of 1973, the IMO International Convention for the Safety of Life at Sea of 1974, the International Convention on Load Lines of 1966, the U.S. Oil Pollution Act of 1990, or OPA, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, the U.S. Clean Air Act, U.S. Clean Water Act and the U.S. Marine Transportation Security Act of 2002.

Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault.

We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends.

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Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin, destination and trans-shipment points. Inspection procedures may result in the seizure of the contents of our vessels, delays in the loading, offloading or delivery of our vessels and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against a vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of dividends, if any, in the future.

Changes in fuel, or bunkers, prices may adversely affect profits.

Fuel, or bunkers, is typically the largest expense in our shipping operations for our vessels and changes in the price of fuel may adversely affect our profitability and is a significant factor in negotiating vessel employment and cargo carriage rates. When we operate vessels under COAs or voyage charters, we bear voyage costs, including bunkers. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries, or OPEC, and other oil and gas producers, war and unrest in oil-producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce our profitability. We continually monitor the market volatility associated with bunker prices and seek to hedge our exposure to changes in the price of marine fuels with our bunker hedging program. However, falling fuel prices resulted in mark to market adjustments in the third and fourth quarters of 2014. We had bunker swaps, effective through December 2014, for 9,600 metric tons. Please see “Pangaea’s Management and Discussion Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risks — Fuel Swap Contracts.”

In the highly competitive international shipping industry, we may not be able to compete successfully for charters-in or vessel employment with new entrants or established companies with greater resources and, as a result, we may be unable to employ our vessels profitably or to charter-in vessels at reasonable rates.

We charter-in and employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners and operators, some of whom have substantially greater resources than we do. Competition for seaborne transportation of drybulk cargo by sea is intense and depends on the charter or freight rate, location, size, age, condition and the acceptability of the vessel and its operators to their customers. Due in part to the highly fragmented market, competitors with greater resources than ours are able to operate larger fleets through consolidations or acquisitions and may be able to offer lower charter or freight rates and higher quality vessels than we are able to offer. If we are unable to successfully compete with other drybulk shipping operators, we may be unable to retain customers or attract new customers, which would have an adverse impact on our results of operations.

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Labor interruptions could disrupt our business.

Our vessels are manned by masters, officers and crews that are contracted by our technical management teams. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our business, financial condition, results of operations and cash flows and ability to pay dividends.

Acts of piracy on ocean-going vessels have had and may continue to have an adverse effect on our industry.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia. Although the frequency of sea piracy continued to decrease during 2014 to its lowest level since 2009, sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea and the West Coast of Africa, with drybulk vessels and tankers particularly vulnerable to such attacks. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee “listed areas,” premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including costs to employ onboard security guards, could increase in such circumstances. Furthermore, the obligations for charter hire payments and determination of on-hire days is unclear with respect to piracy. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse impact on our business, financial condition and results of operations.

Political instability, terrorist attacks and international hostilities can affect the seaborne transportation industry, which could adversely affect our business.

We conduct most of our operations outside of the United States, and our business, results of operations, cash flows, financial condition and ability to pay dividends, if any, in the future may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political conflicts, including the current political instability in the Middle East, North Africa, North Korea and other geographic countries and areas, terrorist or other attacks, war or international hostilities. Terrorist attacks such as those in New York on September 11, 2001, in London on July 7, 2005, and in Mumbai on November 26, 2008, and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks around the world, continues to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. Continuing conflicts and recent developments in the Middle East and North Africa, and the presence of U.S. or other armed forces in Iraq, Afghanistan and various other regions, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, such as the attack on the MT Limburg, a vessel unaffiliated with us, in October 2002, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Our insurance may not be adequate to cover our losses that may result from our operations due to the inherent operational risks of the seaborne transportation industry.

We carry insurance to protect us against most of the accident-related risks involved in the conduct of our business, including marine hull and machinery insurance, protection and indemnity insurance, which include pollution risks, crew insurance and war risks insurance. However, we may not be adequately insured to cover all of our potential losses, which could have a material adverse effect on us. Additionally, our insurers may refuse to pay particular claims, and our insurance may be voidable by the insurers if we take, or fail to take, certain action, such as failing to maintain certification of our vessels with the applicable maritime regulatory organizations. Any significant uninsured or under-insured loss or liability could have a material adverse effect on our business, financial condition, results of operations and cash flows and our ability to pay dividends. In addition, we may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions.

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In addition, we do not carry loss-of-hire insurance, which covers the loss of revenues during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking due to damage to the vessel from accidents. Accordingly, any loss of a vessel or extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business, financial condition, results of operations and our ability to pay dividends.

Risks Relating to Our Company

Our business strategy includes chartering-in vessels, and we may not be able to charter-in suitable vessels.

Our business strategy depends, in large part, on our ability to charter-in vessels. If we are not able to find suitable vessels to charter-in, or to charter-in vessels at what we deem to be a reasonable rate, we may not be able to operate profitably or perform our contractual obligations. As a result, we may need to adjust our business strategy, and we may experience material adverse effects on our business, financial condition and results of operations. In addition, if we charter in a vessel and shipping rates were to subsequently decrease or we were unable to secure employment for that vessel, our obligation under the charter to pay above-market rates may adversely affect our financial condition and results of operations.

We depend upon a few significant customers for a large part of our revenues and cash flow, and the loss of one or more of these customers could adversely affect our financial performance.

We expect to derive a significant part of our revenue and cash flow from a small number of repeat customers. For customers representing over 5% of revenue, for the nine months ended September 30, 2014, our top three customers accounted for 19% of our revenues, and for the nine months ended September 30, 2013, three customers accounted for 25% of our revenues. For customers representing over 5% of revenue, for the year ended December 31, 2013, three of our customers accounted for 23% of our revenues, compared to two customers for a total of 18% in 2012 and four customers totaling 37% of our revenues in 2011.

For the nine months ended September 30, 2014 and 2013, the top ten customers accounted for 41% and 46% of our revenues, respectively. For the fiscal years ended December 31, 2013, 2012 and 2011, our top 10 customers accounted for 42%, 44% and 54% of our revenues, respectively. If one or more of our significant customers is unable to perform under one or more charters or COAs with us and we are not able to find a replacement charter or COA, or if a customer exercises certain rights to terminate the charter or COA, we could suffer a loss of revenues that could materially adversely affect our business, financial condition, results of operations and cash available for distribution as dividends to our shareholders.

We could lose a customer or the benefits of a charter or COA if, among other things:

•	the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise; or

•	the customer terminates the charter because we do not perform in accordance with such charter and do not cure such failures within a specified period.

If we lose a key customer, we may be unable to obtain charters or COAs on comparable terms or at all. The loss of any of our customers, COAs, charters or vessels, or a decline in payments under our agreements, could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends to our shareholders.

We are a holding company, and depend on the ability of our subsidiaries, through which we operate our business, to distribute funds to us in order to satisfy our financial obligations or to make dividend payments.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. Our equity interests in our vessel-owning subsidiaries represent a significant portion of our operating assets. As a result, our ability to satisfy our financial obligations and to pay dividends to our shareholders depends on the ability of our subsidiaries to generate profits available for distribution to us and, to the extent that they are unable to generate profits, we will be unable to pay dividends to our shareholders.

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We are subject to certain risks with counterparties on contracts and the failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business and ability to comply with covenants in our loan agreements.

We enter into various contracts that are material to the operation of our business, including COAs, time charters and voyage charters under which we employ our vessels, and charter agreements under which we charter-in our vessels. We also enter into loan agreements and hedging agreements, such as interest rate swap agreements, bunker swap agreements, and forward freight agreements, or FFAs. Such agreements subject us to counterparty risks. The ability and willingness of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control, including, among other things, general economic conditions, the condition of the drybulk shipping industry, the overall financial condition of our counterparty, prevailing prices for drybulk cargoes, rates received for specific types of vessels and voyages, and various expenses. In addition, in depressed market conditions, our customers may no longer need us to carry a cargo that is currently under contract or may be able to obtain carriage at a lower rate. If our customers fail to meet their obligations to us or attempt to renegotiate our employment agreements it may be difficult to secure substitute suitable employment for such vessel, and any new charter arrangements we secure may be at lower rates, and further, if our counterparties fail to deliver a vessel we have agreed to charter-in, or if a counterparty otherwise fails to honor its obligations to us under a contract, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations, cash flows, ability to pay dividends to holders of our common stock in the amounts anticipated or at all and compliance with covenants in our secured loan agreements.

Additionally, we are subject to certain risks as a result of using our vessels as collateral. If we are in breach of financial covenants contained in our loan agreements, we may not be successful in obtaining waivers and amendments. If our indebtedness is accelerated, it may be difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose on their liens. Please see “— We may be unable to comply with covenants in our credit facilities or any future financial obligations that impose operating and financial restrictions on us.”

We may be unable to comply with covenants in our credit facilities or any future financial obligations that impose operating and financial restrictions on us.

Certain of our credit facilities, which are secured by mortgages on our vessels, will impose certain operating and financial restrictions on us, mainly to ensure that the market value of the mortgaged vessel under the applicable credit facility does not fall below a certain percentage of the outstanding amount of the loan, which we refer to as the asset coverage ratio. In addition, certain of our credit facilities will require us to satisfy certain other financial covenants, which require us to, among other things, maintain:

•	a consolidated leverage ratio of not more than 200%;

•	a consolidated debt service ratio of not less than 125%;

•	minimum consolidated net worth of $45 million; and

•	consolidated minimum liquidity of not less than $13 million plus $1 million for each additional vessel we acquire

In general, the operating restrictions that are contained in our credit facilities may prohibit or otherwise limit our ability to, among other things:

•	effect changes in management of our vessels;

•	sell or dispose of any of our assets, including our vessels;

•	declare and pay dividends;

•	incur additional indebtedness;

•	mortgage our vessels; and

•	incur and pay management fees or commissions.

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A violation of any of our financial covenants or operating restrictions contained in our credit facilities may constitute an event of default under our credit facilities, which, unless cured within the grace period set forth under the applicable credit facility, if applicable, or waived or modified by our lenders, provides our lenders with the right to, among other things, require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, reclassify our indebtedness as current liabilities and accelerate our indebtedness and foreclose their liens on our vessels and the other assets securing the credit facilities, which would impair our ability to continue to conduct our business.

As of September 30, 2014 and December 31, 2013, we were in compliance with all of our covenants contained in our debt agreements.

Furthermore, certain of our credit facilities contain a cross-default provision that may be triggered by a default under one of our other credit facilities. A cross-default provision means that a default on one loan would result in a default on certain other loans. Because of the presence of cross-default provisions in certain of our credit facilities, the refusal of any one lender under our credit facilities to grant or extend a waiver could result in certain of our indebtedness being accelerated, even if our other lenders under our credit facilities have waived covenant defaults under their respective credit facilities. If our secured indebtedness is accelerated in full or in part, it would be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels and other assets securing our credit facilities if our lenders foreclose their liens, which would adversely affect our ability to conduct our business.

Moreover, in connection with any waivers of or amendments to our credit facilities that we may obtain, our lenders may impose additional operating and financial restrictions on us or modify the terms of our existing credit facilities. These restrictions may further restrict our ability to, among other things, pay dividends, make capital expenditures or incur additional indebtedness, including through the issuance of guarantees. In addition, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness.

For more information, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Borrowing Activities.”

We may be unable to effectively manage our growth strategy.

One of our principal business strategies is to continue to expand capacity and flexibility by increasing our owned fleet as we secure additional demand for our services. Our growth strategy will depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

•	enter into new contracts for the transportation of cargoes;

•	locate and acquire suitable vessels for acquisitions at attractive prices;

•	obtain required financing for our existing and new operations;

•	integrate any acquired vessels successfully with our existing operations, including obtaining any approvals and qualifications necessary to operate vessels that we acquire;

•	enhance our customer base;

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;

•	identify additional new markets; and

•	improve our operating, financial and accounting systems and controls.

We intend to finance our growth with cash flows from operations, and may undertake future financings. Our failure to effectively identify, purchase, develop and integrate any vessels could adversely affect our business, financial condition and results of operations. The number of employees that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and we may not be able to effectively hire more employees or adequately improve those systems. Finally, acquisitions may require additional equity issuances or debt issuances (with amortization payments), both of which could lower our available cash. If any such events occur, our financial condition may be adversely affected.

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Growing any business presents numerous risks such as difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers. The expansion of our fleet may impose significant additional responsibilities on our management and staff, and may necessitate that we increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

Investment in forward freight agreements and other derivative instruments could result in losses.

We manage our market exposure using forward freight agreements, or FFAs, and other derivative instruments, such as bunker hedging contracts and interest rate swap agreements. FFAs are cash-settled derivative contracts based on future freight delivery rates and other derivative instruments. FFAs may be used to hedge exposure to the charter markets by providing for the purchase or sale of a contracted charter rate along a specified route or combination of routes and over a specified period of time. Upon settlement, if the contracted charter rate is less than the settlement rate, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs and do not correctly anticipate rate movements for the specified vessel route or routes and relevant time periods or our assumptions regarding the relative relationships of certain vessels’ earnings, routes and other factors relevant to the FFA markets are incorrect, we could suffer losses in settling or terminating our FFAs. In addition, we cannot guarantee that such hedges will qualify for special hedge accounting and, as such, our use of such derivatives may lead to material fluctuations in our results of operations.

We also seek to manage our exposure to volatility in the market price of bunkers and interest rate fluctuations by entering into bunker hedging contracts and interest rate swap agreements. Bunker prices have declined throughout the second half of 2014 in tandem with the falling oil price. Accordingly, the bunker hedge derivatives declined in value resulting in an unrealized fair value loss in the income statement for the nine months ended September 30, 2014. There can be no assurance that we will be able to successfully limit our risks, leaving us exposed to unprofitable contracts and we may suffer significant losses from these hedging activities.

Our long-term COAs, single charter bookings and time-charter agreements may result in significant fluctuations in our quarterly results, which may adversely affect our liquidity, as well as our ability to satisfy our financial obligations.

As part of our business strategy, we enter into long-term COAs, single charter bookings and time-charter agreements. We evaluate entering into long-term positions based on the expected return over the full term of the contract. However, long-term contracts that we believe provide attractive returns over their full term may produce losses over portions of the contract period. We may be required to provide additional margin collateral in connection with FFA positions that are settled through clearinghouses, depending upon movements in the FFA markets. These interim losses, fluctuations in our quarterly results or incremental collateral requirements may adversely affect our financial liquidity, as well as our ability to satisfy our financial obligations.

We depend on COAs, which could require us to operate at unfavorable rates for a certain amount of time or subject us to other operating risks.

A significant portion of our revenues are derived from COAs. While COAs provide a relatively stable and predictable source of revenue, they typically fix the rate we are paid for our drybulk shipping services. Once we have entered into a COA, if we have not correctly anticipated vessel rates, location and availability for our owned or chartered-in fleet to fulfill the COA, we could suffer losses. Moreover, factors beyond our control may cause the rates we are paid under that COA to become unprofitable. Nevertheless, we would be obligated to continue to perform at these rates for the term of the COA. In addition, factors beyond our control, such as vessel availability, port delays or congestion, changes in government or industry rules or regulation, industrial actions or acts of terrorism or war, could affect our ability to perform our obligations under our COAs, which could result in breach of contract or other claims by our COA counterparties. Any of these occurrences could have a material adverse effect on our business, financial condition and results of operations and financial condition.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Such exemptions may be available until the last day of 2018, provided no other disqualifying provisions of the JOBS Act have been triggered at an earlier date. Investors may find our common shares and the price of our common shares less attractive because we rely, or may rely, on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and the price of our common shares may be more volatile.

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In addition, under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

We could remain an “emerging growth company” until the last day of 2018, although a variety of circumstances could cause us to lose that status earlier. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

Obligations associated with being a public company require significant company resources and management attention, and we have incurred and will continue to incur increased costs as a result of being a public company.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the other rules and regulations of the SEC, including, over time, Sarbanes-Oxley, and requirements of the NASDAQ Global Select Market. These requirements and rules have placed and will continue to place a strain on our systems and resources. For example, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition and Sarbanes-Oxley requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. These reporting and other obligations have placed and will continue to place significant demands on our management, administrative, operational and accounting resources and have caused and will continue to cause us to incur significant legal, accounting and other expenses that we had not previously incurred. The expenses incurred by public companies, generally, for reporting and corporate governance purposes have been increasing and the costs we will incur for such purposes may strain our resources. We expect these rules and regulations to increase our legal and financial compliance costs, divert management's attention to ensure compliance and to make some activities more time-consuming and costly. We may need to upgrade our systems or create new systems, implement additional financial and management controls, reporting systems and procedures, create or outsource an internal audit function, and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. In addition, our limited management resources may exacerbate the difficulties in complying with these reporting and other requirements while focusing on executing our business strategy. Our incremental general and administrative expenses as a publicly traded corporation will include costs associated with reports to shareholders, tax returns, investor relations, registrar and transfer agent’s fees, incremental director and officer liability insurance costs and director compensation. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact that our management’s attention to these matters will have on our business. Any failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action.

As a public company, we are required to comply with certain provisions of Section 404 of Sarbanes-Oxley as early as December 31, 2014, although as an “emerging growth company” we are exempt from certain of its requirements for so long as we remain as such. For example, Section 404 of Sarbanes-Oxley requires that we and our independent auditors report annually on the effectiveness of our internal control over financial reporting, however, as an “emerging growth company” we may take advantage of an exemption from the auditor attestation requirement. Once we are no longer an “emerging growth company” or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent auditors on the effectiveness of our internal control over financial reporting. Management, however, is not exempt from this requirement, and will be required to, among other things, maintain and periodically evaluate our internal control over financial reporting and disclosure controls and procedures. In particular, we will need to perform system and process evaluation and testing of our internal control over financial reporting to allow us to report on the effectiveness of our internal control over financial reporting, as required.

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As an “emerging growth company,” we also intend to continue to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company,” at which time we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with these additional requirements, including Section 404 of the Sarbanes-Oxley Act.

A failure to pass inspection by classification societies could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in earnings.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the United Nations Safety of Life at Sea Convention. Our owned fleet is currently enrolled with Bureau Veritas (BV), De Norske Veritas (DNV), and Nippon Kaiji Kyokai (NK).

A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every 30 to 60 months for inspection of the underwater parts of such vessel.

If any vessel fails any annual survey, intermediate survey or special survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on our revenues due to the loss of revenues from such vessel until it was able to trade again.

If we purchase and operate secondhand vessels, we will be exposed to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.

As part of our current business strategy to increase our owned fleet, we may acquire new and secondhand vessels. While we typically inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Even if we do physically inspect a secondhand vessel, an inspection does not provide us with the same knowledge about its condition that we would have if the vessel had been built for and operated exclusively by us. Accordingly, we may not discover defects or other problems with secondhand vessels prior to purchase or charter, or may incur costs to terminate a purchase agreement. Any such hidden defects or problems, when detected, may be expensive to repair, and if not detected, may result in accidents or other incidents for which we may become liable to third parties. Generally, we do not receive the benefit of warranties from the builders for the secondhand vessels that we acquire. In addition, to the extent we charter-in vessels that are not in good repair or do not meet our expected specifications, we may be unable to profitably perform under the related COA.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Furthermore, governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

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Unless we set aside reserves or are able to borrow funds for vessel replacement, we will be unable to replace the vessels in our fleet at the end of their useful lives.

Unless we maintain reserves or are able to borrow or raise funds for vessel replacement, we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives. We estimate the useful life of most of our vessels to be 25 years to 30 years from the date of initial delivery from the shipyard. The remaining estimated useful lives of our fleet range from 1 to 29 years, depending on the type of vessel and market conditions. The average age of our owned drybulk carriers at the time of this prospectus will be approximately 15 years. A portion of our cash flows and income are dependent on the revenues earned by employing our vessels. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends could be materially and adversely affected. We currently do not maintain reserves for vessel replacements. We intend to finance vessel replacements from internally generated cash flow, borrowings under our credit facilities or additional equity or debt offerings. Any reserves set aside for vessel replacement may not be available for dividends.

Our ability to obtain additional debt financing, or refinance any existing indebtedness, may be dependent on the performance and length of our COAs and charters and the creditworthiness of our contract counterparties.

The performance and length of our COAs and charters and the actual or perceived credit quality of our contract counterparties, and any defaults by them, may materially affect our ability to obtain the additional capital resources required to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at anticipated costs or at all may materially affect our results of operations and our ability to implement our business strategy.

We intend to partially finance acquisitions of vessels with borrowings drawn under credit facilities. While we may refinance amounts drawn under our credit facilities with the net proceeds of future debt and equity offerings, we cannot assure you that we will be able to do so at interest rates and on terms that are acceptable to us or at all. If we are not able to refinance these amounts with the net proceeds of debt and equity offerings at an interest rate or on terms acceptable to us or at all, we will have to dedicate a larger portion of our cash flow from operations to pay the principal and interest of this indebtedness. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans. The actual or perceived credit quality of our contract counterparties, any defaults by them and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. In addition, debt service payments under our credit facilities or alternative financing may limit funds otherwise available for working capital, capital expenditures, the payment of dividends and other purposes. If we are unable to meet our debt obligations, or if we otherwise default under our credit facilities or alternative financing arrangements, our lenders could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

We depend on our Chief Executive Officer, our Chief Financial Officer and other key employees, and the loss of their services would have a material adverse effect on our business, results and financial condition.

We depend on the efforts, knowledge, skill, reputations and business contacts of our Chief Executive Officer, Edward Coll, and our Chief Financial Officer, Anthony Laura, and other key employees including Claus Boggild, Christian Bonfils, Mads Boye Petersen, Peter Koken, Robert Seward, Fotis Doussopoulos, and Gianni Del Signore. Accordingly, our success will depend on the continued service of these individuals. We do not have employment agreements with our executive officers. We may experience departures of senior executive officers and other key employees, and we cannot predict the impact that any of their departures would have on our ability to achieve our financial objectives. The loss of the services of any of them could have a material adverse effect on our business, results of operations and financial condition.

Our senior executive officers and directors may not be able to successfully organize and manage a publicly traded company.

Not all of our senior executive officers or directors have previously organized and managed a publicly traded company, and they may not be successful in doing so. The demands of organizing and managing a publicly traded company, like ours, is much greater as compared to those of a private company, and some of our senior executive officers and directors may not be able to successfully meet those increased demands.

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We are incorporated in Bermuda and it may not be possible for our investors to enforce U.S. judgments against us.

We are incorporated in Bermuda and substantially all of our assets are located outside the U.S. In addition, one of our directors is a non-resident of the U.S., and all or a substantial portion of such director’s assets are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us or our directors and executive officers, or to enforce a judgment against us for civil liabilities in U.S. courts.

In addition, you should not assume that courts in the countries in which we are incorporated or where our assets are located would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or would enforce, in original actions, liabilities against us based on those laws.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have.

We are a Bermuda exempted company. Our memorandum of association, bye-laws and The Companies Act, 1981 of Bermuda, (the “Companies Act”), govern our affairs. The Companies Act does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. There is a statutory remedy under Section 111 of the Companies Act which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder. However, you may not have the same rights that a shareholder in a U.S. corporation may have.

We may be subject to litigation, arbitration and other proceedings that could have an adverse effect on our business.

We may be, from time to time, involved in various litigation matters arising in the ordinary course of business or otherwise. These matters may include, among other things, contract disputes, personal injury claims, environmental matters, governmental claims for taxes or duties, securities, or maritime matters. The potential costs to resolve any claim or other litigation matter, or a combination of these, may have a material adverse effect on us because of potential negative outcomes, the costs associated with asserting our claims or defending such lawsuits, and the diversion of management's attention to these matters.

United States tax authorities could treat us as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the United States Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

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If the IRS finds that we are or have been a PFIC for any taxable year, our United States shareholders will face adverse United States tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common shares.

We may have to pay tax on United States source income, which would reduce our earnings

Under sections 863(c)(3) and 887(a) of the United States Internal Revenue Code of 1986, as amended, or the “Code,” 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under section 883 of the Code and the applicable Treasury Regulations recently promulgated thereunder.

We expect that we and each of our subsidiaries qualify for this statutory tax exemption and we will take this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to United States federal income tax on our United States source income. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries.

If we or our subsidiaries are not entitled to exemption under Code section 883 for any taxable year, we or our subsidiaries could be subject for those years to an effective 2% United States federal income tax on the shipping income these companies derive during the year that are attributable to the transport or cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

We have previously identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements.

As a privately held company until October 1, 2014, we were not required to maintain internal control over financial reporting in a manner that meets the standards of an SEC registrant required by Section 404(a) of the Sarbanes-Oxley Act. However, our management team is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

Our management team previously determined that we had material weaknesses in our controls over financial reporting. The material weaknesses were as follows:

•	our controls and procedures over the financial statement close process were not effectively designed to assess whether financial statements are in compliance with GAAP due to lack of sufficient resources. This matter was specifically identified in relation to the accounting for and reporting of complex accounting matters, evaluation of balance sheet classifications and period-end cut-off, and the appropriate preparation of the underlying accounting records; and

•	we did not have adequate controls in place in our finance and accounting function to ensure appropriate segregation of duties. The lack of segregation of duties existed in key areas such as: review and approval of journal entries, payroll processing, information systems administration and cash disbursements.

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Historically, we have not had sufficient accounting and supervisory personnel or adequate formally documented accounting policies and procedures to support effective internal controls and appropriate segregation of duties. We have commenced the process of formally documenting, reviewing and improving our internal control over financial reporting. We have made efforts to improve our internal control and accounting policies and procedures. These efforts included hiring new accounting personnel. In addition, our Audit Committee includes two members with experience as chief financial officers of publicly traded companies. However, we may identify additional deficiencies, including material weaknesses, or fail to remediate the identified deficiencies in our internal controls. If material weaknesses or deficiencies in our internal controls exist and go undetected, our financial statements could contain material misstatements that, when discovered in the future, could cause us to fail to meet our future reporting obligations and cause the price of our common stock to decline.

We cannot assure you that we will not continue to have material weaknesses or significant deficiencies in our internal control over financial reporting. If we are unable to successfully remediate any material weakness or significant deficiency in our internal control over financial reporting, or identify any material weaknesses or significant deficiencies that may exist, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, and our stock price may decline materially as a result.

Pursuant to Section 404(a) of the Sarbanes-Oxley Act, we will be required to furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and evaluating our system of internal control over financial reporting necessary for our management to issue this report. However, we anticipate that we will need to retain additional finance capabilities and build our financial infrastructure as we transition to operating as a public company, including complying with the requirements of Section 404 of the Sarbanes-Oxley Act.

Until we are able to expand our finance and administrative capabilities and establish necessary financial reporting infrastructure, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures or comply with the Sarbanes-Oxley Act or existing or new reporting requirements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed and investors could lose confidence in our reported financial information.

Risks Relating to this Offering and Our Common Shares

Our share price may be volatile or may decline regardless of operating performance.

The market price of our common shares may fluctuate significantly in the future. Some of the factors that could negatively affect the market price of our common shares include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry;

•	changes in market valuations of similar companies;

•	any indebtedness we incur in the future;

•	changes in credit markets and interest rates;

•	changes in government policies, laws and regulations;

•	additions to or departures of our key management personnel;

•	actions by shareholders;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors;

•	changes in our credit ratings;

•	general market and economic conditions;

•	our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts; and

•	price and volume fluctuations in the stock market generally.

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The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common shares. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation, even if it does not result in liability for us, could result in substantial costs to us and divert management’s attention and resources.

Future resales of our common shares issued to the Former Pangaea Holders may cause the market price of our securities to drop significantly, even if our business is doing well.

The Former Pangaea Holders are restricted from selling any of the common shares that they received as a result of the Mergers for a period of twelve months following the consummation of the Mergers, subject to certain exceptions, pursuant to certain lock-up agreements executed on October 1, 2014 pursuant to the Merger Agreement.

Subject to these restrictions, we also entered into a registration rights agreement upon consummation of the Mergers with the Former Pangaea Holders pursuant to which such holders were granted certain demand and “piggy-back” registration rights with respect to their securities. Furthermore, the Former Pangaea Holders may sell common shares pursuant to Rule 144 under the Securities Act, if available, rather than under a registration statement. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including waiting one year after our filing with the SEC of a Current Report on Form 8-K containing the Form 10 type information reflecting the consummation of the Mergers, which we filed on October 8, 2014.

Upon expiration of the applicable lock-up periods, and upon effectiveness of the registration statement we file pursuant to the registration rights agreement or upon satisfaction of the requirements of Rule 144 under the Securities Act, the Former Pangaea Holders may sell large amounts of the common shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our common shares.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, demand for our shares could decrease, which could cause our share price or trading volume to decline.

Holders of our shares may have difficulty effecting service of process on us or enforcing judgments against us in the United States.

We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Certain of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to affect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Future offerings of debt or equity securities, which may rank senior to our common shares, may restrict our operating flexibility and adversely affect the market price of our common shares.

If we decide to issue debt securities in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any equity securities or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may adversely affect the market price of our common shares. Any such debt or preference equity securities will rank senior to our common shares and will also have priority with respect to any distributions upon a liquidation, dissolution or similar event, which could result in the loss of all or a portion of your investment. Our decision to issue such securities will depend on market conditions and other factors beyond our control, and we cannot predict or estimate the amount, timing or nature of our future offerings.

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The Offering

Offering Summary

Issuer	Pangaea Logistics Solutions Ltd.

Securities Offered	Up to 291,953 common shares.

Use of Proceeds	We will not receive any cash proceeds from the selling shareholders’ sale of common shares covered by this Prospectus. See “Description of Business” and “Use of Proceeds”.

NASDAQ Trading Symbol	Our common shares are traded on the NASDAQ Capital Market under the symbol “PANL”.

Risk Factors	Ownership of the common shares offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

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USE OF PROCEEDS

We will not receive any cash proceeds from the selling shareholders’ sale of common shares covered by this Prospectus.

DETERMINATION OF OFFERING PRICE

The offering price of the securities offered by the selling shareholders will be determined by the prevailing market price for the common shares at the time of sale or negotiated transactions.

DIVIDEND POLICY

Under our Bye-laws, our board of directors may declare dividends or distributions out of contributed surplus and may also pay interim dividends to be paid in cash, shares of the Company’s stock or any combination thereof. Our board of directors’ objective is to generate competitive returns for our shareholders. Any dividends declared will be in the sole discretion of the board of directors and will depend upon earnings, restrictions in our debt agreements described later in this prospectus, market prospects, current capital expenditure programs and investment opportunities, the provisions of Bermuda Law affecting the payment of distributions to shareholders and other factors. Under Bermuda law, the board of directors has no discretion to declare or pay a dividend if there are reasonable grounds for believing that the Company is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the Company’s assets would thereby be less than its liabilities.

In addition, since we are a holding company with no material assets other than the shares of our subsidiaries through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries’ distributing to us their earnings and cash flows.

During the years ended December 31, 2012 and 2013, we declared $15.1 million and $12.7 million dividends respectively, on our common shares. No dividends were declared in the year ended December 31, 2014 or the nine-month periods ended September 30, 2013 and 2014. During the year ended December 31, 2012, $8.2 million of the $15.1 million declared dividend was paid in the form of 8,201.425 shares of convertible redeemable preferred stock at $1,000 per share. All convertible redeemable preferred stock was converted to common stock in conjunction with the Mergers.

We cannot assure you that we will be able to pay regular quarterly dividends, and our ability to pay dividends will be subject to the limitations set forth above and in the section of this prospectus titled “Risk Factors.”

SELLING SHAREHOLDERS

We are registering the offer and sale of common shares in order to permit the Selling Shareholders to offer the common shares for resale from time to time. None of the selling shareholders or any of their affiliates has held a position or office, or had any other material relationship, with us within the past three years.

The following table sets forth information with respect to the Selling Shareholders and the number of common shares beneficially owned by each Selling Shareholder that may be offered for sale under this prospectus. The percentage of common shares beneficially owned before the offering is based on 34,756,997 aggregate common shares outstanding as of December 31, 2014. In addition, a Selling Shareholder may have sold, transferred or otherwise disposed of all or a portion of that shareholder’s common shares since the date on which they provided information for this table. We are relying on the selling shareholders to notify us of any changes in their beneficial ownership after the date they originally provided this information.

Name of Selling Shareholder	Common Shares Beneficially Owned (1)	Percentage of Common Shares Beneficially Owned	Maximum Common Shares that may be sold in the Offering
EBC	176,664	0.51%	176,664
Jefferies	85,868	0.25%	85,868
Dinan	29,441	0.08%	29,441

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(1)	The beneficial ownership of the common shares by the Selling Shareholders set forth in the table is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any common shares as to which the Selling Shareholder has sole or shared voting power or investment power and also any common shares that the Selling Shareholder has the right to acquire within 60 days. The percentage of beneficial ownership is calculated based on 34,756,997 outstanding common shares, which does not take into account the shares that may be issued to the Former Pangaea Holders upon achievement of certain net income targets. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them.

PLAN OF DISTRIBUTION

We are registering the offer and sale of common shares covered by this prospectus to permit Selling Shareholders to conduct public secondary trading of these common shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the common shares offered by this prospectus. The aggregate proceeds to the Selling Shareholders from the sale of the common shares will be the purchase price of the common shares less any discounts and commissions. A Selling Shareholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common shares to be made directly or through agents.

The common shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the Selling Shareholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Shareholders or the purchasers of the common shares. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

Each of the Selling Shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. Each of the Selling Shareholders identified in the Selling Shareholders table above is affiliated with a registered broker-dealer and as such may be deemed to be an underwriter with respect to securities sold by such Selling Shareholders pursuant to this prospectus. As a result, any profits on the sale of the common shares by such Selling Shareholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act. The common shares may be sold by the Selling Shareholders, pursuant to Rule 415 of the Securities Act, in one or more transactions at prevailing market prices at the time of such sale.

The common shares may be sold by the Selling Shareholders in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common shares may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the settlement of short sales;

•	sales pursuant to Rule 144 or Rule 144A;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of common shares at a stipulated price per share;

•	through any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common shares in the course of hedging their positions;

•	sell the common shares short and deliver the common shares to close out short positions;

•	loan or pledge the common shares to broker-dealers or other financial institutions that in turn may sell the common shares;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common shares, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The common shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The obligations of underwriters or dealers to purchase the common shares offered will be subject to certain conditions precedent and the terms of any agreement entered into with the underwriters. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Shareholders and any underwriter, broker-dealer or agent regarding the sale of the common shares by the Selling Shareholders.

In order to comply with the securities laws of certain states, if applicable, the common shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the common shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with. Brokers, dealers, underwriters, or agents participating in the distribution of the common shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common shares for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

None of the Company or any of the Selling Shareholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the Selling Shareholders, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the common shares offered by this Prospectus. At the time a particular offer of shares is made, a Prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the Selling Stockholder, and any other required information.

Our common stock is listed on the Nasdaq Capital Market under the symbol “PANL.”

We will pay all of the expenses incident to the registration, offering, and sale of the common shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.

There can be no assurance that any Selling Shareholder will sell any or all of the common shares under this prospectus. Further, we cannot determine whether any such Selling Shareholder will transfer, devise or gift the common shares by other means not described in this prospectus. In addition, any common shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The common shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

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The Selling Shareholders and any other person participating in the sale of the common shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M. While the Selling Shareholders are engaged in a distribution of the common shares included in this Prospectus, they are required to comply with Regulation M promulgated under the Exchange Act, and are aware of their compliance obligations pursuant to Regulation M. With certain exceptions, Regulation M precludes the Selling Shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common shares offered pursuant to this Prospectus. This offering will terminate on the date that all shares offered by this Prospectus have been sold by the Selling Shareholders or may be resold by the Selling Shareholders without restriction under Rule 144(b)(1)(i) under the Securities Act.

DESCRIPTION OF SHARE CAPITAL

The following is a description of the material terms of our common shares and includes a summary of specified provisions of our bye-laws. This description is qualified by reference to our bye-laws, copies of which are attached to this Prospectus and are incorporated in this Prospectus by reference.

General

Our constitutional documents provide for the issuance of 100,000,000 common shares, par value $.0001, and 1,000,000 preferred shares, par value $.0001.

Common Shares

The holders of our common shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Holders of our common shares will not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common shares.

As of December 31, 2014, we have approximately 324 holders of our common shares.

Preferred Shares

The Company’s memorandum of association and amended and restated bye-laws authorized the issuance of 1,000,000 blank check preferred shares with such designations, rights and preferences as may be determined from time to time by the Board. Accordingly, the Board is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common shares. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.

Dividends

It is the present intention of the Board to pay an annual cash dividend of $0.10 per share. Notwithstanding the foregoing, the payment of dividends is entirely within the discretion of the Board and is contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent.

Transfer Agent

Our transfer agent for our common shares is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Registration Rights

On October 1, 2014, we entered into the registration rights agreement with the Former Pangaea Holders. See “Certain Relationships and Related Party Transactions — Related Person Transactions — Registration Rights Agreement.”

Market Listing

Our common shares are listed on Nasdaq under the symbol “PANL”.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014, giving effect to the Mergers which were consummated on October 1, 2014.

You should read this table in conjunction with the sections of this prospectus entitled “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2014
($ in thousands, except per share amounts)	Actual	As Adjusted(1)
Cash and Cash Equivalents	20,158	23,793
Restricted Cash	500	500

Total Cash	$20,658	$24,293

Equity
Common shares, $0.0001 par value per share(2)	87,329	3
Additional paid-in capital	0	123,100
Accumulated other comprehensive income	0	0
Accumulated deficit	(7,324)	(7,324)
Treasury stock, at cost	0	0
Total Pangaea Logistics Solution Ltd. equity	(7,237)	115,779
Non-controlling interest	3,716	3,716
Total capitalization	$(3,520)	$119,496

(1)	Adjusted balance represents the combined unaudited consolidated historical balance sheet amount of Bulk Partners as of September 30, 2014 and the unaudited historical balance sheet amount of Quartet as of September 30, 2014, giving effect to the Mergers as if they had been consummated on that date.
(2)	100,000,000 shares authorized and 34,696,997 shares issued and outstanding at September 30, 2014.

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EXPERTS

The consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in convertible redeemable preferred stock and stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the quarters ended September 30, 2014 and 2013, included in this prospectus and elsewhere in the registration statement, Grant Thornton LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. In addition, Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of the Sections 7 and 11 of that Act.

The audited financial statements of Nordic Bulk Holding ApS, not separately presented in this Prospectus, have been audited by PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, an independent registered public accounting firm, whose report thereon appears herein. The audited financial statements of Bulk Partners (Bermuda) Ltd, to the extent they relate to Nordic Bulk Holding ApS, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited interim financial information of Nordic Bulk Holding ApS for the nine-months ended September 30, 2014 and 2013, not separately presented in this prospectus or elsewhere in the registration statement, PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 13, 2014 appearing herein states that they did not audit and they do not express an opinion on that unaudited interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab within the meaning of Sections 7 and 11 of the Act.

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FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus pertaining to our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “may,” “should” and similar expressions are forward-looking statements.

All statements in this prospectus that are not statements of either historical or current facts are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	our future operating or financial results;

•	our ability to charter-in vessels and to enter into COAs, voyage charters, time charters and forward freight agreements and the performance of our counterparties in such contracts;

•	our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our expectations of the availability of vessels to purchase, the time it may take to construct new vessels, and vessels’ useful lives;

•	competition in the drybulk shipping industry;

•	our business strategy and expected capital spending or operating expenses, including drydocking and insurance costs;

•	global and regional economic and political conditions, including piracy; and

•	statements about shipping market trends, including charter rates and factors affecting supply and demand.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully under the “Risk Factors” section of this prospectus. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	changes in economic and competitive conditions affecting our business, including market fluctuations in charter rates and charterers’ abilities to perform under existing time charters;

•	potential liability from future litigation and potential costs due to environmental damage and vessel collisions;

•	the length and number of off-hire periods; and

•	other factors discussed under the “Risk Factors” section of this prospectus.

You should not place undue reliance on forward-looking statements contained in this prospectus, because they are statements about events that are not certain to occur as described or at all. All forward-looking statements in this prospectus are qualified in their entirety by the cautionary statements contained in this prospectus. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.

Except to the extent required by applicable law or regulation, we undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated event.

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Item 11. Information with Respect to the Registrant

Overview

On April 30, 2014 the Company (formerly known as “Quartet Holdco Ltd.”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Quartet, Quartet Merger Sub Ltd. (“Merger Sub”), Bulk Partners (Bermuda), Ltd. (at the time, Pangaea Logistics Solutions Ltd., now known as “Bulk Partners” or “Former Pangaea”), and the securityholders of Bulk Partners (“Former Pangaea Holders”), which contemplated (i) Quartet merging with and into the Company, with the Company surviving such merger as the publicly-traded entity and (ii) Merger Sub merging with and into Bulk Partners with Bulk Partners surviving such merger as a wholly-owned subsidiary of the Company (collectively, the “Mergers”). On September 29, 2014, Quartet held a special meeting in lieu of annual meeting of stockholders, at which the Quartet stockholders considered and adopted, among other matters, the Merger Agreement and the Mergers. On September 26, 2014, Bulk Partners’ Board of Directors, acting by unanimous written consent, approved the Merger Agreement and the Mergers. On October 1, 2014, the parties consummated the Mergers.

Pangaea is a holding company incorporated under the laws of Bermuda as an exempted company on April 29, 2014 in connection with the Mergers. Bulk Partners, which following the Mergers is wholly owned by Pangaea, is also a holding company that was incorporated under the laws of Bermuda as an exempted company on June 17, 2008, the subsidiaries of which provide seaborne drybulk transportation services.

Pangaea derives its revenue from (i) contracts of affreightment (“COAs”), which are contracts to transport multiple shipments of cargo during the term of the contract between specified load and discharge ports, at a fixed or variable price per metric ton of cargo, (ii) voyage charters, under which a vessel carries a shipment of cargo for a customer on a specified route for a fixed price per metric ton of cargo, and (iii) time charters, during which the vessel is dedicated solely to the charterer for the term of the agreement. A majority of Pangaea’s revenue is from COA’s and voyage charters, as Pangaea’s focus is on transporting cargo for its customers. Pangaea’s COAs typically extend for a period of one to five years, although some extend for longer periods. A time charter may vary from a single trip to longer-term charters, whenever Pangaea deems such use to be in its commercial interest. The length of a voyage depends on the number of load and discharge ports, the time spent in such ports and the distance between the ports. Pangaea attempts, through selecting COAs and voyage contracts on what would normally be backhaul or “ballast” legs, to enhance vessel utilization and its profitability because these contracts and charters position vessels at or near loading areas where spot cargoes are typically obtained. This reduces ballast time and expense as a percentage of the vessel’s total revenue and increases expected earnings for the vessel.

Pangaea utilizes its logistics expertise to service a broad base of industrial customers who require the transportation of a wide variety of drybulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. Pangaea addresses the transportation needs of its customers by undertaking a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, voyage planning, and technical vessel management. In particular, Pangaea has historically focused on providing such services for backhaul routes. In addition, Pangaea has developed customized shipping routes, which Pangaea believes create value for its customers and its shareholders by both reducing the time and cost of transportation between ports and increasing cargo carried per voyage. For example, in 2010, Pangaea was the first non-Russian vessel operator to carry drybulk cargoes from Europe to Asia via the Northern Sea Route. Similarly, in 2013, Pangaea was the first vessel operator to carry drybulk cargo from the West Coast of Canada to Europe via the Northwest Passage. Pangaea is the leading transporter of bauxite from Jamaica to the United States, carrying on average more than 3.5 million tons per year. Pangaea believes that its experience in carrying a wide range of cargoes, pioneering new routes, and serving less common ports increases its opportunities to secure higher margins than in more commoditized cargoes and routes. Pangaea believes that providing such specialized drybulk transportation logistics services together with its long-term commercial and contractual relationships makes Pangaea less vulnerable to industrial and economic cycles as compared to other bulk-shipping operators. Finally, Pangaea believes that it can create value by serving and focusing on customer needs rather than depending on its correct anticipation of future charter rates.

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Pangaea uses a mix of owned and chartered-in vessels to transport more than 19.5 million dwt of cargo to more than 190 ports around the world, averaging over 48 vessels in service daily during 2014. The majority of its fleet is chartered-in on short-term charters of less than 9 months. Pangaea believes that these shorter-term charters afford it more flexibility to match its variable costs to its customers’ service requirements, allowing it to respond to changes in market demand and limiting its exposure to changes in prevailing charter rates. In addition to its chartered-in fleet, Pangaea has interests in 13 vessels and has placed orders for the construction of five additional vessels, all at prices that Pangaea believes will permit it to operate profitably through a range of cargo rate environments. These vessels are and will be used to serve its customers’ cargo transportation needs. Included in the vessels currently owned or on order are six Ice-Class 1A Panamax vessels that are currently the only drybulk vessels of their size rated to operate on the Northern Sea Route and the severe ice conditions of the Baltics in winter. Pangaea believes that a combination of owned and chartered-in vessels help it to more efficiently match its customer demand than it could with an entirely owned fleet or an entirely chartered-in fleet.

The Company’s Ice-Class 1A vessels are under contract to be technically managed by a third-party manager with extensive expertise managing these vessel types and ice pilotage. The technical management of the remainder of the Company’s owned fleet will continue to be performed in-house. The Company believes its in-house management provides exceptional service and pricing for these vessel types, reduces time out of service, and best enhances the service value of this fleet. The technical management for the Company’s chartered-in vessels is performed by each respective ship owner.

Active risk management is an important part of its business model. Pangaea believes its active risk management allows it to reduce the sensitivity of its earnings to market fluctuations and helps it to secure its long-term profitability. Pangaea manages its market risk primarily through chartering in vessels for periods of less than 9 months. Pangaea further manages its market exposure through a portfolio approach based upon owned vessels, chartered-in vessels, COAs, voyage charters, and time charters. Pangaea tries to identify routes and ports for efficient bunkering to minimize its fuel expense. Pangaea also seeks to hedge a portion of its exposure to changes in the price of marine fuels, or bunkers. Pangaea has also entered into interest rate swap agreements to fix a portion of its interest rate exposure.

Our Competitive Strengths

Pangaea believes that it possesses a number of competitive strengths in its industry, including:

•	Expertise in niche markets and routes. Over the past five years, Pangaea has developed expertise and a major presence in selected niche markets and less commoditized routes, especially the Baltic Sea in winter, the Northern Sea Route between Europe and Asia in summer, and the trade route between Jamaica and the United States, as well as selected ports, particularly in Newfoundland, Venezuela, and Brazil. Pangaea believes that there is less competition to carry “minor,” as compared to traditional “major,” bulk cargoes, and, similarly, there is less competition on less commoditized routes. Pangaea believes that its experience in carrying a wide range of cargoes and transiting less common routes and ports increases its likelihood of securing higher rates and margins than those available for more commoditized cargoes and routes. Pangaea believes it operates assets well suited to certain of these routes, including three Japanese-built Ice-Class 1A Panamax vessels and two Korean built Ice-Class 1A Handymax vessels. The majority of its fleet is chartered in and Pangaea selects these vessels to match the cargo and port characteristics of their nominated voyages. Pangaea has experience operating in all regularly operating drybulk loading and discharge ports globally.

•	Enhanced vessel utilization and profitability through strategic backhaul and triangulation methods. Pangaea has enhanced vessel utilization and profitability through selecting COAs and other contracts to carry cargo on what would normally be backhaul or “ballast” legs. In contrast to the typical practice of incurring charter hire and bunker costs to position an empty vessel in a port or area where cargo is normally loaded, Pangaea instead actively works with its customers to secure cargoes for discharge in loading areas. Pangaea’s practice allows it to position vessels for loading at lower costs than Pangaea would bear if Pangaea positioned such vessels by traveling unladen or if Pangaea chartered in vessels in a loading area. Pangaea believes that this focus on backhaul cargoes permits them to benefit from ballast bonuses that are paid to position vessels for fronthaul cargoes or, alternatively, to collect a premium for delivering ships that are in position for fronthaul cargoes.

•	Strong relationships with major industrial customers. Pangaea has developed strong commercial relationships with a number of major industrial customers, including Cargill, Tata Steel, Glencore Xstrata, Noranda and Duferco. These customer relationships are based upon Pangaea’s general industry reputation and specific history of service to the customer. Pangaea believes that these relationships help it generate recurring business with such customers which, in some cases, is formalized through contracts for repeat business. Pangaea also believes that these relationships can help create new opportunities. Although many of these relationships have extended over a period of years, there is no assurance that such relationships or business will continue in the future. Repeat customers, measured as having shipping days in three or more years of the trailing four years, represented nearly 54% of its total shipping days for the trailing four year period ended December 31, 2014, 59% of its total shipping days for the trailing four year period ended December 31, 2013, as compared to 56% and 46% of its total shipping days for comparable periods ended December 31, 2012 and 2011. In addition, Pangaea believes that its familiarity with local regulations and market conditions at its serviced ports, particularly in Venezuela, Newfoundland, and Jamaica, provides it with a strong competitive advantage and allows it to attract new customers and secure recurring business.

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•	In-house commercial and technical management capability. Pangaea’s in-house vessel management team consists of experienced professionals who continuously monitor and oversee the maintenance of its non-Ice-Class owned vessels, including the superintendence of maintenance, repairs, improvements, drydocking and crewing. Pangaea believes this capability helps it to exercise better quality control over these vessels and reduce vessel operating costs and unscheduled off-hire days. Pangaea believes that its in-house expertise also enables it to evaluate and operate older vessels effectively.

•	Specialized Ice-Class technical management. Pangaea has assigned technical management of its Ice-Class vessels to a company that specializes in operation of these vessel types. The Company believes that the manager brings with it the expertise in servicing ports and routes subject to severe ice conditions, including the Baltic Sea and the Northern Sea Route. Pangaea believes this extensive experience in ice pilotage will result in lower costs of operation through quality control and minimal unscheduled off-hire days.

•	Strong alignment and transparency. Pangaea observes that many publicly traded shipping companies rely on service providers affiliated with senior management or dominant shareholders for fundamental activities. Beyond the operational benefits to its customers of integrated commercial and technical management, Pangaea believes that its shareholders are benefited by its strategy of performing those activities in-house. Related to these efforts to maximize alignment of interest, Pangaea believes that the associated transparency of ownership and authority will be attractive to current and prospective shareholders. Consistent with the foregoing, Pangaea’s only related party transactions with senior management are for principal and interest obligations for cash loaned to Pangaea by management, both on terms approved by third parties not affiliated with management.

•	Experienced management team. The day-to-day operations of a transportation logistics services company requires close coordination among customers, land based-transportation providers and port authorities around the world. Its efficient operation depends on the experience and expertise of management at all levels, from vessel acquisition and financing strategy to oversight of vessel technical operations and cargo loading and discharge. Pangaea has a management team of senior executive officers and key employees with extensive experience and relationships in the commercial, technical and financial areas of the drybulk shipping industry. Members of its management team and key employees have on average over 25 years of shipping experience.

•	Risk-management discipline. Pangaea believes its risk management allows it to reduce the sensitivity of its earnings to market changes and lower the risk of losses. Pangaea manages its risks primarily through short-term charter-in agreements of less than nine months, FFAs, fuel hedges and modest leverage. Pangaea believes that shorter-term charters permit it to adjust its variable costs to match demand more rapidly than if Pangaea chartered in those vessels for longer periods. Pangaea often seeks to manage the risks of higher rates for certain future voyages by purchasing and selling FFAs to limit the impact of changes in chartering rates. Similarly, Pangaea often seeks to manage the risks of more expensive bunkers through bunker hedging transactions. Finally, Pangaea believes that its expected income related to COAs is sufficient to satisfy obligations related to its owned fleet.

Our Business Strategy

Pangaea’s principal business objectives are to profitably grow its business and increase shareholder value. Pangaea expects to achieve these objectives through the following strategies:

•	Focus on increasing strategic COAs. Pangaea intends to increase its COA business, in particular, COAs for cargo discharge in traditional loading areas, by leveraging its relationships with existing customers and attracting new customers. Pangaea believes that its dedication to solving its customers’ transportation problems, reputation and experience in carrying a wide range of cargoes and transiting less common routes and ports increases its likelihood of securing strategic COAs.

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•	Expand capacity and flexibility by increasing its owned fleet. Pangaea is continually looking to acquire additional high-quality vessels suited for its business strategy, the needs of its customers and the growth opportunities Pangaea has identified. Pangaea plans to increase its controlled fleet (the vessels that Pangaea owns or has an ownership interest in) from 13 (including the m/v Bulk Cajun, which is expected to be sold for its scrap value in the first quarter of 2015) to 17 by the end of 2016. Pangaea has shipbuilding contracts for the construction of five more ships, including three Ice-Class 1A Panamax newbuildings, for which Pangaea expects to take delivery of in the first quarter of 2015 and one it expects to take delivery of in 2016; and two Ice-Class 1C Ultramax newbuildings, for which Pangaea expects keel laying and delivery to occur in 2016. Pangaea believes that its experience as a reliable and serious counterparty in the purchase and sale market for second-hand vessels positions it as a candidate for acquisition of high quality vessels.

•	Expand operations in Southeast Asia and the Middle East. Pangaea intends to expand its operations and presence in Southeast Asia and the Middle East to better access customers in these high growth regions. Pangaea believes that expanding its network of offices will allow it to meet more regularly with existing and potential customers and increase its shipping days as a result. Pangaea opened an office in Singapore in 2013.

•	Increase backhaul focus and fleet efficiency. Pangaea intends to continue to focus on backhaul cargoes, including backhaul cargoes associated with COAs, to reduce ballast days and increase expected earnings for well-positioned vessels. In addition, Pangaea intends to continue to charter in vessels for periods of less than nine months to permit it to match its variable costs to demand. Pangaea believes that increased vessel utilization and positioning efficiency will enhance its profitability.

•	Maintain moderate balance sheet leverage. In the future, Pangaea expects to incur additional indebtedness to expand its fleet and operations. Pangaea expects to repay existing and future debt from time to time with cash flow from operations or from the net proceeds of asset sales and future security issuances. Pangaea intends to limit the amount of indebtedness that it has outstanding relative to its assets and cash flow and will seek to maintain indebtedness at levels lower than many publicly traded drybulk ship owning companies to reduce risks associated with high leverage.

Pangaea’s Customers

Pangaea provides its logistics services to a broad base of industrial customers who require the transportation of a wide variety of drybulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. Pangaea’s clients comprise producers, consumers and traders of commodities, including Bunge, RioTinto, and Glencore Xstrata. During the years ended December 31, 2014, 2013 and 2012, no single customer accounted for more than 10% of its revenues.

Management

Pangaea’s management team consists of senior executive officers and key employees with decades of experience in the commercial, technical, management and financial areas of the logistics and shipping industries. Its Co-Founder and Chief Executive Officer, Edward Coll, has over 35 years of experience in the drybulk shipping industry. Other members of its management team and key employees, Anthony Laura, Claus Boggild, Christian Bonfils, Mads Boye Petersen, Peter Koken, Robert Seward, Fotis Doussopoulos, and Gianni Del Signore, have an average of more than 25 years of experience in the shipping industry. Pangaea believes its management team is well respected in the drybulk sector of the shipping industry and, over the years, has developed strong commercial relationships with industrial customers and lenders. Pangaea believes that the experience, reputation and background of its management team will continue to be key factors in its success.

Operations and Assets

Pangaea is a service business and its customers select the Company where they believe it adds and creates value for them. To add value, Pangaea works with its customers to provide a range of logistics services beyond the traditional loading, carriage and discharge of cargoes. For example, Pangaea works with certain customers to review their contractual delivery terms and conditions, permitting those customers to reduce costs and risks while accelerating payments. As another example, one of its customers is heavily dependent upon a port that was insufficiently supported by port pilots for the approach to port. To permit a large expansion of its services for this client, Pangaea formed a separate pilots association to increase the number of available pilots and improve access to the port. As a result of efforts such as these, in some cases Pangaea is the de facto transportation department for certain clients.

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Its core offering is the safe, reliable, and timely loading, carriage, and discharge of cargoes for customers. This offering requires identifying customers, agreeing on the terms of service, selecting a vessel to undertake the voyage, working with port personnel to load and discharge cargo, and documenting the transfers of title upon loading or discharge of the cargo. As a result, Pangaea spends significant time and resources to identify and retain customers and source potential cargoes in its areas of operation. To further expand its customer base and potential cargoes, Pangaea has developed expertise in servicing ports and routes subject to severe ice conditions, including the Baltic Sea and the Northern Sea Route. Pangaea’s subsidiary, NBC, is an adviser to the European Commission on Arctic maritime issues.

To support its services, Pangaea operates a fleet of owned vessels which Pangaea technically manages with a dedicated in-house team based in Athens, Greece. As of December 31, 2014, these vessels are described in the table below:

Vessel Name	Type	DWT	Year Built	Yard	Rightship Stars	Type of Employment Charter
Newbuild 6*	Ultramax (Ice Class 1C)	59,000	2016	Oshima Shipbuilding	N/A	N/A
Newbuild 5*	Ultramax (Ice Class 1C)	59,000	2016	Oshima Shipbuilding	N/A	N/A
m/v Nordic Oasis	Panamax (Ice Class 1A)	74,000	2015	Oshima Shipbuilding	N/A	N/A
m/v Nordic Olympic	Panamax (Ice Class 1A)	74,000	2015	Oshima Shipbuilding	N/A	N/A
m/v Nordic Odin	Panamax (Ice Class 1A)	74,000	2015	Oshima Shipbuilding	N/A	N/A
m/v Nordic Oshima	Panamax (Ice Class 1A)	76,180	2014	Oshima Shipbuilding	N/A	NBC (1)
m/v Nordic Orion	Panamax (Ice Class 1A)	75,603	2011	Oshima Shipbuilding	5 star	NBC (1)
m/v Nordic Odyssey	Panamax (Ice Class 1A)	75,603	2010	Oshima Shipbuilding	5 star	NBC (1)
m/v Bulk Trident	Supramax	52,514	2006	Tsuneishi Heavy Industries (Cebu)	5 star	PBC (2)
m/v Bulk Newport	Supramax	52,587	2003	Shin Kurushima Toyohashi	5 star	PBC (2)
m/v Bulk Beothuk	Supramax	50,992	2002	Oshima Shipbuilding	4 star	PBC (2)
m/v Bulk Juliana	Supramax	52,510	2001	Shin Kurushima Toyohashi	5 star	PBC (2)
m/v Bulk Pangaea	Panamax	73,700	1999	Sumitomo Shipbuilding	4 star	PBC (2)
m/v Bulk Patriot	Panamax	70,165	1996	Sumitomo Shipbuilding	4 star	PBC (2)
m/v Nordic Bothnia	Handymax (Ice Class 1A)	43,706	1995	Daewoo	4 star	NBC (3)
m/v Nordic Barents	Handymax (Ice Class 1A)	43,702	1995	Daewoo	4 star	NBC (3)
m/v Bulk Discovery	Panamax	69,349	1989	Tsuneishi Shipbuilding	4 star	PBC (2)
m/v Bulk Cajun	Panamax	66,917	1984	Mitsubishi	5 star	PBC (2)

*	Name to be determined as these vessels are currently under construction and with the expected delivery date listed in the build year column.

1.	This vessel is time-chartered to Nordic Bulk Carriers A/S (“NBC”), a wholly-owned subsidiary of Nordic Bulk Holding ApS (“NBH”), a corporation that was duly organized in March 2009 under the laws of Denmark. The primary purpose of NBC is to manage and operate vessels. NBC specializes in ice trading, as well as the carriage of a wide range of commodities, including cement clinker, steel scrap, fertilizers, and grains. Pangaea has a 51% ownership interest in NBH at September 30, 2014.

2.	This vessel is operated by Pangaea's wholly-owned subsidiary, Phoenix Bulk Carriers (BVI) Ltd. (“PBC”).

3.	This vessel is operated by NBC. The time-charter, renews on a yearly basis at renegotiated terms, and expires no sooner than December 2019.

Pangaea believes that in-house technical management of certain vessels in its fleet affords high quality service on attractive terms because of the strong alignment of its technical managers and its commercial and operational objectives. In addition, in-house technical management permits Pangaea to review potential vessel acquisitions quickly and with a clear understanding of its trading requirements as well as high sensitivity to the costs of owning and operating the vessel over time. The Company has contracted for technical management of some of its Ice-Class fleet by a third party specializing in the management of such vessels. The manager brings with it the expertise in servicing ports and routes subject to severe ice conditions, including the Baltic Sea and the Northern Sea Route.

Pangaea owns its vessels through separate wholly-owned subsidiaries and through joint venture entities with other owners, which Pangaea consolidates as variable interest entities in its consolidated financial statements. Pangaea’s three Ice-Class 1A Panamax vessels, the m/v Nordic Orion, the m/v Nordic Odyssey and the m/v Nordic Oshima, are owned by Nordic Bulk Holding Company Ltd., (“NBHC”), a corporation that was duly organized under the laws of Bermuda. NBHC was established in October 2012, together with a third-party, for the purpose of owning vessels through wholly-owned subsidiaries. At September 30, 2014, Pangaea had a one-third ownership interest in NBHC, the remainder of which is owned by third-parties. These vessels are chartered to NBC at a fixed rate, plus 75% of the profit in excess of the fixed rate. NBHC has contracted for the construction of three additional Ice-Class 1A Panamax vessels from a Japanese shipyard. Pangaea expects to take delivery of these vessels in 2015 and 2016.

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Pangaea owns 50% of Nordic Bulk Ventures Holding Company Ltd., (“BVH”), a corporation that was duly organized under the laws of Bermuda. BVH was established in August 2013, together with a third-party, for the purpose of owning Bulk Nordic Five Ltd. (“Five”) and Bulk Nordic Six Ltd. (“Six”). Five and Six are corporations that were duly organized under the laws of Bermuda in November 2013 for the purpose of owning new ultramax newbuildings to be delivered in 2016. At September 30, 2014, Pangaea had a 50% ownership interest in BVH, the remainder of which is owned by a third-party.

The m/v Bulk Cajun is owned 90% by Pangaea and the remaining 10% is owned by certain employees of Seamar through Virginia Holding. This vessel is thirty years old, therefore, the Company intends to sell it for its scrap value as soon as a buyer is found.

In addition to its owned fleet, Pangaea operates chartered-in Panamax, Supramax, Handymax and Handysize drybulk carriers. On average, over the past three years, Pangaea has owned or employed a fleet of approximately 35 – 50 vessels at any one time. In 2011, Pangaea owned interests in 6 vessels and chartered in an additional 199 for one or more voyages. In 2012, Pangaea owned interests in 8 vessels and chartered in an additional 237 for one or more voyages. In 2013, Pangaea owned interests in 12 vessels and chartered in an additional 215 for one or more voyages. Pangaea currently owns interests in 13 vessels and chartered in an additional 205 during the year ended December 31, 2014. Pangaea generally charters in third-party vessels for periods of less than nine months. Chartered-in contracts are negotiated through brokers, who are paid commission on a percentage basis. Pangaea believes that shorter-term charters afford it flexibility to match its variable costs to its customers’ service requirements. Pangaea also believes that this combination of owned and chartered-in vessels helps it to more efficiently match its customer demand than Pangaea could with only owned vessels or an entirely chartered-in fleet. Pangaea does not charter-in any vessels under speculative arrangements.

Corporate Structure

Pangaea is a holding company incorporated under the laws of Bermuda as an exempted company on April 29, 2014 in connection with the Mergers. Bulk, which following the Mergers is wholly owned by Pangaea, is also a holding company that was incorporated under the laws of Bermuda as an exempted company on June 17, 2008, the subsidiaries of which provide seaborne drybulk transportation services. Pangaea owns its vessels through separate wholly-owned subsidiaries and through joint venture entities, which Pangaea consolidates as variable interest entities, incorporated in Bermuda and Denmark. Furthermore, certain of its wholly-owned subsidiaries that are organized in Bermuda, British Virgin Islands, Panama, and Delaware provide it with office space, vessel management services and administrative support.

Pangaea’s principal executive headquarters is located at 109 Long Wharf, Newport, Rhode Island 02840, and its phone number at that address is (401) 846-7790. Pangaea also has offices in Copenhagen, Denmark, Athens, Greece, Rio de Janeiro, Brazil and Singapore. Pangaea’s corporate website address is http://www.pangaeals.com. The information contained on or accessible from its corporate website is not part of this prospectus.

Pangaea’s consolidated subsidiaries are as follows:

Company Name	Country of Organization	Proportion of Ownership Interest
Phoenix Bulk Carriers (BVI) Limited (“PBC”)	British Virgin Islands	100	% (A)
Phoenix Bulk Management Bermuda Limited	Bermuda	100	% (B)
Americas Bulk Transport (BVI) Limited	British Virgin Islands	100	% (C)
Bulk Ocean Shipping (Bermuda) Ltd.	Bermuda	100	% (D)
Phoenix Bulk Carriers (US) LLC	Delaware	100	% (E)
Allseas Logistics Bermuda Ltd.	Bermuda	100	% (F)
Bulk Pangaea Limited (“Bulk Pangaea”)	Bermuda	100	% (G)
Bulk Discovery (Bermuda) Ltd. (“Bulk Discovery”)	Bermuda	100	% (G)
Bulk Cajun Bermuda Ltd. (“Bulk Cajun”)	Bermuda	90	% (G)
Bulk Patriot Ltd. (“Bulk Patriot”)	Bermuda	100	% (G)

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Company Name	Country of Organization	Proportion of Ownership Interest
Bulk Juliana Ltd. (“Bulk Juliana”)	Bermuda	100	% (G)
Bulk Trident Ltd. (“Bulk Trident”)	Bermuda	100	% (G)
Bulk Atlantic Ltd. (“Bulk Beothuk”)	Bermuda	100	% (G)
Bulk Phoenix Ltd. (“Bulk Newport”)	Bermuda	100	% (G)
Nordic Bulk Barents Ltd. (“Bulk Barents”)	Bermuda	100	% (G)
Nordic Bulk Bothnia Ltd. (“Bulk Bothnia”)	Bermuda	100	% (G)
Nordic Bulk Carriers A/S (“NBC”)	Denmark	51	% (H)
Nordic Bulk Holding ApS (“NBH”)	Denmark	51	% (H)
109 Long Wharf LLC (“Long Wharf”)	Delaware	100	% (I)
Bulk Nordic Odyssey Ltd. (“Odyssey”)	Bermuda	33	% (G)
Bulk Nordic Orion Ltd. (“Orion”)	Bermuda	33	% (G)
Bulk Nordic Oshima Ltd. (“Oshima”)	Bermuda	33	% (G)
Bulk Nordic Odin Ltd. (“Odin”)	Bermuda	33	% (G)
Bulk Nordic Olympic Ltd. (“Olympic”)	Bermuda	33	% (G)
Bulk Nordic Oasis Ltd. (“Oasis”)	Bermuda	33	% (G)
Nordic Bulk Holding Company Ltd. (“NBHC”)	Bermuda	33	% (J)
Bulk Nordic Five Ltd. (“Five”)	Bermuda	50	% (G)
Bulk Nordic Six Ltd. (“Six”)	Bermuda	50	% (G)
Nordic Bulk Ventures Holding Company Ltd. (“BVH”)	Bermuda	50	% (K)

(A)	The primary purpose of this corporation is to manage and operate ocean-going vessels.

(B)	The primary purpose of this entity is to perform certain administrative management functions that have been assigned by PBC.

(C)	The primary purpose of this corporation is to provide logistics services to customers by chartering, managing and operating ships.

(D)	The primary purpose of this corporation is to manage the fuel procurement of the chartered vessels.

(E)	The primary purpose of this corporation is to act as the U.S. administrative agent for Pangaea.

(F)	The primary purpose of this corporation is to act as the Treasury Agent for Pangaea.

(G)	The primary purpose of these entities is owning bulk carriers.

(H)	The primary purpose of NBC is to provide logistics services to customers by chartering, managing and operating ships. NBH is the holding company of NBC.

(I)	109 Long Wharf LLC is a limited liability company previously owned by the Pangaea securityholders that was duly organized under the laws of Delaware for the objective and purpose of holding real estate located in Newport, Rhode Island. Ownership of 109 Long Wharf LLC was transferred to Pangaea on October 1, 2014.

(J)	The primary purpose of this entity is owning bulk carriers through wholly-owned subsidiaries. Pangaea’s interest in Odyssey and Orion is through NBHC.

(K)	The primary purpose of this entity is owning bulk carriers through wholly-owned subsidiaries. Pangaea’s interest in Five and Six is through BVH.

Summary Risk Factors

An investment in our stock involves substantial risks and uncertainties. Some of the more significant challenges and risks include the cyclicality and volatility of the seaborne transportation industry, the historically high charter rates for vessels in the drybulk shipping sector, the possibility of an oversupply of drybulk carrier capacity in the coming years and potential losses that could result from defaults by our contract counterparties.

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You should carefully consider all of the information included in this prospectus, including matters set forth under the headings “Risk Factors” and “Forward-Looking Statements,” before deciding to invest in our common shares.

Corporate and Other Information

Pangaea is a holding company incorporated under the laws of Bermuda as an exempted company on April 29, 2014 in connection with the Mergers. Bulk Partners, which following the Mergers is wholly owned by Pangaea, is also a holding company that was incorporated under the laws of Bermuda as an exempted company on June 17, 2008, the subsidiaries of which provide seaborne drybulk transportation services. Pangaea owns its vessels through separate wholly-owned subsidiaries and through joint venture entities, which Pangaea consolidates as variable interest entities, incorporated in Bermuda and Denmark. Furthermore, certain of its wholly-owned subsidiaries that are organized in Bermuda, British Virgin Islands, Panama, and Delaware provide it with office space, vessel management services and administrative support.

Pangaea’s principal executive headquarters is located at 109 Long Wharf, Newport, Rhode Island 02840, and its phone number at that address is (401) 846-7790. Pangaea also has offices in Copenhagen, Denmark, Athens, Greece, Rio de Janeiro, Brazil and Singapore. Pangaea’s corporate website address is http://www.pangaeals.com. The information contained on or accessible from its corporate website is not part of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of the reduced disclosure requirements available to emerging growth companies under the JOBS Act about our executive compensation arrangements and the presentation of selected financial data for periods prior to the earliest audited period presented in this prospectus and an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common shares less attractive as a result of our elections, which may result in a less active trading market for our common shares and more volatility in our share price.

We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the consummation of the Mergers, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares which are held by non-affiliates exceeds $700 million as of the prior September 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Crewing and Employees

Each of its vessels is crewed with approximately 25 independently contracted officers and crew members and directly contracted officers on certain vessels. Its technical managers are responsible for locating, contracting and retaining qualified officers for its vessels. The crewing agencies handle each crew member’s training, travel and payroll, and ensure that all the crew members on its vessels have the qualifications and licenses required to comply with international regulations and shipping conventions. Pangaea typically crews its vessels with more crew members than are required by the country of the vessel’s flag in order to allow for the performance of routine maintenance duties.

As of December 31, 2014, Pangaea employed 62 shore-based personnel and have approximately 325 independently contracted seagoing personnel on its owned vessels. Of the 62 personnel, 21 are employed in the United States, 22 are employed in Athens, 14 are employed in Copenhagen, 5 are employed in Brazil and 3 are employed in Singapore.

Competition

Pangaea operates in markets that are highly competitive and based primarily on supply and demand for ocean transport of drybulk commodities. Pangaea competes for COAs on the basis of service, price, route history, size, age and condition of the vessel and for charters on the basis of service, price, vessel availability, size, age and condition of the vessel, as well as on its reputation as an owner and operator. Pangaea principally competes with owners and operators of Panamax, Supramax, Handymax and Handysize vessels.

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Seasonality

Demand for vessel capacity has historically exhibited seasonal variations and, as a result, fluctuations in charter rates. This seasonality may result in quarter-to-quarter volatility in its operating results. The drybulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities.

Permits and Authorizations

Pangaea is required by various governmental and quasi-governmental agencies to obtain certain permits and certificates with respect to its vessels. The kinds of permits and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of the vessel. Pangaea has been able to obtain all permits and certificates currently required to permit its vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit its ability to do business or increase the cost of doing business.

Environmental and Other Regulations

Government regulation significantly affects the ownership and operation of its vessels. Pangaea is subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which its vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of government and private entities subject Pangaea’s vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (such as the U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require it to obtain permits, certificates or approvals for the operation of its vessels. Failure to maintain necessary permits, certificates or approvals could require it to incur substantial costs or temporarily suspend the operation of one or more of its vessels.

Pangaea believes that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the drybulk shipping industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. Pangaea is required to maintain operating standards for all of its vessels that emphasize operational safety, quality maintenance, continuous training of its officers and crews and compliance with United States and international regulations. Pangaea believes that the operation of its vessels is in substantial compliance with applicable environmental laws and regulations and that its vessels have all material permits, certificates or other approvals necessary for the conduct of its operations as of the date of this prospectus. However, because such laws and regulations are frequently changed and may impose increasingly strict requirements, Pangaea cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of its vessels. In addition, a future serious marine incident, such as the 2010 Deepwater Horizon oil spill, that results in significant oil pollution or otherwise causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect Pangaea’s profitability.

The laws and regulations discussed below may not constitute a comprehensive list of all such laws and regulations that are applicable to the operation of its vessels.

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International Maritime Organization

The United Nations’ International Maritime Organization, or the IMO, has adopted the International Convention for the Prevention of Marine Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto (collectively referred to as MARPOL 73/78 and herein as “MARPOL”). MARPOL entered into force on October 2, 1983. It has been adopted by over 150 nations, including many of the jurisdictions in which its vessels operate. MARPOL sets forth pollution-prevention requirements applicable to drybulk carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; and Annexes IV and V relate to sewage and garbage management, respectively. Annex VI, separately adopted by the IMO in September of 1997, relates to air emissions.

Air Emissions

In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution. Effective May 2005, Annex VI sets limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of “ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship’s repair and maintenance. Emissions of “volatile organic compounds” from certain tankers, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls (PCBs)) are also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil (see below).

The IMO’s Marine Environment Protection Committee, or MEPC, adopted amendments to Annex VI on October 10, 2008, which amendments were entered into force on July 1, 2010. The Amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulphur contained in any fuel oil used onboard ships. As of January 1, 2012, the Amended Annex VI required that fuel oil contain no more than 3.50% sulfur (from the current cap of 4.50%). By January 1, 2020, sulfur content must not exceed 0.50%, subject to a feasibility review to be completed no later than 2018.

Sulfur content standards are even stricter within certain “Emission Control Areas”, or ECAs. On July 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of .1% (from 1.0%) Amended Annex VI established procedures for designating new ECAs. Currently, the Baltic Sea and the North Sea have been so designated. Effective August 1, 2012, certain coastal areas of North America were designated ECAs, and effective January 1, 2014, applicable areas of the United States Caribbean Sea adjacent to Puerto Rico and the U.S. Virgin Islands were designated ECAs. Ocean-going vessels in these areas are subject to stringent emissions controls which will cause the Company to incur additional costs. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where the Company operates, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of the Company’s operations.

As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. It makes the Energy Efficiency Design Index, or EEDI, for new ships mandatory and the Ship Energy Efficiency Management Plan, or SEEMP, apply to all ships.

Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The U.S. Environmental Protection Agency promulgated equivalent (and in some senses stricter) emissions standards in late 2009.

Safety Management System Requirements

The IMO also adopted the International Convention for the Safety of Life at Sea, or SOLAS, and the International Convention on Load Lines, or the LL Convention, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL Convention standards. May 2012 SOLAS amendments entered into force as of January 1, 2014. The Convention on Limitation of Liability for Maritime Claims, or LLMC, was recently amended and the amendments are expected to go into effect on June 8, 2015. The amendments alter the limits of liability for loss of life or personal injury claims and property claims against ship owners.

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The operation of Pangaea’s ships is also affected by the requirements set forth in Chapter IX of SOLAS, which sets forth the IMO’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or the ISM Code. The ISM Code requires ship owners and ship managers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. Pangaea relies upon the safety management system that Pangaea and its technical manager have developed for compliance with the ISM Code. The failure of a ship owner to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of the date of this filing, each of its vessels is ISM code-certified.

The ISM Code requires that vessel operators obtain a safety management certificate, or SMC, for each vessel they operate. This certificate evidences compliance by a vessel’s operators with the ISM Code requirements for a safety management system, or SMS. No vessel can obtain an SMC under the ISM Code unless its manager has been awarded a document of compliance, or DOC, issued in most instances by the vessel's flag state. Pangaea’s appointed ship managers have obtained documents of compliance for their offices and safety management certificates for all of its vessels for which the certificates are required by the IMO. The document of compliance, or the DOC, and safety management certificate, or the SMC, are renewed as required.

International Labor Organization

The International Labor Organization (ILO) is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006, or MLC 2006. A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 entered into force on August 20, 2013 at which time all of Pangaea’s vessels were in full compliance with its requirements.

Pollution Control and Liability Requirements

The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping tonnage. To date, there has not been sufficient adoption of this standard for it to take force. However, Panama may adopt this standard in the relatively near future, which would be sufficient for it to take force. Upon entry into force of the BWM Convention, mid-ocean ballast exchange would be mandatory for its vessels. The cost of compliance could increase for ocean carriers, and these costs may be material. Pangaea’s vessels would be required to be equipped with a ballast water treatment system that meets mandatory concentration limits not later than the first intermediate or renewal survey, whichever occurs first, after the anniversary date of delivery of the vessel in 2014, for vessels with ballast water capacity of 1500 – 5000 cubic meters, or after such date in 2016, for vessels with ballast water capacity of greater than 5000 cubic meters. If mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers. Although Pangaea does not believe the costs of compliance with mandatory mid-ocean ballast exchange would be material, it is difficult to predict the overall impact of such a requirement on its operations.

The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ships’ bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

In March 2006, the IMO amended Annex I to MARPOL, including a new regulation relating to oil fuel tank protection, which became effective August 1, 2007. The new regulation applies to various ships delivered on or after August 1, 2010. It includes requirements for the protected location of the fuel tanks, performance standards for accidental oil fuel outflow, a tank capacity limit and certain other maintenance, inspection and engineering standards.

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Noncompliance with the ISM Code or other IMO regulations may subject Pangaea to increased liability, lead to decreases in available insurance coverage for affected vessels or result in the denial of access to, or detention in, some ports. As of the date of this report, each of Pangaea’s vessels is ISM Code certified. However, there can be no assurance that such certificate will be maintained.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on Pangaea’s operations.

The U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act

OPA established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade with the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone around the United States. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Both OPA and CERCLA impact Pangaea’s operations.

Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

•	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

•	injury to, or economic losses resulting from, the destruction of real and personal property;

•	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

•	loss of subsistence use of natural resources that are injured, destroyed or lost;

•	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

•	net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability for non-tank vessels (e.g. drybulk) to the greater of $1,000 per gross ton or $854,400 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

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OPA and CERCLA both require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee.

The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA. Compliance with any new requirements of OPA may substantially impact Pangaea’s cost of operations or require it to incur additional expenses to comply with any new regulatory initiatives or statutes. Additional legislation or regulations applicable to the operation of its vessels that may be implemented in the future could adversely affect its business.

Pangaea currently maintains pollution liability coverage insurance in the amount of $1.0 billion per incident for each of Pangaea’s vessels. If the damages from a catastrophic spill were to exceed Pangaea’s insurance coverage it could have an adverse effect on its business and results of operation.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. Pangaea intends to comply with all applicable state regulations in the ports where its vessels call. Pangaea believes that it is in substantial compliance with all applicable existing state requirements. In addition, Pangaea intends to comply with all future applicable state regulations in the ports where its vessels call.

International Code for Ships Operating in Polar Waters

The IMO in November 2014 adopted the International Code for Ships Operating in Polar Waters (the “Polar Code”), and related amendments to the International Convention for the Safety of Life at Sea (“SOLAS”) to make it mandatory.

The expected date of entry into force of the SOLAS amendments is January 1, 2017, under the tacit acceptance procedure. It will apply to new ships constructed after that date. Ships constructed before January 1, 2017 will be required to meet the relevant requirements of the Polar Code by the first intermediate or renewal survey, whichever occurs first, after January 1, 2018.

The Polar Code will be mandatory under both SOLAS and MARPOL because it contains both safety and environment related provisions. In October 2014, IMO’s Marine Environment Protection Committee (“MEPC”) approved the necessary draft amendments to make the environmental provisions in the Polar Code mandatory under MARPOL. The MEPC is expected to adopt the Code and associated MARPOL amendments at its next session in May 2015, with an entry-into-force date to be aligned with the SOLAS amendments.

Other Environmental Initiatives

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. Furthermore, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The EPA regulates the discharge of ballast water and other substances in U.S. waters under the CWA. EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with a Vessel General Permit, or VGP, authorizing ballast water discharges and other discharges incidental to the operation of vessels. The VGP imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, recordkeeping and reporting requirements to ensure the effluent limits are met. On March 28, 2013, the EPA re-issued the VGP for another five years, which took effect December 19, 2013. The 2013 VGP contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in US waters, more stringent requirements for exhaust gas scrubbers and the use of environmentally acceptable lubricants.

U.S. Coast Guard regulations adopted under the U.S. National Invasive Species Act, or NISA, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters. As of June 21, 2012, the U.S. Coast Guard implemented revised regulations on ballast water management by establishing standards on the allowable concentration of living organisms in ballast water discharged from ships in U.S. waters. The revised ballast water standards are consistent with those adopted by the IMO in 2004. Compliance with the EPA and the U.S. Coast Guard regulations could require the installation of certain engineering equipment and water treatment systems to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, or may otherwise restrict its vessels from entering U.S. waters.

European Union Regulations

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges, individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member States were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger.

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The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and then extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply.

With effect from January 1, 2010, Directive 2005/33/EC of the European Parliament and of the Council of July 6, 2005, amending Directive 1999/32/EC came into force. The objective of the directive is to reduce emission of sulfur dioxide and particulate matter caused by the combustion of certain petroleum derived fuels.

The directive imposes limits on the sulfur content of such fuels as a condition of their use within a Member State territory. The maximum sulfur content for marine fuels used by inland waterway vessels and ships at berth in ports in EU countries after January 1, 2010, is 0.10% by mass. As of January 1, 2015, all vessels operating within Emissions Control Areas, or ECAs, worldwide must comply with 0.1% sulfur requirements. Currently, the only grade of fuel meeting 0.1% sulfur content requirement is low sulfur marine gas oil, or LSMGO. As of July 1, 2010, the reduction of applicable sulfur content limits in the North Sea, the Baltic Sea and the English Channel Sulfur Control Areas will be 0.1%. Pangaea does not expect that it will be required to modify any of its vessels to meet any of the foregoing low sulfur fuel requirements. On July 15, 2011, the European Commission also adopted a proposal for an amendment to Directive 1999/32/EC which would align requirements with those imposed by the revised MARPOL Annex VI which introduced stricter sulfur limits.

Greenhouse Gas Regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. However, in July 2011, MEPC adopted two new sets of mandatory requirements to address greenhouse gas emissions from ships that entered into force in January 2013. Currently operating ships will be required to develop Ship Energy Efficiency Management Plans, and minimum energy efficiency levels per capacity mile, outlined in the Energy Efficiency Design Index, will apply to new ships. These requirements could cause Pangaea to incur additional compliance costs. The IMO is also planning to implement market-based mechanisms to reduce greenhouse gas emissions from ships at an upcoming MEPC session. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels, and in January 2012 the European Commission launched a public consultation on possible measures to reduce greenhouse gas emissions from ships. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, such regulation of vessels is foreseeable, and the EPA has in recent years received petitions from the California Attorney General and various environmental groups seeking such regulation. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where Pangaea operates, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restricts emissions of greenhouse gases could require Pangaea to make significant financial expenditures which Pangaea cannot predict with certainty at this time.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the Maritime Transportation Security Act of 2002, or MTSA. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the U.S. Environmental Protection Agency, or the EPA.

Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter V became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Among the various requirements are:

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•	on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

•	the development of vessel security plans;

•	ship identification number to be permanently marked on a vessel’s hull;

•	a continuous synopsis record kept onboard showing a vessel’s history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•	compliance with flag state security certification requirements.

Ships operating without a valid certificate may be detained at port until they obtain an ISSC, or they may be expelled from port, or refused entry at port.

Furthermore, additional security measures could be required in the future which could have a significant financial impact on Pangaea. The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel's compliance with SOLAS security requirements and the ISPS Code.

Pangaea intends to implement the various security measures addressed by MTSA, SOLAS and the ISPS Code, and Pangaea intends that its fleet will comply with applicable security requirements. Pangaea has implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

Inspection by Classification Societies

Every oceangoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

•	Annual Surveys: For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, within three months before or after each anniversary date of the date of commencement of the class period indicated in the certificate.

•	Intermediate Surveys: Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys are to be carried out at or between the occasion of the second or third annual survey.

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•	Class Renewal Surveys: Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. Upon a shipowner’s request, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a recommendation which must be rectified by the ship owner within prescribed time limits. Pangaea expects to drydock 6 vessels in 2015 and and 3 vessels in 2016, at an aggregate anticipated cost of $4.6 million and $2.3 million, respectively, not including any unanticipated repairs made while the vessel is offhire. Pangaea estimates that drydocking a vessel is typically for a period of 2 to 15 days, depending on the size and condition of the vessel.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies. All of Pangaea’s vessels are certified as being “in class” either by Det Norske Veritas, Nippon Kaiji Kiokai or Bureau Veritas. All new and secondhand vessels that Pangaea purchases must be certified prior to their delivery under its standard purchase contracts and memorandum of agreement. For the secondhand vessels, the same is verified by a Class Maintenance Certificate issued within 72 hours prior to delivery. If the vessel is not certified on the date of closing, Pangaea has the option to cancel the agreement due to Seller’s default and not take delivery of the vessel.

Risk of Loss and Insurance

General

The operation of any drybulk vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills (e.g. fuel oil) and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the U.S. market.

While Pangaea maintains hull and machinery insurance, war risks insurance, protection and indemnity cover and freight, demurrage and defense cover for its operating fleet in amounts that Pangaea believes to be prudent to cover normal risks in its operations, Pangaea may not be able to achieve or maintain this level of coverage throughout a vessel’s useful life. Furthermore, while Pangaea believes that its current insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that Pangaea will always be able to obtain adequate insurance coverage at reasonable rates.

Hull & Machinery and War Risks Insurance

Pangaea maintains marine hull and machinery and war risks insurances, which cover the risk of actual or constructive total loss for all of its vessels. Its vessels are each covered up to at least their fair market value with a deductible of $100,000 per vessel per incident.

Protection and Indemnity Insurance

Protection and indemnity insurance is a form of mutual indemnity insurance and is provided by mutual protection and indemnity associations, or P&I Associations, which insure Pangaea’s third party liabilities in connection with its shipping activities. This includes third-party liability and other related expenses resulting from the injury, illness or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Subject to the “capping” discussed below, Pangaea’s coverage, except for pollution, is unlimited.

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Pangaea’s current protection and indemnity insurance coverage for pollution is $1.0 billion per vessel per incident. The 13 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. As a member of a P&I Association, which is a member of the International Group, Pangaea is subject to calls payable to the associations based on the group’s claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group.

Properties

Pangaea owns office space at 109 Long Wharf, Newport, Rhode Island 02840 and leases office space in Copenhagen, Athens, Rio de Janeiro and Singapore.

Legal Proceedings

Pangaea is not and has not been involved in any legal proceedings which may have, or have had, a significant effect on its business, financial position and results of operations or liquidity, nor is Pangaea aware of any proceedings that are pending or threatened which may have a significant effect on its business, financial position, results of operations, or liquidity. From time to time, Pangaea may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. Pangaea expects that these claims would be covered by insurance, subject to customary deductibles. Any such claims, even if lacking merit, could result in the expenditure of managerial resources and materially adversely affect its business, financial condition and results of operations.

Exchange Controls

The Bermuda Monetary Authority, or the BMA, must give permission for all issuances and transfers of securities of a Bermuda exempted company like Pangaea, unless the proposed transaction is exempted by the BMA’s written general permissions. Pangaea intends to apply for general permission from the BMA to issue any unissued common shares and for the free transferability of its common shares as long as its common shares are listed on an “appointed stock exchange.” Pangaea’s common shares are listed on the NASDAQ Global Select Market, which is an “appointed stock exchange.” A general permission issued by the BMA results in its common shares being freely transferable among persons who are residents and non-residents of Bermuda.

Although Pangaea is incorporated in Bermuda, Pangaea is classified as a non-resident of Bermuda for exchange control purposes by the BMA. Other than transferring Bermuda Dollars out of Bermuda, there are no restrictions on its ability to transfer funds into and out of Bermuda or to pay dividends in currency other than Bermuda Dollars to U.S. residents (or other non-residents of Bermuda) who are holders of its common shares.

In accordance with Bermuda law, share certificates may be issued only in the names of corporations, individuals or legal persons. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, Pangaea is not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.

Pangaea will take no notice of any trust applicable to any of its shares or other securities whether or not Pangaea had notice of such trust.

Tax Considerations

The following is a discussion of the material Bermuda and United States federal income tax considerations relevant to a U.S. Holder and a Non-U.S. Holder, each as defined below, with respect to the ownership of our common shares. This discussion does not purport to deal with the tax consequences of owning common shares to all categories of investors, some of which, such as financial institutions, regulated investment companies, real estate investment trusts, insurance companies, U.S. expatriates, persons holding our ordinary shares as part of a hedging, integrated, conversion or constructive sale treatment or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, pass-through entities and investors therein, dealers in securities, investors whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our common shares, may be subject to special rules. This discussion deals only with holders who acquire their common shares in connection with the mergers and hold the common shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of our common shares.

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Bermuda Tax Considerations

At the present time, in the opinion of Appleby there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, as amended, that in the event any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to it to any of its operations or to its shares, debentures, or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

Material United States Federal Income Tax Considerations

In the opinion of Willkie Farr & Gallagher LLP, our United States counsel, the following are the material United States federal income tax consequences to us of our activities and to United States Holders, as defined below, of our common shares following consummation of the business combination. The following discussion of United States federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. The discussion below is based, in part, on the description of Pangaea’s business as described above and assumes that it conducts its business as described in this section.

United States Federal Income Taxation of Pangaea

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

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•	we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

either

•	more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, which we refer to as the “50% Ownership Test,” or

•	our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

Bermuda, the jurisdiction where we and our ship-owning subsidiaries are incorporated, grants an “equivalent exemption” to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common shares are primarily traded on Nasdaq and satisfy the listing requirement thereof.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6th of the number of days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. If we failed to continue to satisfy the trading frequency and trading volume tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that our common shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the outstanding common shares are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our common shares, which we refer to as the “5 Percent Override Rule.”

For purposes of being able to determine the persons who own 5% or more of our stock, or “5% Stockholders,” the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the SEC to identify persons who have a 5% or more beneficial interest in our common shares. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

If our 5% Stockholders own more than 50% or more of our common shares, we would be subject to the 5% Override Rule unless we can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are qualified stockholders for purposes of Section 883 of the Code to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of each class of our stock for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Stockholders that are qualified stockholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified stockholders. These requirements are onerous and there is no assurance that we will be able to satisfy them.

Taxation In Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be “effectively connected” with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from United States sources, the maximum effective rate of United States federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

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To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its United States trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a United States trade or business only if:

•	We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•	substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a United States trade or business.

United States Taxation of Gain on Sale of Vessels

If we qualify for exemption from tax under Section 883 in respect of the shipping income derived from the international operation of our vessels, then we believe that it is likely that gain from the sale of any such vessel should likewise be exempt from tax under Section 883. If, however, our shipping income from such vessels does not for whatever reason qualify for exemption under Section 883 and assuming that any decision on a vessel sale is made from and attributable to an office that we maintain in the United States, as we believe might likely to be the case as we are currently structured, then we believe that it is likely that any gain derived from the sale of any such vessel will be treated as derived from United States sources and subject to United States federal income tax as “effectively connected” income (determined under rules different from those discussed above) under the above described net income tax regime.

United States Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of common shares that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common shares will generally be treated as “passive category income” or, in the case of certain types of U.S. Holders, “general category income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

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Dividends paid on our common shares to a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the NASDAQ Stock Market, on which our common shares will be listed); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); and (3) the U.S. Individual Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares becomes ex-dividend. So long as our stock is considered readily tradable on an established securities market in the United States, dividends received by U.S. Individual Holders should, subject to applicable limitations, qualify as “qualified dividend income” eligible for preferential rates. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.

Special rules may apply to any “extraordinary dividend” generally, a dividend in an amount which is equal to or in excess of ten percent of a stockholder's adjusted basis (or fair market value in certain circumstances) in common shares paid by us. If we pay an “extraordinary dividend” on our common shares that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States-source income or loss, as applicable, for United States foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special United States federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for United States federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on Pangaea’s current operations, income and assets, we do not believe that we are a passive foreign investment company with respect to the present or any prior taxable years. Although there is no legal authority directly on point, for purposes of determining whether we are a passive foreign investment company, we believe that the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income should not constitute passive assets for purposes of determining whether we are a passive foreign investment company. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

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As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common shares, as discussed below. A U.S. Holder of shares in a PFIC will be required to file an annual information return containing information regarding the PFIC as required by applicable Treasury Regulations.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for United States federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common shares. A U.S. Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing IRS Form 8621 with his United States federal income tax return. If we were aware that we were to be treated as a passive foreign investment company for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and, as we anticipate, our stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common shares;

•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

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These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares. If a Non-Electing Holder who is an individual dies while owning our common shares, such holder's successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of “Non-U.S. Holders”

A beneficial owner of our common shares that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

Dividends on Common Shares

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is  entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

•	the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common shares, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if a Non-U.S. Holder is a corporation, its earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

If you sell your common shares to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common shares through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common shares through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

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Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Pursuant to recently enacted legislation, individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain United States entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, our common shares, unless the common shares are held through an account maintained with a United States financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a United States entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of United States federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including United States entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

SELECTED FINANCIAL AND OPERATING DATA

The following tables set forth our selected consolidated statements of operations and comprehensive income and selected consolidated balance sheets data. The selected consolidated statements of operations and comprehensive income for the years ended December 31, 2013 and 2012 and the selected consolidated balance sheets data as of December 31, 2013 and 2012 have been derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The consolidated statements of operations and comprehensive income for the nine months ended September 30, 2014 and 2013, and the consolidated balance sheet data as of September 30, 2014 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. Our historical operating results are not necessarily indicative of future operating results, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period.

The following data should be read together with our consolidated financial statements and the related notes thereto, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere in this prospectus.

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	As of and for the nine months ended September 30,		As of and for the years ended December 31
	2014	2013	2013	2012
	(US dollars in thousands, except for per share amounts)
Income Statement Data:
Voyage revenue	$252,085	$246,642	336,160	$342,085
Charter revenue	43,112	34,329	56,311	44,972
Total revenue	295,197	280,971	392,471	387,058
Expenses:				-
Charter expense	136,625	86,098	196,036	200,867
Voyage expense	112,272	147,120	130,880	133,524
Vessel operating expenses	22,587	15,710	22,958	14,814
General and administrative	7,719	8,592	11,599	11,028
Depreciation and amortization	8,415	7,060	9,615	7,180
Loss on sale of vessels	(3,948)	-	-	-
Total expenses	283,670	264,581	371,088	367,414
Income from operations	11,527	16,390	21,383	19,644
Total other expense, net	(6,948)	(5,054)	(5,869)	(3,731)
Net income	4,579	11,336	15,514	15,913
Income attributable to noncontrolling interests	335	(820)	(62)	(2,059)
Net income attributable to Pangaea Logistics Solutions Ltd.	$4,914	$10,516	$15,452	$13,854

Balance Sheet Data:
Cash	$20,158	$23,810	$18,928	$19,696
Total assets	$335,626	$308,192	$330,373	$231,137
Total third-party debt (current and long-term)	$113,407	$105,447	$102,368	$84,876
Total preferred equity and shareholders' equity	$99,716	$114,776	$117,874	$73,112

Cash Flow Data:
Net cash provided by operating activities	$16,417	$18,933	$21,117	$15,877
Net cash used in investing activities	$(30,115)	$(75,681)	$(83,980)	$(101,405)
Net cash provided by financing activities	$14,928	$60,863	$62,095	$86,486
Adjusted EBITDA(1)	$19,942	$23,451	$30,998	$26,824

Shipping Days(2)
Voyage days	9,792	8,773	12,076	11,545
Time charter days	3,086	2,723	4,072	3,224
Total shipping days	12,878	11,496	16,148	14,769

TCE Rates ($/day)(3)	$12,313	$11,642	$12,163	$12,607

Adjusted EBITDA represents operating earnings before interest expense, income taxes, depreciation and amortization and other non-operating income and/or expense, if any. Adjusted EBITDA is included because it is used by management and certain investors to measure Bulk Partners’ operating performance. Adjusted EBITDA is also used by management in its determination of the fair value of its preferred and common stock and is also reviewed periodically as a measure of financial performance by Bulk Partners’ Board of Directors. Adjusted EBITDA is not an item recognized by the generally accepted accounting principles in the United States of America, or U.S. GAAP, and should not be considered as an alternative to net income, operating income, or any other indicator of a company's operating performance required by U.S. GAAP. Bulk Partners’ definition of Adjusted EBITDA used here may not be comparable to the definition of EBITDA used by other companies. A reconciliation of income from operations to Adjusted EBITDA is as follows:

Income from operations	$11,527	$16,390	$21,383	$19,644
Depreciation and amortization	8,415	7,060	9,615	7,180
Adjusted EBITDA	$19,942	$23,451	$30,998	$26,824

Shipping days. Pangaea defines shipping days as the aggregate number of days in a period during which its vessels are performing either a voyage charter (voyage days) or time charter (time charter days).

Time Charter Equivalent, or “TCE,” rates. Pangaea defines TCE rates as total revenues less voyage expenses divided by the length of the voyage, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As disclosed under the sections entitled “The Merger Proposal” and “The Merger Agreement” beginning at pages 60 and 84, respectively, of the final prospectus contained in the Registration Statement on Form S-4 and definitive proxy statement (the “Proxy Statement/Prospectus”) filed with the SEC on August 13, 2014 by Quartet Holdco Ltd., now known as Pangaea Logistics Solutions Ltd. (the “Company”), and Quartet Merger Corp. (“Quartet”), respectively, the Company entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of April 30, 2014, with Quartet, Quartet Merger Sub Ltd. (“Merger Sub”), Pangaea Logistics Solutions Ltd., now known as Bulk Partners (Bermuda), LTD. (“Bulk Partners”), and the security holders of Bulk Partners (“Signing Holders”), which contemplated (i) Merger Sub merging with and into Bulk Partners with Bulk Partners surviving as a wholly-owned subsidiary of the Company (the “Transaction Merger”) and (ii) Quartet merging with and into the Company, with the Company surviving as the publicly-traded entity (the “Redomestication Merger” together with the Transaction Merger, the “Mergers”).

The following unaudited pro forma condensed combined financial statements give effect to the mergers which were consummated on October 1, 2014 pursuant to the Merger Agreement (the “Closing”).

The mergers are accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction, since the Signing Holders own at least 50.1% of the outstanding common shares of the Company immediately following the completion of the mergers, the officers of Bulk Partners have assumed all corporate and day-to-day management of the Company, including the chief executive officer and the chief financial officer, and Bulk Partners has the sole right to appoint six of the eight directors to the board of the Company. Accordingly, Bulk Partners is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Bulk Partners. As a result, the assets and liabilities and the historical operations that are reflected in the Company’s financial statements are those of Bulk Partners and are recorded at the historical cost basis of Bulk Partners. Quartet’s assets, liabilities and results of operations are consolidated with the assets, liabilities and results of operations of Bulk Partners.

The following unaudited pro forma condensed combined balance sheet combines the unaudited consolidated historical balance sheet of Bulk Partners as of September 30, 2014 with the unaudited historical balance sheet of Quartet as of September 30, 2014, giving effect to the mergers as if they had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the nine months ended September 30, 2014 combines the unaudited historical consolidated statement of income of Bulk Partners for the nine months ended September 30, 2014 with the unaudited historical statement of operations of Quartet for the nine months ended September 30, 2014, giving effect to the mergers as if they had been consummated as of January 1, 2013.

The following unaudited pro forma condensed combined income statement for the year ended December 31, 2013 combines the audited historical consolidated statement of income of Bulk Partners for the year ended December 31, 2013 with the audited historical statement of operations of Quartet for the year ended December 31, 2013, giving effect to the mergers as if they had been consummated on January 1, 2013.

The historical financial information of Quartet was derived from the unaudited consolidated financial statements of Quartet for the nine months ended September 30, 2014 and audited consolidated financial statements of Quartet for the year ended December 31, 2013. The historical financial information of Bulk Partners was derived from the unaudited consolidated financial statements of Bulk Partners for the nine months ended September 30, 2014 and audited consolidated financial statements of Bulk Partners for the year ended December 31, 2013.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of Quartet which are included in this Registration Statement and the historical consolidated financial statements and accompanying notes of Bulk Partners, which are included in this Registration Statement.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the mergers, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the mergers. Material nonrecurring charges which resulted directly from the transaction are not included in the pro forma condensed combined income statements.

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The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Bulk Partners and Quartet have not had any historical relationship prior to the mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

In the transaction merger, holders of 8,840,014 shares of Quartet common stock sold in its initial public offering (“public shares”) exercised their rights to convert those shares to cash at a conversion price of approximately $10.20 per share, or an aggregate of approximately $90,139,132. As a result of the number of public shares converted into cash, the Quartet initial stockholders forfeited 1,739,062 shares (the “Forfeited Shares”) of Quartet common stock immediately prior to the Closing.

Upon the Closing, the former security holders of Quartet were issued an aggregate of 3,130,861 common shares of the Company, including 1,026,812 common shares of the Company issued in exchange for Quartet’s then outstanding rights.

Per the terms of the convertible redeemable preferred stock of Bulk Partners, upon the Closing, 105,670 convertible redeemable preferred shares were converted into 115,352 common shares of Bulk Partners. The Signing Holders received 29,411,765 shares of the Company in exchange for their Bulk Partners securities and an additional 1,739,062 Forfeited Shares, or 31,150,827 shares in aggregate.

Further, in connection with the mergers, Quartet entered into agreements with certain third parties pursuant to which such parties agreed to accept payment for certain amounts owed to them in shares of the Company, resulting in the issuance of an aggregate of 291,953 common shares. Additionally, 420,000 unit purchase options of Quartet were converted into 123,356 common shares of the Company. These shares of 415,309 in total, are denoted as “Advisors to the Mergers” shares below.

As a result of the mergers, as of the date of this filing, there are 34,696,997 common shares of the Company outstanding where the Signing Holders own approximately 89.8% of the Company shares, the Quartet stockholders own approximately 9.0% of the Company shares, and the Advisors to the Mergers own approximately 1.2% of the Company shares.

Additionally, the Merger Agreement provides for the Signing Holders to receive up to 7,352,941 net income shares, contingent upon Bulk Partners attaining specified net income targets in the fiscal years ending December 31, 2014, 2015, and 2016. The following table sets forth the targets and the contingent shares issuable to the Signing Holders:

	Contingent Payment Schedule
	Net Income Target	Contingent Shares
Fiscal year ending December 31, 2014	$27,300,000	3,431,373
Fiscal year ending December 31, 2015	$34,000,000	1,960,784
Fiscal year ending December 31, 2016	$41,000,000	1,960,784
Total	$102,300,000	7,352,941

Irrespective of whether Bulk Partners meets any of the net income targets set forth above in the applicable fiscal year, in the event that Bulk Partners has cumulative net income of $102,300,000 or more for any of the one, two, or three-year periods beginning on January 1, 2014, the Company shall issue to the Signing Holders in aggregate 7,352,941 shares

For purposes of these contingent net income shares, net income is defined in the Merger Agreement to mean net income of Bulk Partners as determined in accordance with U.S. GAAP, including any net income attributable to acquisitions of vessels and any interests of Seamar Management S.A., Nordic Bulk Holding ApS or Nordic Bulk Holding Company Ltd., or any subsidiaries thereof by Bulk Partners or any of its subsidiaries following the closing date, and excluding any non-recurring or extraordinary expenses of Bulk Partners or any of its subsidiaries, such as any expenses incurred in connection with the mergers, or Quartet expenses incurred prior to the closing that are included in the Company’s 2014 income statement.

55

Pangaea Logistics Solutions Ltd.

(previously known as Quartet Holdco Ltd. and formerly Quartet Merger Corp.)

Pro Forma Condensed Combined Balance Sheet

As of September 30, 2014

(Unaudited)

(In thousands)	Quartet Merger Corp. Historical, Unaudited	Bulk Partners (Bermuda) LTD. Historical, Unaudited	Adjustments for Mergers		Proforma Unaudited, Combined
Assets
Current Assets
Cash and cash equivalents	$8	$20,158	$8,361	(a)	$23,793
			(4,238	)(b)
			(496	)(a)
Restricted cash		500			500
Accounts receivable		30,463			30,463
Other receivables		288			288
Bunker inventory		21,050			21,050
Advance hire, prepaid expenses and other current assets	33	10,916	2	(a)	10,605
			(347	)(b)
Total current assets	41	83,374			86,698
Fixed assets, net		225,179			225,179
Investment in newbuildings in-process		25,577			25,577
Cash and cash equivalents held in trust	98,500		(98,500	)(a)	—
Other noncurrent assets	2	1,495	(2	)(a)	1,495
Total assets	$98,544	$335,626			$338,949
Liabilities, convertible redeemable preferred stock and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	496	40,623	(496	)(a)	40,623
Related party debt		46,372			46,372
Deferred revenue		5,863			5,863
Current portion long-term debt		18,687			18,687
Line of credit		3,000			3,000
Dividend payable		29,381	(16,556	)(c)	12,825
Other current liabilities		264	100	(b)	364
Total current liabilities	496	144,190			127,733
Secured long-term debt		91,720			91,720

See notes to pro forma condensed combined financial statements

56

(In thousands)	Quartet Merger Corp. Historical, Unaudited	Bulk Partners (Bermuda) LTD. Historical, Unaudited	Adjustments for Mergers		Proforma Unaudited, Combined
Common Stock, subject to possible conversion	93,492		(93,492	)(a)	—
Convertible redeemable preferred stock, net of issuance costs	—	103,236	(103,236	)(c)	—
Stockholders' equity:
Common stock	0	87	0	(a)	3
			115	(c)
			(87	)(d)
			(115	)(d)
			3	(d)
Additional paid-in capital	5,608	—	3,353	(a)	123,100
			(4,685	)(b)
			119,677	(c)
			200	(d)
			(1,053	)(e)
Accumulated deficit	(1,053)	(7,324)	1,053	(e)	(7,324)
Total Pangaea Logistics Solutions Ltd. equity	4,556	(7,237)			115,779
Non-controlling interest	—	3,716			3,716
Total stockholders' equity	4,556	(3,520)			119,496
Total liabilities, convertible redeemable preferred stock and stockholders' equity	$98,544	$335,626			$338,949

See notes to pro forma condensed combined financial statements

Note: Figures may not foot due to rounding.

(a)	Cash and cash equivalents amount of approximately $8.4 million was determined by reducing the cash and cash equivalents held in trust of $98.5 million by the cash conversion payment of approximately $90.1 million (8,840,014 of the Quartet public shares electing cash conversion at approximately $10.20 per share), and the payment of Quartet’s historical accrued liabilities balance of approximately $496,000. In addition, long-term prepaid expenses of approximately $2,000 are reclassified to current assets.

(b)	The effects of an estimated $4.7 million of incremental transaction costs associated with the merger.

(c)	The conversion of Bulk Partners' preferred stock of approximately $103.2 million and accumulated unpaid accrued preferred dividends of approximately $16.6 million into 115,352 shares of Bulk Partners’ common stock.

(d)	Reclassification of Bulk Partners’ common stock and issuance of the Company’s ordinary shares at par value of $0.0001.

(e)	Reclassification of Quartet's accumulated deficit to additional paid-in capital.

57

Pangaea Logistics Solutions Ltd.

(previously known as Quartet Holdco Ltd. and formerly Quartet Merger Corp.)

Pro Forma Condensed Combined Income Statement

For the Nine Months Ended September 30, 2014

(Unaudited)

(In thousands, except share and per share information)	Quartet Merger Corp. Historical, Unaudited	Bulk Partners (Bermuda) LTD. Historical, Unaudited	Adjustments for Mergers	Proforma Unaudited, Combined
Revenues:
Voyage revenue	$—	$252,085		$252,085
Charter revenue		43,112		43,112
	—	295,197	—	295,197
Expenses:
Voyage expense		136,625		136,625
Charter expense		112,272		112,272
Vessel operating expenses		22,587		22,587
General and administrative	1,026	7,719		8,745
Depreciation and amortization		8,415		8,415
Gain on sale of vessel		(3,948)		(3,948)
Total expenses	1,026	283,670	—	284,697
Income from operations	(1,026)	11,527	—	10,501
Other income (expense)
Interest expense		(4,339)		(4,339)
Interest expense related party debt		(171)		(171)
Imputed interest on related party long-term debt		(323)		(323)
Unrealized loss on derivative instruments		(2,123)		(2,123)
Other income	39	8		47
Total other income (expense), net	39	(6,948)	—	(6,909)
Net (loss) income	(987)	4,579	—	3,592
Loss attributable to non-controlling interests	—	335		335
Net income attributable to Pangaea Logistics Solutions Ltd.	$(987)	$4,914	—	$3,926
Weighted average shares outstanding — basic and diluted	3,513,522			34,696,997
(Loss) or pro forma earnings per share — basic and diluted, for the nine months ended September 30, 2014	$(0.28)			$0.11
Shares outstanding as of September 30, 2014	3,513,522			34,696,997
Book value per share or pro forma book value per share as of September 30, 2014	$1.30			$3.34

See notes to pro forma condensed combined financial statements

58

Pangaea Logistics Solutions Ltd.

(previously known as Quartet Holdco Ltd. and formerly Quartet Merger Corp.)

Pro Forma Condensed Combined Income Statement

For the Year Ended December 31, 2013

(Unaudited)

(In thousands, except share and per share information)	Quartet Merger Corp. Historical	Bulk Partners (Bermuda) LTD. Historical	Adjustments for Mergers	Proforma Unaudited, Combined
Revenues:
Voyage revenue	$—	$336,160		$336,160
Charter revenue		56,311		56,311
Total revenues	—	392,471	—	392,471
Expenses:
Voyage expense		196,036		196,036
Charter expense		130,880		130,879
Vessel operating expenses		22,958		22,958
General and administrative	77	11,599		11,676
Depreciation and amortization		9,615		9,615
Total expenses	77	371,087	—	371,164
(Loss) income from operations	(77)	21,384	—	21,307
Other income (expense):
Interest expense		(5,487)		(5,487)
Interest expense related party debt		(411)		(411)
Imputed interest on related party long-term debt		(1,117)		(1,117)
Unrealized gain on derivative instruments		1,101		1,101
Other income	11	35		46
Income from unconsolidated entity		10		10
Total other income (expense), net	11	(5,869)	—	(5,858)
Net (loss) income	(66)	15,515	—	15,449
Income attributable to non-controlling interests	—	(62)		(62)
Net income attributable to Pangaea Logistics Solutions Ltd.	$(66)	$15,452	—	$15,387
Weighted average shares outstanding – basic and diluted	2,671,441			34,696,997
(Loss) or pro forma earnings per share – basic and diluted, for the year ended December 31, 2013	$(0.02)			$0.44
Shares outstanding as of December 31, 2013	2,671,441			34,696,997
Book value per share or pro forma book value per share as of December 31, 2013	$2.07			$3.41

See notes to pro forma condensed combined financial statements

(i)	Weighted average common shares outstanding, basic is adjusted to reflect the following:

i.	2,415,000 shares owned by Quartet management, and 1,739,062 Forfeited Shares, or 675,938 shares total;

ii.	608,125 shares owned by Quartet insiders;

iii.	1,026,813 shares from the rights exercise;

iv.	29,411,765 shares issued to the Signing Holders, on a fully-diluted basis, and 1,739,062 Forfeited Shares, or 31,150,827 shares total;

v.	291,953 shares issued to Advisors to the Mergers, and 123,356 shares from the conversion of the 420,000 unit purchase options, or 415,309 total;

vi.	9,660,000 shares which have been issued to the public, and 8,840,014 shares elected for cash conversion, or 819,986 shares total.

(j)	There are no dilutive shares, and thus, the weighted average common shares outstanding, diluted is equal to the weighted average common shares outstanding, basic.

59

The following table presents information used in the unaudited pro forma condensed combined financial information and the notes thereto, and other supplementary unaudited pro forma condensed combined financial information:

(In thousands, except share and per share information)	Proforma Unaudited, Combined
Quartet public shares electing cash conversion	8,840,014
Quartet public shares not converted	819,986
Forfeited Shares	1,739,062
Cash and cash equivalents adjustment (proceeds from shares not converted to cash, at approximately $10.20 per share, and any cash consideration)	$8,361
Purchase price consideration to Signing Holders at approximately $10.20 per share and any cash consideration	$317,636
Shares outstanding	34,696,997
Shares owned by Signing Holders	89.8%
Weighted average share calculation, basic and diluted
Shares owned by Signing Holders	31,150,827
Quartet management shares	675,938
Quartet insider shares	608,125
Shares from rights exercise	1,026,812
Shares owned by Quartet public shareholders	819,986
Advisors to the Mergers shares	415,309
Weighted average shares, basic and diluted	34,696,997
Pro forma book value per share calculation
Total Pangaea Logistics Solutions Ltd. equity	$115,779
Weighted average shares, basic and diluted	34,696,997
Book value per share or pro forma book value per share as of September 30, 2014	$3.34

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS1

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the 2013 annual consolidated financial statements and notes thereto included in the Company’s Form S-4/A, filed with the SEC on August 12, 2014, the Form 8-K filed with the SEC on October 8, 2014 and the Form 8-K/A filed with the SEC on November 17, 2014. The following discussion contains forward-looking statements that reflect Bulk Partners’ future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Bulk Partners’ control. Bulk Partners’ actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Forward-Looking Statements” contained in the Company’s Form S-4/A, filed with the SEC on August 12, 2014, the Form 8-K filed with the SEC on October 8, 2014 and the Form 8-K/A filed with the SEC on November 17, 2014. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Bulk Partners is an established, growth-oriented global logistics company providing seaborne drybulk transportation services. Bulk Partners was incorporated in Bermuda on June 17, 2008, and is headquartered in Newport, Rhode Island. Bulk Partners also maintains offices in Copenhagen, Denmark, Athens, Greece, Rio de Janeiro, Brazil and Singapore.

Bulk Partners utilizes its logistics expertise to service a broad base of industrial customers who require the transportation of a wide variety of drybulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. In particular, Bulk Partners has historically focused on backhaul routes. Bulk Partners derives substantially all of its revenue from contracts of affreightment, also known as COAs, voyage charters, and time charters, with the majority of Bulk Partners’ revenues derived from COAs and voyage charters due to Bulk Partners’ focus on carrying cargo for its customers. Backhaul routes allow Bulk Partners to reduce ballast days and, instead, earn revenues at times and on routes that are typically travelled without paying cargo. Bulk Partners’ predecessor company first concentrated on the backhaul carriage of pig iron, complemented by the fronthaul carriage of grains, and Bulk Partners remains the largest transporter of pig iron in the world.

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Bulk Partners uses a mix of owned and chartered-in vessels to transport more than 19.5 million dwt of cargo to more than 190 ports around the world, averaging over 44 vessels in service during 2013. The majority of its fleet is chartered-in on short-term charters of less than nine months. Bulk Partners believes that these shorter-term charters afford it more flexibility to match its variable costs to its customers’ service requirements, allowing Bulk Partners to respond to changes in market demand and limiting its exposure to changes in prevailing charter rates. In addition to Bulk Partners’ chartered-in fleet, Bulk Partners has interests in 13 vessels and has orders for the construction of five additional vessels; all at prices that Bulk Partners believes will permit it to operate profitably through a range of cargo rate environments. These vessels are and will be used to serve Bulk Partners’ customers’ cargo transportation needs. Bulk Partners has plans to scrap its oldest vessel, the m/v Cajun, early in 2015 during which time it also expects delivery of two of the Ice-Class 1A Panamax newbuildings. The six Ice-Class 1A Panamax vessels owned and on order are currently the only drybulk vessels of their size rated to operate on the Northern Sea Route and the severe ice conditions of the Baltics in winter. Bulk Partners believes that a combination of owned and chartered-in vessels help it to more efficiently match its customer demand than it could with an entirely owned fleet or an entirely chartered-in fleet.

Some of the Company’s Ice-Class 1A vessels are technically managed by a third-party manager with extensive expertise managing these vessel types and ice pilotage. The technical management of the remainder of the Company’s owned fleet is performed in-house. The Company believes its in-house management provides exceptional service and pricing for these vessel types, reduces time out of service, and best enhances the service value of this fleet. The technical management for the Company’s chartered-in vessels is performed by each respective ship owner.

Active risk management is an important part of Bulk Partners’ business model. Bulk Partners believes its active risk management allows it to reduce the sensitivity of its revenues to market fluctuations and helps it to secure its long-term profitability. Bulk Partners manages its market risk primarily through chartering in vessels for periods of less than 9 months. Bulk Partners further manages its market exposure through a portfolio approach based upon owned vessels, chartered-in vessels, COAs, voyage charters, and time charters. Bulk Partners tries to identify routes and ports for efficient bunkering to minimize its fuel expense. Bulk Partners also seeks to hedge a portion of its exposure to changes in the price of marine fuels, or bunkers. Bulk Partners has also entered into interest rate swap agreements to fix a portion of its interest rate exposure.

Critical Accounting Policies

The discussion and analysis of Bulk Partners’ financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires Bulk Partners to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues, expenses and related disclosure of contingent assets and liabilities at the date of its financial statements. Actual results may differ from these estimates under different assumptions and conditions. Significant estimates include the establishment of the allowance for doubtful accounts, the fair value of convertible redeemable preferred stock and the estimate of salvage value used in determining vessel depreciation expense.

Critical accounting policies are those that reflect significant judgments or uncertainties and potentially result in materially different results under different assumptions and conditions. The critical accounting policies are revenue recognition, deferred revenue, allowance for doubtful accounts, vessels and depreciation, long-lived assets impairment considerations, and the fair value of convertible redeemable preferred stock transactions.

Revenue Recognition. Voyage revenues represent revenues earned by Bulk Partners, principally from voyage charters. A voyage charter involves the carriage of a specific amount and type of cargo on a load port to discharge port basis, subject to various cargo handling terms. Under a voyage charter, the revenues are earned and recognized ratably over the duration of the voyage. Estimated losses under a voyage charter are provided for in full at the time such losses become probable. Demurrage, which is included in voyage revenues, represents payments by the charterer to the vessel owner when loading and discharging time exceed the stipulated time in the voyage charter. Demurrage is measured in accordance with the provisions of the respective charter agreements and the circumstances under which demurrage revenues arise, and is also earned and recognized ratably over the duration of the voyage to which it pertains. Voyage revenue recognized is presented net of address commissions. Charter revenues relate to a time charter arrangement under which Bulk Partners is paid charter hire on a per day basis for a specified period of time. Revenues from time charters are earned and recognized on a straightline basis over the term of the charter, as the vessel operates under the charter.

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Deferred Revenue. Billings for services for which revenue is not recognized in the current period are recorded as deferred revenue. All deferred revenue recognized in the accompanying consolidated balance sheets is expected to be realized within 12 months of the balance sheet date.

Allowance for Doubtful Accounts. Bulk Partners provides a specific reserve for significant outstanding accounts that are considered potentially uncollectible in whole or in part. In addition, Bulk Partners establishes a reserve equal to approximately 25% of accounts receivable balances that are 30 − 180 days past due and approximately 50% of accounts receivable balances that are 180 or more days past due, and which are not otherwise reserved. The reserve estimates are adjusted as additional information becomes available, or as payments are made.

Vessels and Depreciation. Vessels are stated at cost, which includes contract price and acquisition costs. Significant betterments to vessels are capitalized; maintenance and repairs that do not improve or extend the lives of the vessels are expensed as incurred. Depreciation is provided using the straight-line method over the remaining estimated useful lives of the vessels based on cost less salvage value. Each vessel’s salvage value is equal to the product of its lightweight tonnage and an estimated scrap rate of $375 per ton which was determined by reference to quoted rates and is reviewed annually. Bulk Partners estimates the useful life of its vessels to be 25 years to 30 years from the date of initial delivery from the shipyard. The remaining estimated useful lives of the current fleet are 1 − 29 years. Bulk Partners does not incur depreciation expense when vessels are taken out of service for drydocking or when they are held for sale or scrap.

Drydocking Expenses and Amortization. Significant upgrades made to the vessels during drydocking are capitalized when incurred and amortized on a straight-line basis over the five year period until the next drydocking. Costs capitalized as part of the drydocking include direct costs incurred to meet regulatory requirements that add economic life to the vessel, that increase the vessel’s earnings capacity or which improve the vessel’s efficiency. Direct costs include the shipyard costs, parts, inspection fees, steel, blasting and painting. Expenditures for normal maintenance and repairs, whether incurred as part of the drydocking or not, are expensed as incurred. Unamortized drydocking costs of vessels that are sold are written off and included in the calculation of the resulting gain or loss on sale.

Long-lived Assets Impairment Considerations. The carrying values of Bulk Partners’ vessels may not represent their fair market value or the amount that could be obtained by selling the vessel at any point in time since the market prices of second-hand vessels tend to fluctuate with changes in charter rates and the pricing of new vessels. Historically, both charter rates and vessel values tend to be cyclical. The carrying value of each group of vessels (allocated by size and major characteristic or trade), which are classified as held and used by Bulk Partners, are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying value of a particular group may not be fully recoverable. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the group and its eventual disposition is less than its carrying value. This assessment is made at the group level, which represents the lowest level for which identifiable cash flows are largely independent of other groups of assets. The asset groups established by Bulk Partners are defined by vessel size and major characteristic or trade.

The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis include Bulk Partners’ estimate of future TCE rates based on current rates under existing charters and contracts or an index TCE rate applicable to the size of the ship. When existing contracts expire, Bulk Partners uses the latest index rate available and extends these rates out to the end of the vessel’s useful life. As previously noted, TCE rates decreased approximately 27% from 2011 through the third quarter of 2013, at which time TCE rates began to increase. This trend continued into the first quarter of 2014, during which time rates were approximately 16% higher than the first quarter of 2013. Rates fell again in the second and third quarters of 2014 and made only modest gains through the end of the year. This volatility in TCE rates may affect the fair value of Bulk Partners’ vessels and may have a significant impact on Bulk Partners’ ability to recover the carrying amount of its fleet. Accordingly, the volatility is contemplated in the undiscounted projected net operating cash flow analysis by using a sensitivity analysis based on percent changes in the TCE rates. Bulk Partners prepares a series of scenarios in an attempt to capture the range of possible trends and outcomes. For example, in the event that TCE rates over the estimated useful lives of the entire fleet are 10% lower than expected, the impact on the total undiscounted projected net operating cash flow would be a decrease of 24%. Projected net operating cash flows are net of brokerage and address commissions and assume no revenue on scheduled offhire days. Bulk Partners uses the current vessel operating expense budget, estimated costs of drydocking and historical general and administrative expenses as the basis for its expected outflows, and applies an inflation factor it considers appropriate. The net of these inflows and outflows, plus an estimated salvage value, constitutes the projected undiscounted future cash flows. If these projected cash flows do not exceed the carrying value of the asset group, an impairment charge would be recognized.

62

At September 30, 2014, Bulk Partners identified a potential impairment indicator by reference to estimated market values of certain vessels in its fleet. As a result, Bulk Partners evaluated each vessel group for impairment by estimating the total undiscounted cash flows expected to result from the use of the group and its eventual disposal. At September 30, 2014, the estimated undiscounted future cash flows exceeded the carrying value of the groups in the consolidated balance sheets and therefore, Bulk Partners did not recognize a charge to impairment.

New Accounting Pronouncements

In April 2014, the FASB issued an update Accounting Standards Update for Reporting Discontinued Operations and Disclosures of Disposals and Components of an Entity, Presentation of Financial Statements, and Property Plant and Equipment. Under this new guidance, only disposals that represent a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, the new guidance expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. The new standard is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. Bulk Partners does not expect a material impact on its consolidated financial statements as a result of the adoption of this standard.

In May 2014, the FASB issued an update Accounting Standards Update for Revenue from Contracts with Customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2016. Bulk Partners is evaluating the impact of the adoption of this guidance to determine whether or not it has a material impact on its consolidated financial statements.

The table set forth below indicates the purchase price of Bulk Partners’ vessels and the carrying value of each vessel as of September 30, 2014.

(In thousands of U.S. dollars)

Vessel Name	Date Acquired	Size	Purchase Price	Carrying Value
m/v Nordic Orion	April 2012	PMX-1A	$32,362.6	$29,916.5
m/v Nordic Odyssey	April 2012	PMX-1A	32,690.7	29,425.9
m/v Bulk Trident	September 2012	SMX	17,010.3	16,569.3
m/v Bulk Newport	September 2013	SMX	15,546.0	14,871.4
m/v Bulk Beothuk	February 2013	SMX	14,196.9	13,280.8
m/v Bulk Juliana	April 2012	SMX	14,750.0	14,005.3
m/v Bulk Pangaea(1)	December 2009	PMX	26,500.0	21,207.8

m/v Bulk Patriot(1)	October 2011	PMX	15,350.0	14,802.5
m/v Nordic Bothnia	January 2014	HMX-1A	7,640.0	7,406.1
m/v Nordic Barents	March 2014	HMX-1A	7,640.0	7,863.0
m/v Bulk Discovery(1)	March 2011	PMX	15,200.0	11,870.6
m/v Bulk Cajun(1)	June 2011	PMX	6,960.0	6,053.5
m/v Nordic Oshima	September 2014	PMX-1A	33,709.1	33,709.1
Total			$239,555.6	$220,982.0

(1) At September 30, 2014, the aggregate carrying value of m/v Bulk Cajun, m/v Bulk Discovery, m/v Bulk Pangaea and the m/v Bulk Patriot is approximately $53.9 million, which is higher than the aggregated estimated market value of $29.1 million. As such, Bulk Partners has reviewed each vessel group in the fleet and determined that the undiscounted sum of cash flows that will result from the use and disposal of each of its vessel groups exceed the carrying value of the vessel groups. Therefore, no charge to impairment is required.

The table set forth below indicates the total cost of Bulk Partners’ newbuildings on order and the carrying value of each vessel as of September 30, 2014. As of September30, 2014, Bulk Partners had deposits of $25.6 million for the purchase of these newbuildings.

63

(In thousands of U.S. dollars)

Vessel Name	Date Acquired	Size	Purchase Price	Carrying Value
m/v Nordic Odin	Q1 2015	PMX-1A	32,625.0	N/A
m/v Nordic Olympic	Q1 2015	PMX-1A	32,600.0	N/A
m/v Nordic Oasis	Q1 2016	PMX-1A	32,600.0	N/A
Newbuild 5*	Q4 2016	UMX-1C	28,950.0	N/A
Newbuild 6*	Q4 2016	UMX-1C	28,950.0	N/A
Total			$155,725.0	N/A

* The name of the vessel will be determined at the delivery date.

Convertible Redeemable Preferred Stock. Bulk Partners classifies its convertible redeemable preferred stock as a separate item from permanent equity because it is redeemable outside of Bulk Partners’ control (at the option of the preferred stockholders). Bulk Partners recorded such convertible redeemable preferred stock at fair value upon issuance, net of any issuance costs. The value of the convertible redeemable preferred stock was determined based on a lattice model, which includes the use of various assumptions, such as cash flow projections, the equity value of peer group companies and volatility rates. Any beneficial conversion features are recognized as convertible redeemable preferred stock discounts and the discount is accreted to additional paid-in-capital through the earliest possible redemption date.

Important Financial and Operational Terms and Concepts

Bulk Partners uses a variety of financial and operational terms and concepts when analyzing its performance. These include revenue recognition, deferred revenue, allowance for doubtful accounts, vessels and depreciation, long-lived assets impairment considerations, and the fair value of convertible redeemable preferred stock transactions, as defined above as well as the following:

Voyage Expenses. Bulk Partners incurs expenses for voyage charters, including bunkers (fuel), port charges, canal tolls, broker commissions and cargo handling operations, which are expensed as incurred.

Charter Expenses. Bulk Partners relies on a combination of owned and chartered-in vessels to support its operations. Bulk Partners hires vessels under time charters, and recognizes the charter hire payments as an expense on a straight-line basis over the term of the charter. Charter hire payments are typically made in advance, and the unrecognized portion is reflected as advance hire in the accompanying consolidated balance sheets. Under the time charters, the vessel owner is responsible for the vessel operating costs such as crews, maintenance and repairs, insurance, and stores.

Vessel Operating Expenses. Vessel operating expenses represent the cost to operate Bulk Partners’ owned vessels. Vessel operating expenses include crew hire and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes, other miscellaneous expenses, and technical management fees. These expenses are recognized as incurred. Bulk Partners entered into technical management agreements for each of its owned vessels with an equity method investee. Technical management services include day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, arranging the hire of crew, and purchasing stores, supplies, and spare parts.

Fleet Data. Bulk Partners believes that the measures for analyzing future trends in its results of operations consist of the following:

• Shipping days. Bulk Partners defines shipping days as the aggregate number of days in a period during which its vessels are performing either a voyage charter (voyage days) or a time charter (time charter days).

• Daily vessel operating expenses. Bulk Partners defines daily vessel operating expenses as vessel operating expenses divided by ownership days for the period. Vessel operating expenses include crew hire and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes, other miscellaneous expenses, and technical management fees.

• Chartered in days. Bulk Partners defines chartered in days as the aggregate number of days in a period during which it chartered in vessels.

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• Time Charter Equivalent ‘‘TCE’’ rates. Bulk Partners defines TCE rates as total revenues less voyage expenses divided by the length of the voyage, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in per-day amounts.

Overview

The overall drybulk rate environment was severely depressed in the second and third quarters of 2014. While volumes in many segments were reasonable, supply continued to weigh on the market and rates declined to levels last seen at the end of 2008 and beginning of 2009. This environment negatively affected our performance but also highlighted the differentiation of our business model. Reduced rates mean reduced fronthaul margins, and given our strategy to charter in vessels to serve only contracted business, we deemed it best to reduce our carried volumes. This shielded us from excessive losses as compared to a long-term charter-in strategy.

Moreover, consistent with our approach to continually optimize our fleet, we took advantage of the strong secondhand market in the first quarter of 2014 to sell two vessels that no longer fit our overall fleet profile. The net selling price of the m/v Bulk Providence, a 2007 built Handysize, was approximately $13.1 million and the net selling price of the m/v Bulk Liberty, a 1998 built Handymax, was approximately $12.4 million.

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

Revenues

Bulk Partners’ revenues are derived predominately from voyage and time charters. Total revenue for the nine months ended September 30, 2014 was $295.2 million, compared to $281.0 million for the same period in 2013. The number of shipping days increased 12% to 12,878 in the nine months ended September 30, 2014, compared to 11,496 for the same period in 2013. This increase in shipping days is due to Bulk Partners’ continued focus on leveraging its relationships with existing customers, attracting new industry customers, and supplementing its chartered-in fleet with owned vessels.

Voyage revenues increased 2%, from $246.6 million for the nine months ended September 30, 2013 to $252.1 million for the nine months ended September 30, 2014. Voyage days increased 12% from 8,773 in 2013 to 9,792 in 2014, however, the overall market decline tempered most of the impact of this increase.

Charter revenues increased 26% from $34.3 million for the nine months ended September 30, 2013 to $43.1 million for the nine months ended September 30, 2014. The increase in charter revenues was driven by the 13% increase in time charter days and a 6% increase in the average TCE rates. The number of time charter days was 3,086 days for the nine months ended September 30, 2014 compared to 2,723 days for the same period in 2013.

Voyage Expenses

Voyage expenses for the nine months ended September 30, 2014 were $136.6 million, compared to $147.1 million for the same period in 2013, a decrease of approximately 3%. The decrease in voyage expenses was primarily due to the fact that expenses related to cargo relets were $1.9 million in 2014 as compared to $14.2 million in 2013. Certain cargoes may be sublet for various reasons, however there was little incentive to perform such sublets in 2014. This was offset by the increase relating to the higher number of voyage days, as discussed above.

Charter Hire Expenses

Charter hire expenses for the nine months ended September 30, 2014 were $112.3 million, compared to $86.1 million for the same period in 2013. The 30% increase in charter expenses was predominantly due to the 6% increase in chartered in days and to a 24% increase in rates. The average hire rate per day for the nine months ended September 30, 2014 was $11,993 as compared to $9,704 in the same period of 2013. The number of chartered in days was 9,361 for the nine months ended September 30, 2014 and 8,873 days for the nine months ended September 30, 2013.

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Vessel Operating Expenses

Vessel operating expenses for the nine months ended September 30, 2014 were $22.6 million, compared to $15.7 million in the comparable period in 2013, an increase of approximately 44%. The increase in vessel operating expenses was primarily due to the acquisition of four vessels in 2013 and two vessels during the three months ended March 31, 2014, which was slightly tempered by the sale of two ships in the second and third quarters of 2014. The number of ownership days increased 34%, from 2,624 for the nine months ended September 30, 2013 to 3,517 for the nine months ended September 30, 2014. Ownership days are the aggregate number of days in a period during which each vessel in Bulk Partners’ fleet has been owned. The vessels acquired in 2013 were owned for a total of 440 days during the nine months ended September 30, 2013 compared to 868 days for the nine months ended September 30, 2014. The two vessels acquired in 2014 were owned for a total of 459 days. The vessel operating expense expressed on a per day basis increased to $6,422 for the nine months ended September 30, 2014 from $5,987 for the same period in 2013. The increase is due to the fact that the two vessels acquired in 2014 were purchased as is, with the understanding that significant repairs were necessary to bring the ships up to Bulk Partners’ standards.

Depreciation and Amortization

For the nine months ended September 30, 2014 and 2013, total depreciation and amortization expense was $8.4 million and $7.1 million, respectively. The increase in depreciation and amortization expense was attributable to the acquisition of four vessels in 2013 and two vessels in 2014.

Gain on Sale of Vessel

Bulk Partners sold the m/v Bulk Providence on May 27, 2014 and the m/v Liberty on July 4, 2014. The aggregate gain on the sales was $3.9 million.

Income Attributable to Non-Controlling Interests

This amount represents the net income attributable to non-controlling interest in NBH, NBHC, BVH and Bulk Cajun. Net loss attributable to non-controlling interest for the nine months ended September 30, 2014 was $0.3 million and net income attributable to non-controlling interests was $0.8 million for the nine months ended September 30, 2013. The change was predominantly due to the fact that NBH had losses of $3.4 million in the nine months ended September 30, 2014 as compared to $0.2 million for the nine months ended September 30, 2013. This was offset by the change in net income of NBHC, which was $1.9 million for the nine months ended September 30, 2014 and $1.4 million for the nine months ended September 30, 2013.

Fiscal Year Ended December 31, 2013 Compared to Fiscal Year Ended December 31, 2012

Revenues

Bulk Partners’ revenues are derived predominantly from voyage charters and time charters. Total revenue for the fiscal year ended December 31, 2013, was $392.5 million, compared to $387.1 million for the same period in 2012. The number of shipping days increased by 9% to 16,148 in the fiscal year ended December 31, 2013, compared to 14,769 for the same period in 2012 due to Bulk Partners’ continued focus on leveraging its relationships with existing cargo customers and attracting new cargo customers. The revenue increase was predominantly due to this increase in shipping days, however, the increase was tempered by a decrease in the average TCE rate, which declined 4% to $12,164 per day for the fiscal year ended December 31, 2013, from $12,607 per day for same period in 2012. The average TCE rates declined in the first nine months of 2013 due to a decrease in market rates, however, rates increased in the fourth quarter and the average TCE increased 4% during that time as a result.

Voyage revenues for the fiscal year ended December 31, 2013, decreased by 2% to $336.2 million compared to $342.1 million for the same period in 2012. The decrease in voyage revenues was primarily driven by the decrease in market rates, but was partially offset by the increase in voyage days. The number of voyage days increased by 5%, to 12,076 days for the fiscal year ended December 31, 2013, compared to 11,545 days for the same period in 2012.

Charter revenues increased to $56.3 million from $45.0 million, or 25%, for the fiscal year ended December 31, 2013, compared to the same period in 2012. The increase in charter revenues was driven by the 26% increase in time charter days. The number of time charter days increased to 4,072 days for the fiscal year ended December 31, 2013, compared to 3,224 days for the same period in 2012.

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Voyage Expenses

Voyage expenses for the fiscal year ended December 31, 2013 were $196.0 million, compared to $200.9 million for the same period in 2012, a decrease of approximately 2%. The decrease in voyage expenses was primarily due to the decrease in market charter hire rates. Voyage expenses as a percentage of voyage revenue remained at approximately 58% from 2012 to 2013.

Charter Expenses

Charter expenses for the fiscal year ended December 31, 2013 were $130.9 million, compared to $133.5 million for the same period in 2012. The 2% decrease in charter expenses was predominantly due to the decrease in market charter hire rates as discussed above. The number of chartered-in days remained flat at 12,426 days in 2013 compared to 12,417 days in 2012.

Vessel Operating Expenses

Vessel operating expenses for the fiscal year ended December 31, 2013 were $23.0 million, compared to $14.8 million in the comparable period in 2012, an increase of approximately 55%. The increase in vessel operating expenses was due to the acquisition of interests in four vessels in 2013 and four vessels in 2012, and the resulting 59% increase in the number of ownership days to 3,728 for the fiscal year ended December 31, 2013 from 2,352 for the same period in 2012. Ownership days are the aggregate number of days in a period during which each vessel in Bulk Partners’ fleet has been owned by it. The vessels acquired in 2013 were owned for a total of 808 days in 2013. The four vessels acquired in 2012 were owned for a total of 888 days in 2012 versus 1,460 in 2013. The vessel operating expense expressed on a per day basis decreased to $6,158 for the fiscal year ended December 31, 2013 from $6,299 for the same period in 2012, or 2%.

General and Administrative

Bulk Partners’ general and administrative expenses include legal and professional fees, rent, payroll and related expenses for its corporate offices. General and administrative expenses for the fiscal year ended December 31, 2013 and 2012 were $11.6 million and $11.0 million, respectively, an increase of approximately 5%. The increase in general and administrative expenses was attributable to an increase in professional fees of $0.3 million, an increase in salary and related expenses of approximately $0.5 million, an increase in travel expenses of $0.1 million, increases in other miscellaneous expenses totaling $0.3 million, and to the addition of an office in Singapore with start-up and other expenses of $0.4 million. This was offset by a decrease in incentive compensation of $1.0 million.

Depreciation and Amortization

For the fiscal year ended December 31, 2013 and 2012, total depreciation and amortization expense was $9.6 million and $7.2 million, respectively. At December 31, 2013, total depreciation and amortization includes $8.8 million of vessel and other fixed assets depreciation, and $0.8 million relating to the amortization of deferred drydocking costs. At December 31, 2012, total depreciation and amortization includes $6.7 million of vessel and other fixed assets depreciation, and $0.5 million relating to the amortization of deferred drydocking costs. The increase in depreciation and amortization expense was attributable to the acquisition of interests in four vessels during 2013 ($1.1 million) and to the increase resulting from a full year of depreciation on the four vessels acquired during 2012 ($3.6 million in 2013 versus $2.3 million in 2012). The $0.3 million increase in drydocking amortization is also because there is a full year of amortization in 2013 but not in 2012 as the upgrades were completed at various dates in 2012. See “Vessel Operating Expenses,” above, for details regarding ownership days.

Income from Operations

For the fiscal year ended December 31, 2013, income from operations increased 8% to $21.4 million, compared to $19.6 million for the same period in 2012. The increase is attributable to a $10.2 million (6%) increase in TCE revenue and a $2.6 million decrease in charter hire expense for the fiscal year ended December 31, 2013 compared to the same period in 2012. This was offset by an $8.2 million increase in vessel operating cost, a $0.5 million increase in general and administrative expenses and a $2.4 million increase in depreciation and amortization stemming from the increase in the number of owned vessels. The increase in TCE revenue is predominantly due to the increase in total shipping days from 14,769 in 2012 to 16,148 in 2013. The decrease in charter hire expense is due to a decrease in rates.

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Interest Expense

Interest expense for the fiscal years ended December 31, 2013 and 2012 was $5.5 million and $3.3 million, respectively. The increase was primarily due to the financing of four vessels acquired during the fiscal year ended December 31, 2013 and to the increase resulting from a full year of debt outstanding for the four vessels acquired at various times in 2012. Additionally, for the year ended December 31, 2013 and 2012, amortization of deferred financing costs was $0.9 million and $0.6 million, respectively. The increase was also due to the financing arrangements discussed above. Bulk Partners’ weighted-average interest rate on December 31, 2013 and 2012 were 4.67% and 4.24%, respectively.

Interest Expense on Related Party Debt

Interest expense on related party debt for the fiscal years ended December 31, 2013 and 2012 was $0.4 million and $1.3 million, respectively. The decrease was due to the fact that the loan from the noncontrolling interest in Odyssey and Orion (to finance the acquisition of the m/v Nordic Orion and m/v Nordic Odyssey) was restructured and the outstanding balance reclassified to long-term. The restructured loan was non-interest bearing, resulting in the imputation of interest, which is recorded as imputed interest on related party long-term debt in the consolidated statements of income (see below).

Imputed Interest on Related Party Long-Term Debt

NBHC entered into contracts to construct four Ice-Class 1A newbuildings and paid total deposits of $26.1 million. Each of NBHC’s shareholders provided funding for the deposits in the form of non-interest bearing long-term debt payable on January 9, 2023. The loans are carried at the present value of the future cash flows utilizing an imputed interest rate of 7.5% (which was determined by reference to rates of comparable companies on similar subordinated debt instruments). The discount of $17.8 million is being amortized over the term of the loan using the interest method. The amortization of this discount (imputed interest) was $1.1 million for the year ended December 31, 2013.

Income Attributable to Non-controlling Interests

This amount represents the net income attributable to non-controlling interest in NBH, NBHC (owner of Odyssey and Orion as of December 31, 2012), BVH, and Bulk Cajun. Net income attributable to non-controlling interest for the year ended December 31, 2013 and 2012 was a loss of $0.06 million and $2.1 million, respectively. The decrease was predominantly due to the fact that NBH had losses of $1.8 million in 2013 as compared to $2.0 million of income, for the year ended December 31, 2012.

Liquidity and Capital Resources

Liquidity and Cash Needs

Bulk Partners has historically financed its capital requirements with cash flow from operations, the issuance of convertible redeemable preferred stock, proceeds from related party debt, and proceeds from long-term debt. Bulk Partners has used its funds primarily to fund its operations, vessel acquisitions, and the repayment of debt and the associated interest expense. Bulk Partners may consider debt or equity financing alternatives from time to time. However, if market conditions are negative, Bulk Partners may be unable to raise additional debt or equity financing on acceptable terms or at all. As a result, Bulk Partners may be unable to pursue opportunities to expand its business.

Additionally, NBHC, a 33% owned subsidiary of Bulk Partners, has made all of its newbuilding deposits required to date by using funds from related party loans from its shareholders, Bulk Partners, ST Shipping and Transport Ltd. (“ST Shipping”) and ASO 2020 Maritime S.A. (“ASO2020”) (see the Related Party Transactions section below). Bulk Partners believes that each of NBHC’s joint venture partners, ST Shipping and ASO2020, will continue to meet the deposit schedule for each newbuilding by making additional related party loans, and will not call any existing related party loans. However, if NBHC’s shareholders do not provide required funds, NBHC would likely need to seek replacement financing, which may not be available on acceptable terms. In such case, Bulk Partners may not be able to pursue opportunities to expand its business or meet its other commitments.

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At September 30, 2014, December 31, 2013 and 2012, Bulk Partners had working capital deficits of $60.8 million, $13.8 million and $15.3 million, respectively. These working capital deficits were partially impacted by accrued dividends payable to preferred shareholders, most of which were converted to common shares as part of the merger with Quartet Holdco Ltd. on October 1, 2014. At September 30, 2014, December 31, 2013 and 2012, accrued dividends payable to preferred shareholders were $16.6 million, $10.3 million and $4.0 million, respectively. The working capital deficits are also largely impacted by the related party loans from shareholders of NBHC, which are payable on demand and therefore, included in current liabilities. These loans were made by the shareholders in order to fund the purchase of the four new buildings, one of which was delivered on September 25, 2014 and three which are scheduled to be delivered over the next two years. A portion of the loans is expected to be refinanced with commercial bank loans upon delivery of the vessels to Bulk Partners.

In light of the working capital deficits, certain of Bulk Partners’ common shareholders have provided written agreements whereby they have committed to providing financial support in the form of loans.

Capital Expenditures

Bulk Partners’ capital expenditures relate to the purchase of interests in vessels, and capital improvements to its vessels which are expected to enhance the revenue earning capabilities and safety of these vessels. Bulk Partners’ current owned fleet consists of seven Panamax drybulk carriers (three of which are Ice-Class 1A), four Supramax drybulk carriers and two Handymax drybulk carriers. In addition, Bulk Partners has contracted for the construction of three Ice-Class 1A Panamax vessels from a Japanese shipyard through NBHC, a joint venture in which Bulk Partners owns a one-third interest. NBHC expects to take delivery of these vessels in 2015 and 2016. Bulk Partners has also contracted for the construction of two Ice-Class 1C Ultramax vessels from a Japanese shipyard through BVH, a joint venture which Bulk Partners owns a 50% interest. BVH expects to take delivery of these vessels in 2016. Each of the respective shareholders is obligated to provide required deposits during the construction of the vessels and the balance is expected to be financed with bank debt.

In addition to vessel acquisitions that Bulk Partners may undertake in future periods, its other major capital expenditures include funding its program of regularly scheduled drydockings necessary to make improvements to its vessels, as well as to comply with international shipping standards and environmental laws and regulations. Although Bulk Partners has some flexibility regarding the timing of drydocking, the costs are relatively predictable. Funding of these requirements is anticipated to be met with cash from operations. Bulk Partners anticipates that this process of recertification will require it to reposition these vessels from a discharge port to shipyard facilities, which will reduce Bulk Partners’ available days and operating days during that period. Bulk Partners expects to drydock five vessels during 2015 and three vessels during 2016, at an aggregate anticipated cost of $4.8 million and $2.3 million, respectively, not including any unanticipated repairs.

The following table summarizes Bulk Partners’ net cash flows from operating, investing and financing activities for the nine-month periods ended September 30, 2014 and 2013.

	For the nine months ended September 30,
(In millions of U.S. dollars)	2014	2013
Net cash provided by operating activities	16.4	18.9
Net cash used in investing activities	(30.1)	(75.7)
Net cash provided by financing activities	14.9	60.9

Net Cash Provided by Operating Activities.  Net cash provided by operating activities during the nine months ended September 30, 2014 was $16.4 million, compared with net cash provided by operating activities of $18.9 million during the corresponding nine months ended September 30, 2013. Approximately $6.75 million of the decrease was due to the decrease in net income. The balance is due to changes in operating assets and liabilities, predominantly comprised of accounts receivable and deferred revenue. These balances fluctuate significantly depending on the number of voyages in process, the number of vessels being chartered out and the number of days elapsed since charter hire was collected.

Net Cash Used in Investing Activities.  Net cash used for investing activities during the nine months ended September 30, 2014, was $30.1 million, compared with $75.7 million for the nine months ended September 30, 2013. Bulk Partners used approximately $38.3 million for the purchase of vessels in 2014 compared to $75.6 million in 2013. Bulk Partners also paid approximately $7.0 million as deposits on newbuildings and $3.6 million to upgrade vessels during the nine months ended September 30, 2014. These outflows were offset by the sale of two vessels for cash proceeds of $19.3 million in 2014.

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Net Cash Provided by Financing Activities.  Net cash provided by financing activities during the nine months ended September 30, 2014 was $14.9 million compared to $60.9 million during the nine months ended September 30, 2013. Related parties provided net financing of $4.7 million in 2014 for deposits on newbuildings. Long-term debt increased by $10.3 million on a net basis. During the nine months ended September 30, 2013, related parties provided $21.4 million for deposits on newbuildings, cash provided through long-term debt was $20.9 million, net of payments and financing fees, and cash provided through issuance of convertible redeemable preferred stock was $18.2 million.

The following table summarizes Bulk Partners’ net cash flows from operating, investing and financing activities for the fiscal years ended December 31, 2013, 2012, and 2011.

	For the years ended December 31,
(In millions of U.S. dollars)	2013	2012	2011
Net cash provided by operating activities	21.1	15.9	12.3
Net cash used in investing activities	(84.0)	(101.4)	(28.2)
Net cash provided by financing activities	62.1	86.5	19.5

Net Cash Provided by Operating Activities.  Net cash provided by operating activities during the year ended December 31, 2013 was $21.1 million, compared to net cash provided by operating activities of $15.9 million during the year ended December 31, 2012. The increase is due to changes in operating assets and liabilities, predominantly inventory, and accounts payable and accrued expenses. These balances fluctuate significantly depending on the number and percentage of completion of voyages in process.

Net cash provided by operating activities during the year ended December 31, 2012 was $15.9 million, compared with net cash provided by operating activities of $12.3 million during the corresponding year ended December 31, 2011. The increase was primarily due to the increase in net income of $12.1 million for the fiscal year ended December 31, 2012 compared to the same period in 2011, higher depreciation and amortization of $2.0 million due to the operation of a larger fleet which was partially offset by an increase of $9.7 million in working capital for the fiscal year ended December 31, 2012 compared to the same period in 2011.

Net Cash Used in Investing Activities.  Net cash used in investing activities during the year ended December 31, 2013 was $84.0 million, compared to $101.4 million for the year ended December 31, 2012. Pangaea used $81.6 million on new vessels and deposits on newbuildings in 2013 versus $96.8 in 2012. In addition, approximately $4.0 million was used to upgrade vessels in 2012, whereas only $0.7 million was used in 2013. Pangaea also used $1.5 million as deposits toward the purchase of interests in two vessels in 2013. Both of these ships were delivered in the first quarter of 2014.

Net cash used for investing activities during the year ended December 31, 2012, was $101.4 million, compared with $28.2 million for the year ended December 31, 2011. The increase is predominantly due to an increase of $58.2 million in purchase of interests in vessels and is also due to an increase of $4.0 million in drydocking expenditures and a $0.6 million net increase in other investing activities, as well as a decrease of $11.8 million from proceeds from sale of vessels during 2011.

Net Cash Provided by Financing Activities.  Net cash provided by financing activities during the year ended December 31, 2013 was $62.1 million, compared to $86.5 million for the year ended December 31, 2012. Related parties provided net financing of $24.3 million in 2013 as compared to $15.9 million in 2012, predominantly for vessel acquisition. Long-term debt increased $16.0 million on a net basis, and cash provided through the issuance of convertible redeemable preferred stock was $21.9 million. During the year ended December 31, 2012, cash provided through long-term debt was $48.7 million, net of payments and financing fees, and cash provided through issuance of convertible redeemable preferred stock was $20.6 million.

Net cash provided by financing activities during the year ended December 31, 2012 and 2011 was $86.5 million and $19.5 million, respectively. The financing activity during the years ended December 31, 2012 and 2011, related primarily to proceeds from and payments on loans provided for vessel financing and to the issuance of convertible redeemable preferred stock to fund vessel acquisitions. During the year ended December 31, 2012, Pangaea borrowed $58.3 million of bank debt and issued $20.6 million of convertible redeemable preferred stock. Pangaea borrowed $26.7 million of bank debt and issued $6.2 million of convertible redeemable preferred stock during the year ended December 31, 2011.

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Borrowing Activities

Long-term debt consists of the following:

	September 30,	December 31,
	2014	2013
	(unaudited)

Bulk Pangaea Secured Note (1)	$3,468,750	$4,509,375
Bulk Discovery Secured Note (2)	4,136,000	5,204,000
Bulk Patriot Secured Note (1)	5,375,000	7,212,500
Bulk Cajun Secured Note (2)	1,137,500	1,990,625
Bulk Trident Secured Note (1)	7,968,750	8,925,000
Bulk Juliana Secured Note (1)	5,408,333	6,422,395
Bulk Nordic Odyssey, Bulk Nordic Orion and Bulk Nordic Oshima Loan Agreement (3)	53,500,000	34,000,000
Bulk Atlantic Secured Note (2)	7,980,000	8,250,000
Bulk Phoenix Secured Note (1)	9,133,333	9,783,334
Term Loan Facility of USD 13,000,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)	12,347,820	-
Long Wharf Construction to Term Loan	1,002,920	1,016,834
Bulk Providence Secured Note (4)	-	7,760,000
Bulk Liberty Secured Note (5)	-	5,685,000

Total	111,458,406	100,759,063
Less: current portion	(18,686,730)	(16,065,483)
Less: unamortized bank fees	(1,051,730)	(1,391,159)
Secured long-term debt	$91,719,946	$83,302,421

(1)	The Bulk Pangaea Secured Note, the Bulk Patriot Secured Note, the Bulk Trident Secured Note, the Bulk Juliana Secured Note, and the Bulk Phoenix Secured Note are cross-collateralized by the vessels m/v Bulk Juliana, m/v Bulk Patriot, m/v Bulk Trident, m/v Bulk Pangaea, and m/v Bulk Newport and are guaranteed by Bulk Partners.
(2)	The Bulk Discovery Secured Note, the Bulk Cajun Secured Note, and the Bulk Atlantic Secured Note are cross-collateralized by the vessels m/v Bulk Discovery, m/v Bulk Cajun, and m/v Bulk Beothuk and are guaranteed by Bulk Partners.
(3)	The Bulk Nordic Odyssey and the Bulk Nordic Orion Loan Agreement was amended on September 17, 2014, to provide for an additional advance to finance the acquisition of m/v Nordic Oshima.
(4)	The Bulk Providence Secured Note was repaid in connection with the sale of the m/v Bulk Providence on May 27, 2014.
(5)	The Bulk Liberty Secured Note was repaid in connection with the sale of the m/v Bulk Liberty on July 4, 2014.

The Senior Secured Post-Delivery Term Loan Facility

On April 15, 2013, Bulk Partners, through its wholly-owned subsidiaries, Bulk Pangaea Limited, Bulk Patriot Ltd., Bulk Juliana Ltd. and Bulk Trident Ltd., entered into a $30.3 million Senior Secured Post-Delivery Term Loan Facility (the “Post-Delivery Facility”) to refinance the Bulk Pangaea Secured Term Loan Facility dated December 15, 2009, the Bulk Patriot Secured Term Loan Facility dated September 29, 2011, the Bulk Juliana Secured Term Loan Facility dated April 18, 2012, and the Bulk Trident Secured Term Loan Facility dated August 28, 2012, the proceeds of which were used to finance the acquisitions of the m/v Bulk Pangaea, the m/v Bulk Patriot, the m/v Bulk Juliana and the m/v Bulk Trident, respectively. The Post-Delivery Facility was subsequently amended on May 16, 2013 by the First Amendatory Agreement, to increase the facility by $8.0 million to finance the acquisition of the m/v Bulk Providence and again on August 28, 2013, by the Second Amendatory Facility, to increase the facility by $10.0 million to finance the acquisition of the m/v Bulk Newport.

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The Post-Delivery Facility contains financial covenants that require Bulk Partners to maintain a minimum consolidated net worth, and requires Bulk Partners to maintain a minimum EBITDA to fixed charges ratio tested annually, as defined. In addition, the facility contains other Company and vessel related covenants that, among other things, restricts changes in management and ownership of the vessel, declaration of dividends, further indebtedness and mortgaging of a vessel without the bank’s prior consent. It also requires minimum collateral maintenance, which is tested at the discretion of the lender. As of September 30, 2014 and December 31, 2013, Bulk Partners was in compliance with all required covenants.

The Post-Delivery Facility is divided into six tranches, as follows:

Bulk Pangaea Secured Note

Initial amount of $12,250,000, entered into in December 2009, for the acquisition of m/v Bulk Pangaea. The interest rate was fixed at 3.96% in April 2013, in conjunction with the post-delivery amendment discussed above. The amendment also modified the repayment schedule to 15 equal quarterly payments of $346,875 ending in January 2017.

Bulk Patriot Secured Note

Initial amount of $12,000,000, entered into in September 2011, for the acquisition of the m/v Bulk Patriot. Loan requires repayment in 24 equal quarterly installments of $500,000 beginning in January 2012. The interest rate was fixed at 4.01% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Trident Secured Note

Initial amount of $10,200,000, entered into in April 2012, for the acquisition of the m/v Bulk Trident. Loan requires repayment in 24 equal quarterly installments of $318,750 beginning in December 2012 with a balloon payment of $2,550,000 together with the last quarterly installment. Interest was fixed at 4.29% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Juliana Secured Note

Initial amount of $8,112,500, entered into in April 2012, for the acquisition of the m/v Bulk Juliana. Loan requires repayment in 24 equal quarterly installments of $338,021 beginning in October 2012. Interest was fixed at 4.38% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Phoenix Secured Note

Initial amount of $10,000,000, entered into in May 2013, for the acquisition of m/v Bulk Newport. Loan requires repayment in 7 equal quarterly installments of $216,667 and 16 equal quarterly installments of $416,667 with a balloon payment of $1,816,659 due in July 2019. Interest is fixed at 5.09%.

Bulk Providence Secured Note

Initial amount of $8,000,000, entered into in May 2013, for the acquisition of m/v Bulk Providence. Loan requires repayment in 8 equal quarterly installments of $120,000, 16 equal quarterly installments of $190,000 and a balloon payment of $4,000,000 due in July 2019. Interest is fixed at 4.38%. The loan was repaid in conjunction with the sale of the m/v Bulk Providence on May 27, 2014.

Other secured debt:

Bulk Cajun Secured Note

Initial amount of $4,550,000, entered into in October 2011, for the acquisition of the m/v Bulk Cajun. Loan requires repayment in 16 equal quarterly installments of $284,375 beginning in January 2012 with a balloon payment of $2,000,000 together the last quarterly installment. Interest is fixed at 6.51%.

Bulk Discovery Secured Note

Initial amount of $9,120,000, entered into in February 2011, for the acquisition of the m/v Bulk Discovery. Loan requires repayment in 20 equal quarterly installments of $356,000 beginning in September 2011 with a balloon payment of $2,000,000 together with the last quarterly installment. Interest is fixed at a rate of 8.16%.

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Bulk Atlantic Secured Note

Initial amount of $8,520,000, entered into on February 18, 2013, for the acquisition of m/v Bulk Beothuk. Loan requires repayment in 8 equal quarterly installments of $90,000 beginning in May 2013, 12 equal quarterly installments of $295,000 and a balloon payment of $4,260,000 due in February 2018. Interest is fixed at 6.46%.

Bulk Liberty Secured Note

Initial amount of $5,685,000, entered into on July 2013, for the acquisition of m/v Bulk Liberty. Loan requires repayment in 19 equal quarterly installments of $149,605 beginning in January 2014 and a balloon payment of $2,842,505 due in February 2018. Interest is fixed at 7.06%. The loan was repaid in connection with the sale of the m/v Bulk Liberty on July 4, 2014.

The other secured debt, as outlined above, contains collateral maintenance ratio clauses. If Bulk Partners encountered a change in financial condition which, in the opinion of the lender, is likely to affect Bulk Partners’ ability to perform its obligations under the loan facility, Bulk Partners’ credit agreement could be cancelled at the lender’s sole discretion. The lender could then elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, and proceed against any collateral securing such indebtedness. As of September 30, 2014 and December 31, 2013, Bulk Partners was in compliance with all required covenants.

Bulk Nordic Odyssey and Bulk Nordic Orion Loan Agreement

Initial amount of $40,000,000, entered into on August 6, 2012, for the acquisition of the m/v Nordic Odyssey and the m/v Nordic Orion. The agreement requires repayment in 20 quarterly installments of $1,000,000 beginning in October 2012, with an additional $1,000,000 installment payable on the 5th, 9th and 17th installment dates and a balloon payment of $17,000,000 due with the final installment. Interest is floating at LIBOR plus 3.25% (3.48% at September 30, 2014 and 2013). The loan is secured by first preferred mortgages on the m/v Nordic Orion and the m/v Nordic Odyssey, the assignment of the earnings, insurances and requisite compensation of the two entities, and by guarantees of their shareholders. The Agreement contains one financial covenant that requires Bulk Partners to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral previously provided to remain above defined ratios. As of September 30, 2014 and December 31, 2013, Bulk Partners was in compliance with this covenant.

The loan was amended on September 17, 2014 in conjunction with the delivery of the m/v Nordic Oshima (discussed below), whereby the margin was reduced to 3.00%.

Bulk Nordic Odyssey Ltd., Bulk Nordic Orion Ltd. And Bulk Nordic Oshima Ltd. – Dated September 17, 2014 Amended and Restated Loan Agreement

Entered into on September 17, 2014, to finance the purchase of the m/v Nordic Oshima, which was delivered to Bulk Partners on September 25, 2014. The amended agreement advanced $22,500,000 and requires repayment of this advance in 28 equal quarterly installments of $375,000 and a balloon payment of $12,000,000 due with the final installment. Interest on the advance related to m/v Nordic Oshima is floating at LIBOR plus 2.25% (2.48% at September 30, 2014). The amended loan is secured by first preferred mortgages on the m/v Nordic Odyssey, the m/v Nordic Orion and m/v Nordic Oshima, the assignment of earnings, insurances and requisite compensation of the three entities, and by guarantees of their shareholders. The amended agreement contains one financial covenant that requires Bulk Partners to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral provided to remain above defined ratios. As of September 30, 2014 and December 31, 2013, Bulk Partners was in compliance with this covenant.

Term Loan Facility of USD 13,000,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)

Nordic Bulk Barents and Nordic Bulk Bothnia entered into a secured Term Loan Facility of $13,000,000 in two tranches of $6,500,000 which were drawn in conjunction with the delivery of the m/v Nordic Bothnia on January 23, 2014 and the m/v Nordic Barents on March 7, 2014. The loan is secured by mortgages on these two vessels.

The facility bears interest at LIBOR plus 2.5% (2.73% at September 30, 2014). The loan requires repayment in 22 equal quarterly installments of $163,045 (per borrower) beginning in September 2014, one installment of $163,010 (per borrower) and a balloon payment of $2,750,000 (per borrower) due in December 2019. In addition, any cash in excess of $750,000 per borrower on any repayment date shall be applied toward prepayment of the relevant loan in inverse order, so the balloon payment is prepaid first. The agreement also contains a profit split in respect of the proceeds from the sale of either vessel, a minimum value clause of not less than 100% of the indebtedness and a minimum liquidity clause. As of September 30, 2014 and December 31, 2013, Bulk Partners was in compliance with all required covenants.

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Line of Credit

During the year ended December 2012, the Company entered into a revolving line of credit with a maximum capacity of $3,000,000. Borrowings under of the line of credit are due upon expiration of the line of credit. The expiration date was extended to August 19, 2015 from its original expiration date of November 19, 2013. The line of credit contains certain covenants including a liquidity covenant that may result in the acceleration of the payment of the borrowings. Borrowings under the line are secured by personal guarantees of the Founders, as well as collateralized against a personal account of one of the Founders held at the lending bank. Interest is payable at Prime + 1%. As of September 30, 2014 the Company was in compliance with all required covenants.

Long Wharf Construction to Term Loan

Initial amount of $1,048,000 entered into in January 2011. The loan is payable monthly based on a 25 year amortization schedule with a final balloon payment of all unpaid principal and accrued interest due January 2021. Interest is floating at LIBOR plus 2.85%. Bulk Partners entered into an interest rate swap which matures January 2021 and fixes the interest rate at 6.63%. The loan is collateralized by all real estate located at 109 Long Wharf, Newport, RI, as well as personal guarantees from the Founders and a corporate guarantee of Bulk Partners. The loan contains one financial covenant that requires Bulk Partners to maintain a minimum debt service coverage ratio. As of September 30, 2014 and December 31, 2013, Bulk Partners was in compliance with this covenant.

The future minimum annual payments (excluding unamortized bank fees) under the debt agreements are as follows:

Years ending September 30,

2015	$18,686,730
2016	19,323,468
2017	30,994,082
2018	11,971,926
2019	8,765,181
Thereafter	21,717,019
$111,458,406

Covenants

With the exception of Bulk Partners’ related party loans, certain of its debt agreements generally contain financial covenants, which require it, among other things, to maintain:

•	a consolidated leverage ratio of at least 200%;

•	a consolidated debt service ratio of at least 125%;

•	a minimum consolidated net worth of $45 million; plus 25% of the purchase price or (finance) lease amount of such vessels;

•	a consolidated minimum liquidity of not less than $13.0 million plus $1 million for each additional vessel Bulk Partners acquires.

Certain of Bulk Partners’ debt agreements also contain restrictive covenants, which may limit it and its subsidiaries’ ability to, among other things:

•	effect changes in management of Bulk Partners’ vessels;

•	sell or dispose of any of Bulk Partners’ assets, including its vessels;

•	declare and pay dividends;

•	incur additional indebtedness;

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•	mortgage Bulk Partners’ vessels; and

•	incur and pay management fees or commissions.

A violation of any of Bulk Partners’ financial covenants or operating restrictions contained in its credit facilities may constitute an event of default under its credit facilities, which, unless cured within the grace period set forth under the applicable credit facility, if applicable, or waived or modified by Bulk Partners’ lenders, provides its lenders with the right to, among other things, require Bulk Partners to post additional collateral, enhance its equity and liquidity, increase its interest payments, pay down its indebtedness to a level where it is in compliance with its loan covenants, sell vessels in its fleet, reclassify its indebtedness as current liabilities and accelerate its indebtedness and foreclose their liens on its vessels and the other assets securing the credit facilities, which would impair Bulk Partners’ ability to continue to conduct its business.

As of September 30, 2014, and December 31, 2013, Bulk Partners was in compliance with all of the covenants contained in its debt agreements.

Furthermore, certain of Bulk Partners’ credit facilities contain a cross-default provision that may be triggered by a default under one of its other credit facilities. A cross-default provision means that a default on one loan would result in a default on certain other loans. Because of the presence of cross-default provisions in certain of Bulk Partners’ credit facilities, the refusal of any one lender under its credit facilities to grant or extend a waiver could result in certain of Bulk Partners’ indebtedness being accelerated, even if its other lenders under Bulk Partners’ credit facilities have waived covenant defaults under the respective credit facilities. If Bulk Partners’ secured indebtedness is accelerated in full or in part, it would be very difficult in the current financing environment for Bulk Partners to refinance its debt or obtain additional financing and Bulk Partners could lose its vessels and other assets securing its credit facilities if Bulk Partners’ lenders foreclose their liens, which would adversely affect Bulk Partners’ ability to conduct its business.

Moreover, in connection with any waivers of or amendments to Bulk Partners’ credit facilities that it may obtain, its lenders may impose additional operating and financial restrictions on Bulk Partners or modify the terms of its existing credit facilities. These restrictions may further restrict Bulk Partners’ ability to, among other things, pay dividends, make capital expenditures or incur additional indebtedness, including through the issuance of guarantees. In addition, Bulk Partners’ lenders may require the payment of additional fees, require prepayment of a portion of its indebtedness to them, accelerate the amortization schedule for Bulk Partners’ indebtedness and increase the interest rates they charge Bulk Partners on its outstanding indebtedness.

Related Party Transactions

	December 31,			September 30,
	2013	Activity		2014
				(unaudited)
Included in accounts payable and accrued expenses on the consolidated balance sheets:
To Founders	$203,050	$(203,050)		$-
	$203,050	$(203,050)		$-

Included in current related party debt on the consolidated balance sheets:
Loan payable – 2011 Founders Note	$4,325,000	-		$4,325,000
Interest payable – 2011 Founders Note	296,248	(54,507	)i.	241,741
Loan payable – BVH shareholder ST Shipping	2,995,000	-		2,995,000
Loan payable to NBHC shareholder ST Shipping	-	19,405,000	ii.	19,405,000
Loan payable to NBHC shareholder (ASO2020)	-	19,404,972	ii.	19,404,972
	$7,616,248	$38,755,465		$46,371,713

Included in related party long-term debt on the consolidated balance sheets:
Loan payable to NBHC shareholder ST Shipping	$17,030,000	$ (17,030,000	)iii.	$-
Loan payable to NBHC shareholder (ASO2020)	17,029,972	(17,029,972	)iii.	-
Less unamortized discount	(16,756,054)	16,756,054	iv.	-
Total related party long-term debt	$17,303,918	$(17,303,918)		$-

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i.	Paid in cash
ii.	Loans payable to NBHC shareholders ST Shipping and ASO2020, including additional borrowing on May 28, 2014. On April 1, 2014, the loans were amended to remove the maturity date and have therefore been reclassified as current.
iii.	Balance at December 31, 2013 has been reclassified as current
iv.	Unamortized discount at December 31, 2013 was reduced by imputed interest of $322,946 which was recorded for the three months ended March 31, 2014, prior to the amendment of the loan. The net unamortized discount on April 1, 2014 of $16,433,109 has been recorded as a reduction of noncontrolling interest due to the debt modification.

BVH entered into an agreement for the construction of two new ultramax newbuildings in 2013. ST Shipping provided a loan of $2,995,000 to make deposits on the contracts. The loan is payable on demand and does not bear interest.

In connection with the acquisition of m/v Nordic Orion and m/v Nordic Odyssey in 2012, STST provided two $8,050,000 subordinated notes (one designated for each vessel) which were payable on demand and do not bear interest. During the year ended December 31, 2012, aggregate repayments of $3,600,000 were made against these notes. Bulk Partners restructured its existing related party loans payable to ST Shipping at December 31, 2012 to modify the repayment date to January 9, 2023, which was accounted for as a modification under ASC 470-50. In January 2013, Bulk Partners entered into a Share Transfer Restructuring Agreement through which the shareholders of Odyssey and Orion transferred their shares of those entities and their zero interest subordinated shareholder loans to these entities, to NBHC in exchange for the shares of NBHC.

Also during 2013, NBHC entered into contracts to purchase four Ice-Class 1A newbuildings and paid deposits of $26,100,000. STST provided an additional $4,530,000, thereby increasing its loan to $17,030,000. The newest shareholder, ASO2020, also provided $17,030,000 in loans and acquired one-third of the common stock of NBHC for approximately $13,000. On April 1, 2014, the loans were amended to remove the maturity date. The unamortized discount at April 1, 2014 of $16,433,108 has been recorded as a reduction to noncontrolling interest because the original discount was recorded as an increase in noncontrolling interest. On May 28, 2014, each of the shareholders provided additional loans of $1,187,500 to finance the second installment on the first vessel delivery. On August 7, 2014, each of the shareholders provided additional loans of $1,187,500 to finance the third installment on the first vessel delivery. These loans are also payable on demand and do not bear interest.

On October 1, 2011, Bulk Partners entered into a $10,000,000 loan agreement with Bulk Partner’s founders, which was payable on demand at the request of the lenders (the 2011 Founders Note). The note bears interest at a rate of 5%. On January 1, 2012 Bulk Partners issued 5,675 shares of convertible redeemable preferred stock to the Founders, representing a partial repayment of the note, the balance of which was $4,325,000 at September 30, 2014, December 31, 2013 and 2012.

Under the terms of a technical management agreement between Bulk Partners and Seamar Management S.A. (Seamar), an equity method investee, Seamar is responsible for the day-to-day operations for all of Bulk Partners’ owned vessels. During the nine-month periods ended September 30, 2014 and 2013, Bulk Partners incurred technical management fees of approximately $1,759,000 and $1,312,000, respectively under this arrangement. During the years ended December, 2013 and 2012, Bulk Partners incurred technical management fees of approximately $1,864,000 and $1,201,000, respectively under this arrangement. These fees are included in vessel operating expenses in the consolidated statements of income.

Off-balance Sheet Arrangements

As of September 30, 2014, December 31, 2013 and 2012, Bulk Partners did not have any off-balance sheet arrangements.

Contractual Obligations

The following table sets forth Bulk Partners’ contractual obligations and their maturity dates as of September 30, 2014. The table reflects Bulk Partners’ agreements for:

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•	The construction of three Ice-Class 1A Panamax vessels from a Japanese shipyard through NBHC, a joint venture in which Bulk Partners owns a one-third interest. NBHC expects to take delivery of these vessels in 2015 and 2016;

•	The construction of two Ice-Class 1C Ultramax vessels from a Japanese shipyard through BVH, a joint venture which Bulk Partners owns a 50% interest. BVH expects to take delivery of these vessels in 2016.

	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
	(US dollars in millions)
Long-Term Debt and Line of Credit	$114.5	$21.7	$50.3	$20.7	$21.7
Purchase Obligations	124.2	75.0	49.2
Other Long-Term Liabilities Reflected	-
on the Balance Sheet under GAAP (1)	103.2	103.2
	$341.9	$199.9	$99.5	$20.7	$21.7

(1)	Convertible redeemable preferred stock dividends were converted to common stock in conjunction with the merger and have therefore been included with contractual obligations due in less than one year.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Risk

The international shipping industry is capital intensive, requiring significant amounts of investment provided in the form of long-term debt. Certain of Bulk Partners’ outstanding debt contains floating interest rates that fluctuate with changes in the financial markets and in particular changes in LIBOR. Increasing interest rates could increase Bulk Partners’ interest expense and adversely impact its future earnings. In the past, Bulk Partners has managed this risk by entering into interest rate swap agreements in which Bulk Partners exchanged fixed and variable interest rates based on agreed upon notional amounts. Bulk Partners has used such derivative financial instruments as risk management tools and not for speculative or trading purposes. In addition, the counterparties to Bulk Partners’ derivative financial instruments have been major financial institutions, which helped it to manage its exposure to nonperformance of its counterparties under Bulk Partners’ debt agreements. As of September 30, 2014 and December 31, 2013 and 2012, Bulk Partners was a party to one interest rate swap agreement, which had an approximate fair value of $(0.1) million, $(0.1) million and $(0.2) million, respectively . Bulk Partners’ net effective exposure to floating interest rate fluctuations on its outstanding debt was $65.8 million, $34.0 million and $39.0 million, respectively, at September 30, 2014 and December 31, 2013 and 2012.

Bulk Partners’ interest expense is affected by changes in the general level of interest rates, particularly LIBOR. As an indication of the extent of Bulk Partners’ sensitivity to interest rate changes, an increase in LIBOR of 1% would have decreased Bulk Partners’ net income and cash flows during the nine months ended September 30, 2014 and the year ended December 31, 2013 by approximately $0.3 million and $0.4 million, respectively, based on the debt levels for the beginning and ending balances of each period. Bulk Partners expects its sensitivity to interest rate changes to increase in the future if Bulk Partners enters into additional debt agreements in connection with its acquisition of additional vessels.

Forward Freight Agreements

Bulk Partners assesses risk associated with fluctuating future freight rates and, when appropriate, actively hedges identified economic risk related to long-term cargo contracts with forward freight agreements, or FFAs. The usage of such derivatives can lead to fluctuations in Bulk Partners’ reported results from operations on a period-to-period basis. During the nine months ended September 30, 2014 and the years ended December 31, 2013 and 2012, Bulk Partners entered into various FFAs. The aggregate fair value of the FFAs at September 30, 2014, December 31, 2013 and 2012 were liabilities of approximately $0.2 million, assets of approximately $0.9 million and liabilities of approximately $0.2 million, respectively.

Fuel Swap Contracts

Bulk Partners monitors the market volatility associated with bunker prices and its impact on long-term contracts; and seeks to reduce the risk of such volatility through a bunker hedging program. During the three and nine months ended September 30, 2014 and the year ended December 31, 2013, Bulk Partners entered into various fuel swap contracts that were not designated for hedge accounting. The aggregate fair value of these fuel swaps at September 30, 2014, December 31, 2013 and 2012, were liabilities of approximately $1.1 million, $0.2 million and $0.2 million, respectively.

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DIRECTORS AND EXECUTIVE OFFICERS

The board of directors of the Company (the “Board”) is comprised of eight directors, six of whom were nominated by Pangaea and two of whom were nominated by Quartet. Pangaea nominated Edward Coll, Carl Claus Boggild, Peter M. Yu, Paul Hong, Richard T. du Moulin and Mark L. Filanowski. Quartet nominated Eric S. Rosenfeld and David D. Sgro. Each director will hold office until his or her term expires or until his or her death, resignation, removal or the earlier termination of his or her term of office. Messrs. Eric Rosenfeld, Richard du Moulin and Mark Filanowski serve as Class I directors, whose term expires at the Company’s 2015 annual meeting. Messrs. Paul Hong, Claus Boggild and David Sgro serve as Class II directors, whose term expires at the Company’s 2016 annual meeting and Messrs. Peter Yu and Edward Coll serve as Class III directors, whose term expires at the Company’s 2017 annual meeting. Messrs. Filanowski, Hong and Sgro were appointed to serve on the Company’s audit committee. Messrs. du Moulin, Rosenfeld and Yu were appointed to serve on the Company’s compensation committee and nominating committee.

Edward Coll is the Chairman of the Board and Chief Executive Officer, Carl Claus Boggild is the President and Anthony Laura is the Chief Financial Officer and Secretary, as set forth in the table below.

The following sets forth certain information concerning the persons who serve as the Company’s directors and executive officers as of December 31, 2014:

Name	Age	Position
Edward Coll	58	Chairman of the Board and Chief Executive Officer
Carl Claus Boggild	58	President (Brazil) and Director
Peter M. Yu	53	Director
Paul Hong	45	Director
Richard T. du Moulin	68	Director
Mark L. Filanowski	60	Director
Eric S. Rosenfeld	57	Director
David D. Sgro	38	Director
Anthony Laura	63	Chief Financial Officer

Biographical information concerning the directors and executive officers listed above is set forth below.

Edward Coll. Mr. Coll is the Chairman of the Board and Chief Executive Officer. Mr. Coll is a founder of Pangaea and has served as its Chief Executive Officer since its inception. Prior to co-founding Bulk Partners Ltd., the predecessor company to Pangaea, in 1996, Mr. Coll spent 10 years at Continental Grain Company with assignments in New York, New Orleans, Rome and Rotterdam. He joined Commodity Ocean Transport Corp (COTCO) in 1989 and became president of the company in 1993. In this position, Mr. Coll was responsible for the overall activities and businesses of three U.S public shipping companies. Mr. Coll is an elected member of the American Bureau of Shipping and has considerable expertise in the worldwide shipping and commodities markets and lectures regularly on these topics. He holds a B.S. in nautical science from the United States Merchant Marine Academy at Kings Point and a master's degree in international business from Pace University. Mr. Coll’s qualifications to sit on our board include his operational experience and deep knowledge of the shipping industry.

Carl Claus Boggild. Mr. Boggild is the President (Brazil) of the Company. Mr. Boggild is a founder of Pangaea and has served as its President (Brazil) since its inception. Prior to co-founding Bulk Partners Ltd., the predecessor company to Pangaea, in 1996, Mr. Boggild was Director of Chartering and Operations at the Korf Group of Germany. He also was a partner at Trasafra Ltd, a Brazilian agent for the largest independent grain parcel operator from Argentina and Brazil to Europe. He worked for Hudson Trading and Chartering where he was responsible for Brazilian related transportation services. As President of Commodity Ocean Transport Corporation (COTCO) he was responsible for the operations of its affiliate Handy Bulk Carriers Corporation. Prior to becoming President of COTCO, Mr. Boggild was an Executive Vice President and was responsible for its Latin American operations. Mr. Boggild holds a diploma in International Maritime Law. Mr. Boggild’s qualifications to sit on our board include his operational experience and deep knowledge of the shipping industry.

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Peter M. Yu. Mr. Peter M. Yu serves as a director of the Company. Mr. Yu will continue to serve as a director of Pangaea, a position he has held since 2008. Mr. Yu founded Cartesian Capital Group, LLC, a global private equity firm with more than $2 billion in commitments under management and the responsibility for more than 19 investments in a variety of fields and industries, in 2006. Prior to founding Cartesian, Mr. Yu founded AIGCP in 1996 and served as President and Chief Executive Officer. Under his leadership, AIGCP became a leading international private equity firm, with more than $4.5 billion in committed capital. Prior to founding AIGCP in 1996, Mr. Yu served President Clinton as Director to the National Economic Council, the White House office responsible for developing and coordinating economic policy. A graduate of Harvard Law School, Mr. Yu served as President of the Harvard Law Review and as a law clerk on the U.S. Supreme Court. Mr. Yu received a B.A. degree from Princeton University’s Woodrow Wilson School. Mr. Yu is a director of Banco Daycoval, S.A., a publicly traded bank headquartered in Brazil. Mr. Yu is also a director of a number of private entities partly or wholly-owned by funds sponsored by Cartesian Capital Group. Mr. Yu’s qualifications to sit on our board include his substantial experience in the areas of business management and financial and investment expertise.

Paul Hong. Mr. Paul Hong serves as a director of the Company. Mr. Hong is a Senior Managing Director at Cartesian Capital Group. Prior to joining Cartesian, Paul served as Senior Vice President and General Counsel of AIG Capital Partners. Paul was previously an attorney in the corporate and tax departments of Kirkland & Ellis where he specialized in private equity transactions. Paul holds an AB in Economics from Columbia College, a JD from Columbia Law School, and an LLM in Taxation from New York University Law School. Mr. Hong’s qualifications to sit on our board include his substantial experience in the areas of business management and financial and investment expertise.

Richard T. du Moulin. Mr. Richard T. du Moulin serves as a director of the Company. Mr. du Moulin is currently the President of Intrepid Shipping LLC, a position he has held since he founded Intrepid in 2002. From 1974, he spent 15 years with OMI Corporation, where he served as Executive Vice President, Chief Operating Officer, and as a member of the company's Board of Directors. From 1998 to 2002, Mr. du Moulin served as Chairman and Chief Executive Officer of Marine Transport Corporation. From 1989 to 1998, Mr. du Moulin served as Chairman and CEO of Marine Transport Lines. Mr. du Moulin is a member of the Board of Trustees and Chairman of the Seamens Church Institute of New York and New Jersey. He currently serves as a Director of Teekay Tankers and, Tidewater Inc. Mr. du Moulin served as Chairman of Intertanko, the leading trade organization for the tanker industry, from 1996 to 1999. Mr. du Moulin served in the US Navy and is a recipient of the US Coast Guard's Distinguished Service Medal. He received a BA from Dartmouth College and an MBA from Harvard University. Mr. du Moulin’s qualifications to sit on our board include his operational experience and deep knowledge of the shipping industry.

Mark L. Filanowski. Mr. Mark L. Filanowski serves as a director of the Company. Mr. Filanowski formed Intrepid Shipping LLC with Richard du Moulin in 2002. He started his career at Ernst & Young from 1976 to 1984. Subsequently, Mr. Filanowski spent 4 years at Armtek Corporation, where he served as Vice President and Controller. From 1989 to 2002, he served as Chief Financial Officer and Senior Vice President at Marine Transport Corporation, which he helped take private from NASDAQ. Mr. Filanowski is a Director of ETRE REIT, LLC and is a member of the American Bureau of Shipping. Previously, he has served as the Chairman of the Board at Arvak and at Shoreline Mutual (Bermuda) Ltd., an insurance company. Mr. Filanowski was formerly a Certified Public Accountant. He earned a BS from University of Connecticut and an MBA from New York University. Mr. Filanowski’s qualifications to sit on our board include his operational experience and deep knowledge of the shipping industry and his qualifications to sit on the audit committee include his financial experience as a CPA with Ernst & Young as well as his positions as Controller at Armtek and as CFO at Marine Transport.

Anthony Laura. Mr. Laura is the Chief Financial Officer of the Company. Mr. Laura is a founder of Pangaea and has served as its Chief Financial Officer since its inception. Prior to co-founding Bulk Partners Ltd., the predecessor to Pangaea, in 1996, Mr. Laura spent 10 years as CFO of COTCO. Mr. Laura also served at Navinvest Marine Services from 1986 to 1996. Mr. Laura is a graduate of Fordham University.

Eric S. Rosenfeld. Eric S. Rosenfeld serves as a director of the Company. Mr. Rosenfeld served as Quartet’s chairman of the board and chief executive officer from its inception through consummation of the Mergers. Mr. Rosenfeld has been the president and chief executive officer of Crescendo Partners, L.P. (“Crescendo”), a New York-based investment firm, since its formation in November 1998. Mr. Rosenfeld has formed and served as a director and management of three prior special purpose acquisition companies, Arpeggio Acquisition Corporation (“Arpeggio”), Rhapsody Acquisition Corp. (“Rhapsody”) and Trio Merger Corp. (“Trio”). Mr. Rosenfeld presently serves or has served on the board of directors of Arpeggio, Rhapsody, Trio, CPI Aerostructures, Inc., Cott Corporation, Absolute Software Corporation, Primoris Services Corporation (“Primoris”), Hill International, Spar Aerospace Limited, Hip Interactive, AD OPT Technologies Inc., Pivotal Corporation, Sierra Systems Group, Inc., Geac Computer Corporation Limited, Emergis Inc., Matrikon Inc., Dalsa Corporation and Computer Horizons Corp. Prior to forming Crescendo Partners, Mr. Rosenfeld had been managing director at CIBC Oppenheimer and its predecessor company Oppenheimer & Co., Inc. since 1985. Mr. Rosenfeld is a regular guest lecturer at Columbia Business School and has served on numerous panels at Queen’s University Business Law School Symposia, McGill Law School, the World Presidents’ Organization and the Value Investing Congress. He is a senior faculty member at the Director’s College. He has also been a regular guest host on CNBC. Mr. Rosenfeld received an A.B. in economics from Brown University and an M.B.A. from the Harvard Business School.

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David D. Sgro. David D. Sgro serves as a director of the Company. Mr. Sgro served as Quartet’s chief financial officer, secretary and a member of its board of directors from its inception through consummation of the Mergers. Mr. Sgro has been a Managing Director, Senior Vice President, Vice President and investment analyst of Crescendo from May 2005 to the present. Mr. Sgro presently serves or has served on the board of directors of Rhapsody, Trio, Primoris, Bridgewater Systems, Inc. and COM DEV International Ltd. Mr. Sgro attended Columbia Business School and prior to that, Mr. Sgro worked as an analyst and then senior analyst at Management Planning, Inc., a firm engaged in the valuation of privately held companies. Simultaneously, Mr. Sgro worked as an associate with MPI Securities, Management Planning, Inc.’s boutique investment banking affiliate. From June 2004 to August 2004, Mr. Sgro worked as an analyst at Brandes Investment Partners. Mr. Sgro received a B.S. in Finance from The College of New Jersey and an M.B.A. from Columbia Business School. In 2001, he became a Chartered Financial Analyst (CFA) Charterholder. Mr. Sgro is a regular guest lecturer at the College of New Jersey and Columbia Business School.

Independence of Directors

As a result of its common shares being listed on Nasdaq following consummation of the Mergers, the Company must adhere to the rules of Nasdaq in determining whether a director is independent. The Board has consulted, and will consult, with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, Messrs. Yu, Hong, du Moulin, Filanowski, Rosenfeld and Sgro are independent directors of the Company and participate in regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

Having Mr. Coll serve as both Chairman of the Board and Chief Executive Officer is most appropriate for the Company at this time because it provides the Company with consistent and efficient leadership, both with respect to the Company’s operations and the leadership of the Board. In particular, having Mr. Coll act in both of these roles increases the timeliness and effectiveness of the Board’s deliberations, increases the Board’s visibility into the day-to-day operations of the Company, and ensures the consistent implementation of the Company’s strategies.

The Company also believes in the importance of independent oversight and will look to ensure that this oversight is truly independent and effective through a variety of means, including:

•	Having a majority of the Board be considered independent.

•	At each regularly scheduled Board meeting, all independent directors will typically be scheduled to meet in an executive session without the presence of any management directors.

•	The charters for each of standing committees of the Board require that all of the members of those committees be independent.

We believe that the combined role of Chairman and Chief Executive Officer, together with the significant responsibilities of the Company’s other independent directors described above, provides an appropriate balance between leadership and independent oversight.

Corporate Governance

Audit Committee

Effective October 2014, we established an audit committee of the board of directors, which is comprised of Mark Filanowski, Paul Hong and David Sgro, each of whom is an independent director. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

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•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee is composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mark Filanowski and David Sgro qualify as “audit committee financial experts,” as defined under rules and regulations of the SEC.

Nominating Committee

Effective October 2014, we established a nominating committee of the board of directors, which consists of Richard du Moulin, Eric Rosenfeld and Peter Yu, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

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Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in our Nominating Committee Charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

Compensation Committee

Effective October 2014, we established a Compensation Committee which is comprised of Richard du Moulin, Eric Rosenfeld and Peter Yu. The Compensation Committee reviews and approves compensation paid to the Company’s officers and directors and administers the Company’s incentive compensation plans, including authority to make and modify awards under such plans. The Compensation Committee Charter is available on the Company’s website at www.pangaeals.com.

Compensation committee interlocks and insider participations

As of December 31, 2014, none of the members of our compensation committee will be, or will have at any time during the past year been, one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE AND DIRECTOR COMPENSATION

The Company qualifies as an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and the following is intended to comply with the scaled-back disclosure requirements applicable to emerging growth companies.

Summary Compensation Table of The Company’s Named Executive Officers

The following Summary Compensation Table sets forth the total compensation of the Company’s “named executive officers” for the fiscal years ended December 31, 2014 and 2013, who consist of (i) the Company’s Chief Executive Officer, (ii) each of the Company’s next two most highly compensation executive officers, other than its Chief Executive Officer, who served as an executive officer at December 31, 2014 and whose total compensation exceeded $100,000, and (iii) two individuals for whom disclosure would have been required but who were not serving as executive officers of the Company at December 31, 2014.

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Name and Principal Position	Year	Salary	Discretionary Bonus	All Other Compensation(1)	Total
Edward Coll	2014	$200,000	$425,000	$5,750	$630,750
Chief Executive Officer (Principal Executive Officer)	2013	$200,000	$432,500	$2,300	$634,800

Carl Claus Boggild	2014	$200,000	$200,000	$-	$400,000
President – Brazil	2013	$200,000	$-	$-	$200,000

Anthony Laura	2014	$200,000	$200,000	$5,750	$405,750
Chief Financial Officer (Principal Financial Officer)	2013	$200,000	$135,000	$2,300	$337,300

(1)	All other compensation includes employer matching contribution to the Phoenix Bulk Carriers (US) LLC 401(k) plan.

Narrative Disclosure to Summary Compensation Table

The Company does not have employment agreements with any of its senior executives, including its named executive officers, and has not previously granted its named executive officers any share or share-based awards. The Company’s compensation philosophy is to pay for performance, rewarding our executives, including our named executive officers, for their historic contributions to our performance subject to our overall performance. For the Company’s senior executives, including out named executive officers, merit increases and discretionary annual bonus awards are generally awarded in December of each year, following completion of the annual performance review cycle.

Employee Benefits and other Perquisites

The Company maintains, and its named executive officers (other than Mr. Boggild) participate in the Phoenix Bulk Carriers (US) LLC 401(k) Plan, a 401(k) retirement savings plan. Each participant who is a United States employee may contribute to the 401(k) plan, through payroll deductions, up to 90% of his or her salary limited to the maximum allowed by the Internal Revenue Service regulations. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times and are not taxable to participants until withdrawn. Employee participants may elect to invest their contributions in various established funds. The Company also makes contributions to the accounts of plan participants.

Except as set forth above, the Company’s named executive officers generally participate in the same employee benefit programs as its other employees.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2014, none of the Company’s senior executives, including its named executive officers, held any outstanding equity- or equity-based awards in respect of the Company..

Retirement Benefits, Termination and Severance; Change in Control Payments

As of December 31, 2014, none of the Company’s senior executives, including its named executive officers, have any retirement benefits (other than their right to participate in Pangaea’s 401(k) retirement plan, as described above) or have any rights to severance or other payments in connection with a termination of their employment or upon a change in control of the Company.

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Compensation of Non-Employee Directors.

The following table sets forth compensation expected to be earned by our non-employee directors for the period from October 1, 2014 through September 30, 2015:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-equity incentive plan compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Mark Filanowski	$25,000	$46,600	$-	$-	$-	$-	$71,600

Richard DuMoulin	$25,000	$46,600	$-	$-	$-	$-	$71,600

Peter Yu	$25,000	$46,600	$-	$-	$-	$-	$71,600

Paul Hong	$25,000	$46,600	$-	$-	$-	$-	$71,600

Eric Rosenfeld	$25,000	$46,600	$-	$-	$-	$-	$71,600

David Sgro	$25,000	$46,600	$-	$-	$-	$-	$71,600

During the fiscal year ending December 31, 2014, our board of directors established a compensation program for our non-employee directors. Under the plan, these non-employee directors will receive a combination of cash compensation and restricted shares of our common stock as payment for services rendered as such members. Members of our board of directors who are not our employees received 10,000 restricted shares of our common stock pursuant to the 2014 Long-Term Incentive Plan on December 30, 2014 and will receive $25,000 cash as payment for services rendered for the annual period ending September 30, 2015. Restricted shares vest at the rate of 50% after one year and the remaining 50% after two years. All restricted shares granted on December 30, 2014 will be forfeited if the non-employee director does not serve until the Company’s 2015 annual meeting of shareholders, except in the event of death of the non-employee director.

We also reimburse our directors for reasonable and necessary out-of-pocket expenses incurred in attending Board and committee meetings or performing other services for us in their capacities as directors.

Equity Compensation Plan Information

During 2014, the Company adopted the 2014 Share Incentive Plan (the “2014 Plan”). The purpose of the 2014 Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company and its affiliates and promoting the creation of long-term value for our shareholders by closely aligning the interests of such individuals with those of such shareholders. The 2014 Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of shareholder value.

Summary of the 2014 Plan

Plan Administration. The 2014 Plan is administered by the Board or such other committee consisting of two or more individuals appointed by the Board to administer the plan (the “Committee”). The Committee has the authority, among other things, to select participants, determine types of awards and terms and conditions of awards for participants, prescribe rules and regulations for the administration of the plan and make all decisions and determinations as deemed necessary or advisable for the administration of the 2014 Plan. The Committee may delegate certain of its authority as it deems appropriate, pursuant to the terms of the 2014 Plan, to officers or employees of the Company or its affiliates. The Committee’s actions will be final, conclusive and binding.

Authorized Shares. A total of 1,500,000 common shares are reserved and available for delivery under the 2014 Plan. The number of common shares reserved and available for delivery under the 2014 is subject to adjustment, as described below. The maximum number of common shares reserved and available for delivery under the 2014 Plan may be issued in respect of incentive stock options. Common shares issued under the 2014 Plan may consist of authorized but unissued common shares or previously issued common shares. Common shares underlying awards that are settled in cash, canceled, forfeited, or otherwise terminated without delivery to a participant will again be available for issuance under the 2014 Plan. Common shares withheld or surrendered in connection with the payment of an exercise price of an award or to satisfy tax withholding will again become available for issuance under the 2014 Plan.

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Individual Limits. The maximum number of common shares that may be subject to awards granted to any non-employee director of the Company in any one calendar year is 10,000.

Types of Awards. The types of awards that may be available under the 2014 Plan are described below. All of the awards described below will be subject to the terms and conditions determined by the Committee in its sole discretion, subject to certain limitations provided in the 2014 Plan. Each award granted under the 2014 Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-qualified Stock Options. A non-qualified stock option is an option that is not intended to meet the qualifications of an incentive stock option, as described below. An award of a non-qualified stock option grants a participant the right to purchase a certain number of our common shares during a specified term in the future, or upon the achievement of performance or other conditions, at an exercise price set by the Committee on the grant date. The term of a non-qualified stock option will be set by the Committee but may not exceed 10 years from the grant date. The exercise price may be paid using cash, or by certified or bank cashier’s check, and if approved by the Committee (i) by delivery of common shares previously owned by the participant, (ii) by a broker-assisted, cashless exercise in accordance with procedures approved by the Committee, or (iii) by any other means approved by the Committee.

Incentive Stock Options.  An incentive stock option is an option that meets the requirements of Section 422 of the Code. Incentive stock options may be granted only to our employees or employees of certain of our subsidiaries and must have an exercise price of no less than 100% of the fair market value (or 110% with respect to a ten-percent shareholder) of a common share on the grant date and a term of no more than 10 years (or 5 years with respect to a ten-percent shareholder). The aggregate fair market value, determined at the time of grant, of our common shares subject to Incentive Stock Options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000.

Share Appreciation Rights.  A share appreciation right entitles the participant to receive an amount equal to the difference between the fair market value of our common shares on the exercise date and the base price of the share appreciation right that is set by the Committee on the grant date, multiplied by the number of shares subject to the share appreciation right. The term of a share appreciation right will be set by the Committee but may not exceed 10 years from the grant date. Payment to a participant upon the exercise of a share appreciation right may be either in cash, common shares, or specified property as determined by the Committee.

Restricted Shares.  A restricted share award is an award of restricted common shares that does not vest until a specified period of time has elapsed, and/or upon the achievement of performance or other conditions determined by the Committee, and which will be forfeited if the conditions to vesting are not met. During the period that any restrictions apply, transfer of the restricted common shares is generally prohibited. Unless otherwise specified in their award agreement, participants generally have all of the rights of a shareholder as to the restricted common shares, including the right to vote such shares, provided, that any cash or share dividends with respect to the restricted common shares will be withheld by the Company and will be subject to forfeiture to the same degree as the restricted common shares to which such dividends relate.

Restricted Share Units.  A restricted share unit is an unfunded and unsecured obligation to issue a common share (or an equivalent cash amount) to the participant in the future. Restricted share units become payable on terms and conditions determined by the Committee and will vest and be settled at such times in cash, common shares, or other specified property, as determined by the Committee.

Other Share-Based Awards.  Under the 2014 Plan, the Committee may grant other types of equity-based or cash-based awards subject to such terms and conditions that the Committee may determine. Such awards may include the grant of dividend equivalents, which generally entitle the participant to receive amounts equal to the dividends that are paid on the shares underlying the award. The Committee may also grant common shares as a bonus, and may grant other awards in lieu of obligations of the Company or its affiliates to pay cash or deliver other property under the 2014 Plan or under other plans or compensatory arrangements, subject to such terms and conditions as the Committee may determine.

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Performance Awards.  A performance award is an award of common shares or units subject (in whole or in part) to the achievement of pre-determined performance objectives specified by the Committee. Earned performance awards may be settled in cash, common shares, or other awards (or in a combination thereof), at the discretion of the Committee.

Adjustments.  The aggregate number of common shares reserved and available for delivery under the 2014 Plan, the individual limitations, the number of common shares covered by each outstanding award, and the price per common share underlying each outstanding award will be equitably and proportionally adjusted or substituted, as determined by the Committee, as to the number, price or kind of share or other consideration subject to such awards in connection with share dividends, extraordinary cash dividends, share splits, reverse share splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in our capitalization affecting our common shares or our capital structure, or in the event of any change in applicable law or circumstances that results in or could result in, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the 2014 Plan.

Corporate Events.  In the event of a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation or in which the Company is the surviving corporation but the holders of its common shares receive securities of another corporation or other property or cash, a “change in control” (as defined in the 2014 Plan), or a reorganization, dissolution, or liquidation of the Company, the Committee may, in its discretion, provide for the assumption or substitution of outstanding awards, accelerate the vesting of outstanding awards, cash-out outstanding awards, or replace outstanding awards with a cash incentive program that preserves the value of the awards so replaced.

Transferability.  Awards under the 2014 Plan may not be sold, transferred, pledged, or assigned other than by the will or by the applicable laws of descent and distribution, unless (for awards other than incentive stock options) otherwise provided in an award agreement or determined by the Committee.

Amendment.  The Board o or the Committee may amend the 2014 Plan or outstanding awards at any time. The Company’s shareholders must approve any amendment if their approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Company’s common shares are traded. No amendment to the 2014 Plan or outstanding awards which materially impairs the right of a participant is permitted unless the participant consents in writing. Shareholder approval will be required for any amendment that reduces the exercise price or base price of any outstanding award or that would be treated as a repricing under generally accepted accounting principles. Shareholder approval will also be required for the repurchase for cash or cancelation of an award at a time when its exercise price or base price, as applicable, exceeds the fair market value of a common share on the date of such repurchase or cancelation.

Termination.  The 2014 Plan will terminate on the day before the tenth anniversary of the 2014 Plan’s effective date. In addition, the Board or the Committee may suspend or terminate the plan at any time. Following any such suspension or termination, the 2014 Plan will remain in effect to govern any then outstanding awards until such awards are forfeited, terminated or otherwise canceled or earned, exercised, settled or otherwise paid out, in accordance with their terms.

Clawback.  All awards under the 2014 Plan will be subject to any incentive compensation clawback or recoupment policy currently in effect, or as may be adopted by our board of directors or any committee thereof from time to time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested independent directors, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested independent directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

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Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC. Based on our review of the copies of such reports furnished to us, or representations from certain reporting persons that no other reports were required, we believe that all applicable filing requirements were complied with during the year ended December 31, 2014.

Related Person Transactions

Escrow Agreement

The Company is a party to an Escrow Agreement, dated as of October 1, 2014, by and among Continental Stock Transfer & Trust Company, as escrow agent, the stockholders listed thereto (the “Stockholders”) and a representative of Quartet (the “Escrow Agreement”). Upon consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), of the common shares issued to the Stockholders as consideration for the Transactions an aggregate of 1,100,000 such shares (“Escrow Shares”) were placed in escrow pursuant to the Escrow Agreement. Of the 1,100,000 common shares held in escrow, 550,000 shall be released on October 1, 2015 and the remaining shares will be released on October 1, 2016, in each case subject to reduction based on shares cancelled for claims ultimately resolved and those still pending resolution at the time of the release. The foregoing description of the Escrow Agreement is qualified in its entirety by the terms of the Escrow Agreement, a copy of which is filed hereto as an attached hereto as Exhibit 10.1.

Registration Rights Agreement

The Company is party to a registration rights agreement, dated October 1, 2014, by and among the Company and the Stockholders (the “Registration Rights Agreement”), which provides the Stockholders with certain rights to cause the Company to register under the Securities Act, the common shares issued pursuant to the Merger Agreement and any securities issued by the Company in connection with the foregoing by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or otherwise (the foregoing, collectively, “Registrable Securities”). The Stockholders are entitled to certain demand and “piggy back” registration rights with respect to the Registrable Securities. The foregoing description of the Registration Rights Agreement is qualified in its entirety by the terms of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.2.

Lock-up Agreements

The Company has also entered into a lock-up agreement with each of the Stockholders (the “Lock-up Agreement”) pursuant to which they have agreed not to transfer common shares that they received upon consummation of the Mergers until (A) with respect to 50% of such shares, the earlier of (i) the date on which the closing price of the common shares exceeds $12.50 per share for any 20 trading days within a 30-trading day period and (ii) October 1, 2015 and (B) with respect to the remaining 50% of such shares, September 30, 2015, in each case subject to certain exceptions, provided, that the lock-up period shall terminate immediately prior to the consummation of a liquidation, merger, stock exchange or other similar transaction that results in any of the Company’s shareholders having the right to exchange the Company’s common shares for cash, securities or other property. The foregoing description of the Lock-up Agreement is qualified in its entirety by the terms of the Lock-up Agreement, a copy of which is attached hereto as Exhibit 10.3.

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Related Party Transactions

	December 31,			September 30,
	2013	Activity		2014
				(unaudited)
Included in accounts payable and accrued expenses on the consolidated balance sheets:
To Founders	$203,050	$(203,050)		$-
	$203,050	$(203,050)		$-

Included in current related party debt on the consolidated balance sheets:
Loan payable – 2011 Founders Note	$4,325,000	-		$4,325,000
Interest payable – 2011 Founders Note	296,248	(54,507	)i.	241,741
Loan payable – BVH shareholder ST Shipping	2,995,000	-		2,995,000
Loan payable to NBHC shareholder ST Shipping	-	19,405,000	ii.	19,405,000
Loan payable to NBHC shareholder (ASO2020)	-	19,404,972	ii.	19,404,972
	$7,616,248	$38,755,465		$46,371,713

Included in related party long-term debt on the consolidated balance sheets:
Loan payable to NBHC shareholder ST Shipping	$17,030,000	$(17,030,000	)iii.	$-
Loan payable to NBHC shareholder (ASO2020)	17,029,972	(17,029,972	)iii.	-
Less unamortized discount	(16,756,054)	16,756,054	iv.	-
Total related party long-term debt	$17,303,918	$(17,303,918)		$-

i.	Paid in cash
ii.	Loans payable to NBHC shareholders ST Shipping and ASO2020, including additional borrowing on May 28, 2014. On April 1, 2014, the loans were amended to remove the maturity date and have therefore been reclassified as current.
iii.	Balance at December 31, 2013 has been reclassified as current
iv.	Unamortized discount at December 31, 2013 was reduced by imputed interest of $322,946 which was recorded for the three months ended March 31, 2014, prior to the amendment of the loan. The net unamortized discount on April 1, 2014 of $16,433,109 has been recorded as a reduction of noncontrolling interest due to the debt modification.

BVH entered into an agreement for the construction of two new ultramax newbuildings in 2013. ST Shipping provided a loan of $2,995,000 to make deposits on the contracts. The loan is payable on demand and does not bear interest.

In connection with the acquisition of m/v Nordic Orion and m/v Nordic Odyssey in 2012, STST provided two $8,050,000 subordinated notes (one designated for each vessel) which were payable on demand and do not bear interest. During the year ended December 31, 2012, aggregate repayments of $3,600,000 were made against these notes. Bulk Partners restructured its existing related party loans payable to ST Shipping at December 31, 2012 to modify the repayment date to January 9, 2023, which was accounted for as a modification under ASC 470-50. In January 2013, Bulk Partners entered into a Share Transfer Restructuring Agreement through which the shareholders of Odyssey and Orion transferred their shares of those entities and their zero interest subordinated shareholder loans to these entities, to NBHC in exchange for the shares of NBHC.

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Also during 2013, NBHC entered into contracts to purchase four Ice-Class 1A newbuildings and paid deposits of $26,100,000. STST provided an additional $4,530,000, thereby increasing its loan to $17,030,000. The newest shareholder, ASO2020, also provided $17,030,000 in loans and acquired one-third of the common stock of NBHC for approximately $13,000. On April 1, 2014, the loans were amended to remove the maturity date. The unamortized discount at April 1, 2014 of $16,433,108 has been recorded as a reduction to noncontrolling interest because the original discount was recorded as an increase in noncontrolling interest. On May 28, 2014, each of the shareholders provided additional loans of $1,187,500 to finance the second installment on the first vessel delivery. On August 7, 2014, each of the shareholders provided additional loans of $1,187,500 to finance the third installment on the first vessel delivery. These loans are also payable on demand and do not bear interest.

On October 1, 2011, Bulk Partners entered into a $10,000,000 loan agreement with Bulk Partner’s founders, which was payable on demand at the request of the lenders (the 2011 Founders Note). The note bears interest at a rate of 5%. On January 1, 2012 Bulk Partners issued 5,675 shares of convertible redeemable preferred stock to the Founders, representing a partial repayment of the note, the balance of which was $4,325,000 at September 30, 2014, December 31, 2013 and 2012.

Under the terms of a technical management agreement between Bulk Partners and Seamar Management S.A. (Seamar), an equity method investee, Seamar is responsible for the day-to-day operations for all of Bulk Partners’ owned vessels. During the nine-month periods ended September 30, 2014 and 2013, Bulk Partners incurred technical management fees of approximately $1,759,000 and $1,312,000, respectively under this arrangement. During the years ended December, 2013 and 2012, Bulk Partners incurred technical management fees of approximately $1,864,000 and $1,201,000, respectively under this arrangement. These fees are included in vessel operating expenses in the consolidated statements of income.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND SELLING SHAREHOLDERS

The following table sets forth the beneficial ownership of our common shares as of most recent practicable date prior to filing by (1) each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of our outstanding common shares, (2) each of our directors, (3) each of our named executive officers, (4) all of our directors and executive officers as a group and (5) each selling shareholder.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages reflect beneficial ownership prior to this offering as determined in accordance with Rule 13d-3 under the Exchange Act and assumes there are 34,756,997 common shares outstanding.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Beneficial Ownership (2)
Directors and Executive Officers:
Edward Coll(3)	7,495,173	21.56%
Carl Claus Boggild(4)	7,417,105	21.34%
Richard T. du Moulin*	10,000	0.03%
Mark L. Filanowski*	10,000	0.03%
Eric S. Rosenfeld	366,576	1.05%
David D. Sgro*	75,568	0.22%
Peter Yu (5)	13,926,467	40.07%
Anthony Laura	2,335,382	6.72%
Paul Hong	10,000	0.03%
All Directors and Officers as a Group	31,646,271	91.05%

89

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Beneficial Ownership (2)
Three Percent Holders:
Edward Coll(3)	7,495,173	21.56%
Lagoa Investments(4)	7,417,105	21.34%
Pangaea One, L.P. c/o Cartesian Capital Group, LLC 505 Fifth Avenue, 15th Floor New York, NY 10017	5,982,750	17.21%
Pangaea One (Cayman), L.P. c/o Cartesian Capital Group, LLC 505 Fifth Avenue, 15th Floor New York, NY 10017	3,297,254	9.49%
Pangaea One Parallel Fund, L.P. c/o Cartesian Capital Group, LLC 505 Fifth Avenue, 15th Floor New York, NY 10017	3,081,156	8.86%
Pangaea One Parallel Fund (b), L.P. c/o Cartesian Capital Group, LLC 505 Fifth Avenue, 15th Floor New York, NY 10017	1,555,307	4.47%

*Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Pangaea Logistics Solutions Ltd., 109 Long Wharf, Newport, Rhode Island 02840.

(2)	The beneficial ownership of the common shares by the selling shareholders set forth in the table is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any common shares as to which the Selling Shareholder has sole or shared voting power or investment power and also any common shares that the Selling Shareholder has the right to acquire within 60 days. The percentage of beneficial ownership is calculated based on 34,756,997 outstanding common shares, which does not take into account the shares that may be issued to the Former Pangaea Holders upon achievement of certain net income targets. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them upon consummation of the Mergers.

(3)	Shares owned by Edward Coll include 120,000 common shares held by three irrevocable trusts for the benefit of his children as well as 13,300 open market purchases, all as to which Mr. Coll has sole or shared voting power or investment power. Accordingly, solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Exchange Act, Mr. Coll may be deemed to be the beneficial owner of these shares.

(4)	Shares owned by Lagoa Investments. Mr. Boggild is the Managing Director of Lagoa Investments and solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Exchange Act, Mr. Boggild may be deemed to be the beneficial owner of the shares held by Lagoa Investments.

(5)	Mr. Yu is a principal officer or director of the entity directly or indirectly controlling the general partner of each of Pangaea One, L.P., Pangaea One (Cayman), L.P. and Pangaea One Parallel Fund, L.P. and Pangaea One Parallel Fund (B), L.P. (collectively, the “Pangaea One Entities”). Accordingly, solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Exchange Act, Mr. Yu may be deemed to be the beneficial owner of the shares held by the Pangaea One Entities.

90

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common shares in the public market could adversely affect prevailing market prices of our common shares. Some of our common shares are not available for sale for a certain period of time following consummation of the Mergers because they are subject to contractual and legal restrictions on resale some of which are described below. Sales of substantial amounts of common shares in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sales of Restricted Securities

All of the common shares held by the Selling Shareholders will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Of the remaining common shares that will be outstanding after this offering, 33,645,058 common shares are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to any restrictions on unvested shares issued under our share incentive plans and the lock-up agreements described below, shares held by non-affiliates that are not restricted securities or that have been owned for more than one year may be sold without regard to the provisions of Rule 144.

91

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any common shares that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common shares by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In addition, under Rule 144, a person may sell our common shares acquired from us immediately upon the closing of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned our common shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of our common shares then outstanding, which will equal approximately 347,570 shares immediately after this offering; and

•	the average weekly trading volume in our common shares on the Nasdaq during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Equity Incentive Plans

Our Board, and our shareholders have approved, the 2014 Long-Term Incentive Plan. For additional information regarding our 2014 Plan, including the number of shares reserved for issuance, see “Executive Compensation — Stock and Retirement Plans” above.

Registration Rights

The holders of approximately 291,953 common shares, or their transferees, are entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act pursuant to the registration rights agreement. If these shares are registered, they will be freely tradable without restriction under the Securities Act. For a description of these registration rights, see “Certain Relationships and Related Party Transactions — Related Person Transactions — Registration Rights Agreement.”

92

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by us with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on the Company at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

This Prospectus incorporates important business and financial information about us that is not included in or delivered with the Prospectus. Information and statements contained in this Prospectus or any annex to this Prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this Prospectus forms a part.

If you would like additional copies of this document or if you have questions about the Company, you should contact via phone or in writing:

Mr. Edward Coll

Pangaea Logistics Solutions Ltd.

109 Long Wharf

Newport, Rhode Island 02840

(401) 846-7790

93

INDEX TO FINANCIAL STATEMENTS

Pangaea Logistics Solutions Ltd. (formerly known as Bulk Partners (Bermuda) Ltd.)
Reports of Independent Registered Public Accounting Firms	F-2
Consolidated Balance Sheets (Unaudited) as of September 30, 2014 and December 31, 2013	F-4
Consolidated Statements of Income (Unaudited) for the Three and Nine Months Ended September 30, 2014 and 2013	F-5
Consolidated Statements of Changes in Convertible Redeemable Preferred Stock and Stockholders’ Equity (Unaudited) for the Nine Months Ended September 30, 2014 and 2013	F-6
Consolidated Statements of Cash Flows (Unaudited) for the Nine Months Ended September 30, 2014 and 2013	F-7
Notes to Consolidated Financial Statements (Unaudited)	F-9
Reports of Independent Registered Public Accounting Firms	F-22
Consolidated Balance Sheets as of December 31, 2013 and 2012	F-24
Consolidated Statements of Income for the Years Ended December 31, 2013 and 2012	F-25
Consolidated Statements of Changes in Convertible Redeemable Preferred Stock and Stockholders’ Equity for the Years Ended December 31, 2013 and 2012	F-26
Consolidated Statements of Cash Flows for the Years Ended December 31, 2013 and 2012	F-27
Notes to Consolidated Financial Statements	F-29

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Pangaea Logistics Solutions Ltd.

We have reviewed the accompanying consolidated balance sheet of Bulk Partners (Bermuda) LTD. and subsidiaries (the “Company”), as of September 30, 2014 and the related consolidated statements of income for the three- and nine-month periods ended September 30, 2014 and 2013, changes in convertible redeemable preferred stock and stockholders’ equity (deficit) for the nine months ended September 30, 2014, and cash flows for the nine months ended September 30, 2014 and 2013. These interim financial statements are the responsibility of the Company’s management.

We were furnished with the report of other accountants on their reviews of the consolidated interim financial statements of Nordic Bulk Holding ApS and its subsidiary, whose total assets as of September 30, 2014 constituted 5.4% of the related consolidated total, and whose revenues for the three- and nine-month periods ended September 30, 2014 and 2013 constituted 38.3%, 39.0%, 32.4%, and 32.6%, respectively, of the related consolidated totals.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews and the report of other accountants, we are not aware of any material modifications that should be made to the consolidated interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2013, and the related consolidated statements of income, changes in convertible redeemable preferred stock and stockholders’ equity, and cash flows for the year then ended (not presented herein); and we expressed, based on our audit and the report of other auditors, an unqualified opinion on those consolidated financial statements in our report dated May 5, 2014. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2013, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ GRANT THORNTON LLP

Boston, Masssachusetts

November 14, 2014

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Nordic Bulk Holding ApS

We have reviewed the accompanying consolidated balance sheet of Nordic Bulk Holding ApS (a Danish corporation) and its subsidiary (the “Company”), and the related consolidated statements of income, changes in shareholders’ equity, and cash flows, as of September 30, 2014 and for the three and nine month periods ended September 30, 2014 and 2013. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers

Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark

November 13, 2014

F-3

Bulk Partners (Bermuda) LTD.

Consolidated Balance Sheets

	September 30,	December 31,
	2014	2013
Assets	(unaudited)
Current assets
Cash and cash equivalents	$20,157,708	$18,927,927
Restricted cash	500,000	500,000
Accounts receivable (net of allowance of $2,047,603 at
September 30, 2014 and $1,662,593 at December 31, 2013)	30,462,924	44,688,470
Other receivables	287,668	133,646
Bunker inventory	21,050,009	21,072,192
Advance hire, prepaid expenses and other current assets	10,916,092	12,744,125
Total current assets	83,374,401	98,066,360

Fixed assets, net	225,179,262	197,153,889
Investment in newbuildings in-process	25,576,943	31,900,000
Other noncurrent assets	1,495,078	3,253,022
Total assets	$335,625,684	$330,373,271

Liabilities, convertible redeemable preferred stock
and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$40,623,223	$45,878,378
Related party debt	46,371,713	7,616,248
Deferred revenue	5,862,960	16,155,498
Current portion long-term debt	18,686,730	16,065,483
Line of credit	3,000,000	3,000,000
Dividend payable	29,381,125	23,177,503
Other current liablities	263,982	-
Total current liabilties	144,189,733	111,893,110

Secured long-term debt, net	91,719,946	83,302,421
Related party long-term debt, net	-	17,303,918

Commitments and contingencies

Convertible redeemable preferred stock, net of issuance costs
($1,000 par value, 112,500 shares authorized, 89,114
and 64,047 shares issued and outstanding at September 30, 2014
December 31, 2013, respectively)	103,236,399	103,236,399

Stockholders' (deficit) equity:
Common stock ($1.00 par value, 199,829 shares authorized
87,329 shares issued and outstanding at September 30, 2014,
December 31, 2013 and December 31, 2012
191,606 shares issued and outstanding on pro forma basis	87,329	87,329
Additional paid-in capital	-	-
Accumulated deficit	(7,324,015)	(5,933,870)
Total Bulk Partners (Bermuda) LTD. deficit	(7,236,686)	(5,846,541)
Non-controlling interest	3,716,292	20,483,964
Total stockholders' (deficit) equity	(3,520,394)	14,637,423
Total liabilities, convertible reemable preferred stock
and stockholders' (deficit) equity	$335,625,684	$330,373,271

The accompanying notes are an integral part of these financial statements

F-4

Bulk Partners (Bermuda) LTD.

Consolidated Statements of Income

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Voyage revenue	$80,604,263	$80,371,836	$252,084,882	$246,642,009
Charter revenue	10,600,956	14,797,016	43,112,456	34,328,821
	91,205,219	95,168,852	295,197,338	280,970,830
Expenses:
Voyage expense	46,598,184	45,193,740	136,624,745	147,119,813
Charter hire expense	34,315,719	31,984,645	112,271,588	86,098,418
Vessel operating expense	7,935,565	6,148,253	22,587,314	15,710,044
General and administrative	2,790,350	2,747,691	7,719,226	8,592,008
Depreciation and amortization	3,118,973	2,518,726	8,415,174	7,060,351
Gain on sale of vessels	(1,661,368)	-	(3,947,600)	-
Total expenses	93,097,423	88,593,055	283,670,447	264,580,634

(Loss) income from operations	(1,892,204)	6,575,797	11,526,891	16,390,196

Other (expense) income:
Interest expense	(1,348,252)	(1,419,338)	(4,338,904)	(3,889,788)
Interest expense related party debt	(108,422)	(194,543)	(170,784)	(357,341)
Imputed interest on related party long-term debt	-	(317,942)	(322,947)	(793,222)
Unrealized (loss) gain on derivative instruments	(551,354)	1,854,930	(2,123,246)	183,287
Other income (expense)	83,803	(515,677)	8,030	(197,127)
Total other expense, net	(1,924,225)	(592,570)	(6,947,851)	(5,054,191)

Net (loss) income	(3,816,429)	5,983,227	4,579,040	11,336,005
Loss (income) attributable to noncontrolling interests	906,822	(113,827)	334,563	(820,323)
Net (loss) income attributable to Bulk Partners (Bermuda) LTD.	$(2,909,607)	$5,869,400	$4,913,603	$10,515,682

Loss per common share:
Basic	$(64.68)	$(7.77)	$(15.92)	$(63.30)
Diluted	$(64.68)	$(7.77)	$(15.92)	$(63.30)

Weighted average shares used to compute loss
per common share, basic and diluted	87,329	87,329	87,329	87,329

The accompanying notes are an integral part of these financial statements

F-5

Bulk Partners (Bermuda) LTD. Consolidated Statements of Changes in Convertible Redeemable Preferred Stock and Stockholders' Equity (Deficit)

							Total
	Convertible Redeemable Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Bulk Partners (Bermuda) LTD.	Non-Controlling	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit	Interest	Equity (Deficit)

Balance at December 31, 2013	89,113.888	$103,236,399	87,329	$87,329	$-	$(5,933,870)	$(5,846,541)	$20,483,964	$14,637,423

Accrued convertible redeemable preferred stock dividends	-	-	-	-	-	(6,303,748)	(6,303,748)	-	(6,303,748)
Shareholder loan modification								(16,433,109)	(16,433,109)
Net income (loss)	-	-	-	-	-	4,913,603	4,913,603	(334,563)	4,579,040
Balance at September 30, 2014 (unaudited)	89,113.888	$103,236,399	87,329.000	$87,329	$-	$(7,324,015)	$(7,236,686)	$3,716,292	$(3,520,394)

The accompanying notes are an integral part of these financial statements

F-6

Bulk Partners (Bermuda) LTD.

Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2014	2013
	(unaudited)	(unaudited)
Operating activities
Net income	$4,579,040	$11,336,005
Adjustments to reconcile net income to net cash
provided by operations:
Depreciation and amortization expense	8,415,174	7,060,351
Amortization of deferred financing costs	627,961	658,089
Unrealized loss (gain) on derivative instruments	2,123,246	(183,287)
Provision for doubtful accounts	(385,010)	-
Write off of unamortized financing costs	241,522	-
Amortization of discount on related party long-term debt	322,947	-
Imputed interest on related party long-term debt	-	793,222
Change in operating assets and liabilities:
Accounts receivable	14,610,555	1,018,218
Other receivables	(154,022)	(56,781)
Bunker inventory	22,183	(4,490,193)
Advance hire, prepaid expenses and other current assets	1,770,164	687,302
Other non-current assets	(236,223)	-
Account payable, accrued expenses and other current liabilities	(4,570,546)	2,343,788
Other current liabilities	(657,491)	(381,011)
Deferred revenue	(10,292,538)	147,241
Net cash provided by operating activities	16,416,962	18,932,944

Investing activites
Purchase of vessels	(38,288,452)	(75,588,933)
Sale of vessels	19,331,787	-
Deposits on newbuildings in-process	(6,960,499)	-
Drydocking costs	(3,639,677)	-
Purchase of building and equipment	(558,376)	(92,388)
Net cash used in investing activities	(30,115,217)	(75,681,321)

Financing activities
Proceeds of related party debt	4,750,000	21,559,972
Payments on related party debt	(54,507)	(203,582)
Proceeds from long-term debt	35,500,000	32,205,000
Payments of financing and issuance costs	(366,800)	(1,595,450)
Payments on long-term debt	(24,800,657)	(9,713,178)
Proceeds from issuance of convertible redeemable preferred stock	-	18,199,180
Common stock dividends paid	(100,000)	(100,000)
Decrease (increase) in restricted cash	-	687,500
Distributions to non-controlling interest	-	(176,667)
Net cash provided by financing activities	14,928,036	60,862,775

Net increase in cash and cash equivalents	1,229,781	4,114,398
Cash and cash equivalents at beginning of period	18,927,927	19,695,675
Cash and cash equivalents at end of period	$20,157,708	$23,810,073

The accompanying notes are an integral part of these financial statements

F-7

Bulk Partners (Bermuda) LTD.
Consolidated Statements of Cash Flows (continued)

	Nine months ended September 30,
	2014	2013
	(unaudited)	(unaudited)
Disclosure of noncash items
Dividends declared, not paid	$6,303,622	$5,769,050
Issuance of convertible redeemable preferred stock
as settlement of accrued dividends	$-	$213,152
Issuance of convertible redeemable preferred stock
in settlement of notes payable	$-	$1,385,503
Beneficial conversion feature of convertible redeemable
preferred stock at issuance date	$-	$5,748,464
Modification of Shareholder loan to on Demand	$16,433,108
Imputed interest on related party long-term debt	$322,947	$793,222
Discount on related party long-term debt	$-	$17,080,063
Cash paid for interest	$3,660,117	$4,366,007

The accompanying notes are an integral part of these financial statements

F-8

Note 1. Basis of Presentation and General Information

The accompanying consolidated financial statements include the accounts of Bulk Partners (Bermuda) Ltd. (formerly known as Pangaea Logistics Solutions Ltd.) and its wholly-owned subsidiaries (collectively, the ‘‘Company”, ‘‘we’’ or ‘‘our’’). The Company was incorporated in 2008 under the laws of Bermuda to pursue opportunities in the international dry bulk shipping trade.

In July 2014, Bulk Nordic Odin Ltd. (“Bulk Odin”) was organized under the laws of Bermuda for the purpose of owning a new Ice-Class 1A Panamax vessel under construction. Bulk Odin is a wholly-owned subsidiary of Nordic Bulk Holding Company Ltd, a consolidated affiliate of the Company.

In September 2014, ownership of Long Wharf was transferred to the Company. Long Wharf was previously owned by two of the Company’s Founders and was heavily dependent on the Company to fund its operations; and as such, was consolidated pursuant to ASC 810-10.

The Company is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership, chartering and operation of dry-bulk vessels. The Company’s fleet is comprised of Panamax, Supramax and Handymax dry bulk carriers and the Company operates its business in one business segment.

As of September 30, 2014, the Company owned a fleet of 13 oceangoing vessels comprised of three Ice Class 1A Panamax, four Panamax, four Supramax and two Handymax vessels with an average age of approximately 13.5 years.

The accompanying consolidated balance sheet as of September 30, 2014, the consolidated statements of income for the three- and nine-month periods ended September 30, 2104 and 2013, changes in convertible redeemable preferred stock and stockholders’ equity (deficit) for the nine months ended September 30, 2014, and cash flows for the nine months ended September 30, 2014 and 2013 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position and results of operations and cash flows for the nine months ended September 30, 2014 and 2013. The financial data and the other information disclosed in these notes to the condensed consolidated financial statements related to these nine month periods are unaudited. Certain information and disclosures included in the annual consolidated financial statements have been omitted for the interim periods disclosed pursuant to the rules and regulations of the SEC. The results of the nine months ended September 30, 2014 are not necessarily indicative of the results to be expected for the year ending December 31, 2014 or for any other interim period or other future year.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates and assumptions of the Company are the estimated salvage value used in determining depreciation expense, the allowances for doubtful accounts, the fair value of convertible redeemable preferred stock, and the discount on interest free loans .

F-9

Advance hire, prepaid expenses and other current assets were comprised of the following:

	September 30,	December 31,
	2014	2013
	(unaudited)
Advance hire	$5,664,781	8,788,882

Prepaid expenses	1,102,270	514,169

Margin account deposit	1,782,926	1,062,439

Other current assets	2,366,115	2,378,635

Total	$10,916,092	$12,744,125

Accounts payable, accrued expenses and other current liabilities were comprised of the following:

	September 30,	December 31,
	2014	2013
	(unaudited)
Accounts payable	$35,789,564	39,201,642

Accrued expenses	3,427,481	3,839,531

Other current liabilities	1,406,178	2,837,205

Total	$40,623,223	$45,878,378

Note 2. New Accounting Pronouncements

In April 2014, the FASB issued an update Accounting Standards Update for Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, Presentation of Financial Statements, and Property Plant and Equipment. Under this new guidance, only disposals that represent a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, the new guidance expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. The new standard is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. The Company does not expect a material impact on the Company’s consolidated financial statements as a result of the adoption of this standard.

In May 2014, the FASB issued an update Accounting Standards Update for Revenue from Contracts with Customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2016. The Company is evaluating the impact of the adoption of this guidance to determine whether or not it has a material impact on the Company’s consolidated financial statements.

F-10

Note 3. Fixed Assets

Vessel and Vessel Improvements

The cost of vessels and vessel improvements, net of accumulated depreciation of $30,190,224 and $27,074,656 as of September 30, 2014 and December 31, 2013, respectively, is as follows:

	September 30, 2014	December 31, 2013
	(unaudited)

m/v BULK PANGAEA	$21,207,761	$20,879,837
m/v BULK DISCOVERY	11,870,654	13,583,813
m/v BULK CAJUN	6,053,450	6,566,227
m/v BULK PATRIOT	14,802,541	13,573,298
m/v BULK JULIANA	14,005,361	14,614,596
m/v NORDIC ODYSSEY	29,425,883	30,252,396
m/v NORDIC ORION	29,916,572	30,449,503
m/v BULK TRIDENT	16,569,270	16,273,240
m/v BULK BEOTHUK	13,280,825	13,732,350
m/v BULK NEWPORT	14,871,461	15,339,224
m/v BULK PROVIDENCE	-	10,114,377
m/v BULK LIBERTY	-	9,217,410
m/v NORDIC BOTHNIA	7,406,137	-
m/v NORDIC BARENTS	7,862,978	-
m/v NORDIC OSHIMA(1)	33,709,143	-
	220,982,036	194,596,271
Other fixed assets, net	4,197,226	2,557,618
	$225,179,262	$197,153,889

(1) The Company took delivery of the newbuilding m/v Nordic Oshima on September 25, 2014

At September 30. 2014, the aggregate carrying value of m/v Bulk Cajun, m/v Bulk Discovery, m/v Bulk Pangaea and the m/v Bulk Patriot is approximately $53.9 million, which is higher than the aggregated estimated market value of $29.1 million. As such Bulk Partners has reviewed each vessel group in the fleet and determined that the undiscounted sum of cash flows that will result from the use and disposal of each of its vessel groups exceed the carrying value of the vessel groups. Therefore, no impairment charge is required.

F-11

Note 4. Long-term Debt

Long-term debt consists of the following:

	September 30,	December 31,
	2014	2013
	(unaudited)

Bulk Pangaea Secured Note (1)	$3,468,750	$4,509,375
Bulk Discovery Secured Note (2)	4,136,000	5,204,000
Bulk Patriot Secured Note (1)	5,375,000	7,212,500
Bulk Cajun Secured Note (2)	1,137,500	1,990,625
Bulk Trident Secured Note (1)	7,968,750	8,925,000
Bulk Juliana Secured Note (1)	5,408,333	6,422,395
Bulk Nordic Odyssey, Bulk Nordic Orion and Bulk Nordic Oshima Loan Agreement (3)	53,500,000	34,000,000
Bulk Atlantic Secured Note (2)	7,980,000	8,250,000
Bulk Phoenix Secured Note (1)	9,133,333	9,783,334
Term Loan Facility of USD 13,000,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)	12,347,820	-
Long Wharf Construction to Term Loan	1,002,920	1,016,834
Bulk Providence Secured Note (4)	-	7,760,000
Bulk Liberty Secured Note (5)	-	5,685,000

Total	111,458,406	100,759,063
Less: current portion	(18,686,730)	(16,065,483)
Less: unamortized bank fees	(1,051,730)	(1,391,159)
Secured long-term debt	$91,719,946	$83,302,421

(1)	The Bulk Pangaea Secured Note, the Bulk Patriot Secured Note, the Bulk Trident Secured Note, the Bulk Juliana Secured Note, and the Bulk Phoenix Secured Note are cross-collateralized by the vessels m/v Bulk Juliana, m/v Bulk Patriot, m/v Bulk Trident, m/v Bulk Pangaea, and m/v Bulk Newport and are guaranteed by the Company.
(2)	The Bulk Discovery Secured Note, the Bulk Cajun Secured Note, and the Bulk Atlantic Secured Note are cross-collateralized by the vessels m/v Bulk Discovery, m/v Bulk Cajun, and m/v Bulk Beothuk and are guaranteed by the Company.
(3)	The Bulk Nordic Odyssey and the Bulk Nordic Orion Loan Agreement was amended on September 17, 2014, to provide for an additional advance to finance the acquisition of m/v Nordic Oshima.
(4)	The Bulk Providence Secured Note was repaid in connection with the sale of the m/v Bulk Providence on May 27, 2014.
(5)	The Bulk Liberty Secured Note was repaid in connection with the sale of the m/v Bulk Liberty on July 4, 2014.

F-12

The Senior Secured Post-Delivery Term Loan Facility

On April 15, 2013, the Company, through its wholly-owned subsidiaries, Bulk Pangaea, Bulk Patriot, Bulk Juliana and Bulk Trident, entered into a $30.3 million Senior Secured Post-Delivery Term Loan Facility (the “Post-Delivery Facility”) to refinance the Bulk Pangaea Secured Term Loan Facility dated December 15, 2009, the Bulk Patriot Secured Term Loan Facility dated September 29, 2011, the Bulk Juliana Secured Term Loan Facility dated April 18, 2012, and the Bulk Trident Secured Term Loan Facility dated August 28, 2012, the proceeds of which were used to finance the acquisitions of the m/v Bulk Pangaea, the m/v Bulk Patriot, the m/v Bulk Juliana and the m/v Bulk Trident, respectively. The Post-Delivery Facility was subsequently amended on May 16, 2013 by the First Amendatory Agreement, to increase the facility by $8.0 million to finance the acquisition of the m/v Bulk Providence and again on August 28, 2013, by the Second Amendatory Facility, to increase the facility by $10.0 million to finance the acquisition of the m/v Bulk Newport.

The Post-Delivery Facility contains financial covenants that require the Company to maintain a minimum consolidated net worth, and requires the Company to maintain a minimum EBITDA to fixed charges ratio tested annually, as defined. In addition, the facility contains other Company and vessel related covenants that, among other things, restricts changes in management and ownership of the vessel, declaration of dividends, further indebtedness and mortgaging of a vessel without the bank’s prior consent. It also requires minimum collateral maintenance, which is tested at the discretion of the lender. As of September 30, 2014 and December 31, 2013, the Company was in compliance with all required covenants.

The Post-Delivery Facility is divided into six tranches, as follows:

Bulk Pangaea Secured Note

Initial amount of $12,250,000, entered into in December 2009, for the acquisition of m/v Bulk Pangaea. The interest rate was fixed at 3.96% in April 2013, in conjunction with the post-delivery amendment discussed above. The amendment also modified the repayment schedule to 15 equal quarterly payments of $346,875 ending in January 2017.

Bulk Patriot Secured Note

Initial amount of $12,000,000, entered into in September 2011, for the acquisition of the m/v Bulk Patriot. Loan requires repayment in 24 equal quarterly installments of $500,000 beginning in January 2012. The interest rate was fixed at 4.01% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Trident Secured Note

Initial amount of $10,200,000, entered into in April 2012, for the acquisition of the m/v Bulk Trident. Loan requires repayment in 24 equal quarterly installments of $318,750 beginning in December 2012 with a balloon payment of $2,550,000 together with the last quarterly installment. Interest was fixed at 4.29% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Juliana Secured Note

Initial amount of $8,112,500, entered into in April 2012, for the acquisition of the m/v Bulk Juliana. Loan requires repayment in 24 equal quarterly installments of $338,021 beginning in October 2012. Interest was fixed at 4.38% in April 2013 in conjunction with the post-delivery amendment discussed above.

F-13

Bulk Phoenix Secured Note

Initial amount of $10,000,000, entered into in May 2013, for the acquisition of m/v Bulk Newport. Loan requires repayment in 7 equal quarterly installments of $216,667 and 16 equal quarterly installments of $416,667 with a balloon payment of $1,816,659 due in July 2019. Interest is fixed at 5.09%.

Bulk Providence Secured Note

Initial amount of $8,000,000, entered into in May 2013, for the acquisition of m/v Bulk Providence. Loan requires repayment in 8 equal quarterly installments of $120,000, 16 equal quarterly installments of $190,000 and a balloon payment of $4,000,000 due in July 2019. Interest is fixed at 4.38%. The loan was repaid in conjunction with the sale of the m/v Bulk Providence on May 27, 2014.

Other secured debt:

Bulk Cajun Secured Note

Initial amount of $4,550,000, entered into in October 2011, for the acquisition of the m/v Bulk Cajun. Loan requires repayment in 16 equal quarterly installments of $284,375 beginning in January 2012 with a balloon payment of $2,000,000 together the last quarterly installment. Interest is fixed at 6.51%.

Bulk Discovery Secured Note

Initial amount of $9,120,000, entered into in February 2011, for the acquisition of the m/v Bulk Discovery. Loan requires repayment in 20 equal quarterly installments of $356,000 beginning in September 2011 with a balloon payment of $2,000,000 together with the last quarterly installment. Interest is fixed at a rate of 8.16%.

Bulk Atlantic Secured Note

Initial amount of $8,520,000, entered into on February 18, 2013, for the acquisition of m/v Bulk Beothuk. Loan requires repayment in 8 equal quarterly installments of $90,000 beginning in May 2013, 12 equal quarterly installments of $295,000 and a balloon payment of $4,260,000 due in February 2018. Interest is fixed at 6.46%.

Bulk Liberty Secured Note

Initial amount of $5,685,000, entered into on July 2013, for the acquisition of m/v Bulk Liberty. Loan requires repayment in 19 equal quarterly installments of $149,605 beginning in January 2014 and a balloon payment of $2,842,505 due in February 2018. Interest is fixed at 7.06%. The loan was repaid in connection with the sale of the m/v Bulk Liberty on July 4, 2014.

F-14

The other secured debt, as outlined above, contains collateral maintenance ratio clauses. If the Company encountered a change in financial condition which, in the opinion of the lender, is likely to affect the Company’s ability to perform its obligations under the loan facility, the Company’s credit agreement could be cancelled at the lender’s sole discretion. The lender could then elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, and proceed against any collateral securing such indebtedness. As of September 30, 2014 and December 31, 2013, the Company was in compliance with all required covenants.

Bulk Nordic Odyssey and Bulk Nordic Orion Loan Agreement

Initial amount of $40,000,000, entered into on August 6, 2012, for the acquisition of the m/v Nordic Odyssey and the m/v Nordic Orion. The agreement requires repayment in 20 quarterly installments of $1,000,000 beginning in October 2012, with an additional $1,000,000 installment payable on the 5th, 9th and 17th installment dates and a balloon payment of $17,000,000 due with the final installment. Interest is floating at LIBOR plus 3.25% (3.48% at September 30, 2014 and 2013). The loan is secured by first preferred mortgages on the m/v Nordic Orion and the m/v Nordic Odyssey, the assignment of the earnings, insurances and requisite compensation of the two entities, and by guarantees of their shareholders. The Agreement contains one financial covenant that requires the Company to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral previously provided to remain above defined ratios. As of September 30, 2014 and December 31, 2013, the Company was in compliance with this covenant.

The loan was amended on September 17, 2014 in conjunction with the delivery of the m/v Nordic Oshima (discussed below), whereby the margin was reduced to 3.00%.

Bulk Nordic Odyssey Ltd., Bulk Nordic Orion Ltd. And Bulk Nordic Oshima Ltd. – Dated September 17, 2014 Amended and Restated Loan Agreement

Entered into on September 17, 2014, to finance the purchase of the m/v Nordic Oshima, which was delivered to the Company on September 25, 2014. The amended agreement advanced $22,500,000 and requires repayment of this advance in 28 equal quarterly installments of $375,000 and a balloon payment of $12,000,000 due with the final installment. Interest on the advance related to m/v Nordic Oshima is floating at LIBOR plus 2.25% (2.48% at September 30, 2014). The amended loan is secured by first preferred mortgages on the m/v Nordic Odyssey, the m/v Nordic Orion and m/v Nordic Oshima, the assignment of earnings, insurances and requisite compensation of the three entities, and by guarantees of their shareholders. The amended agreement contains one financial covenant that requires the Company to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral provided to remain above defined ratios. As of September 30, 2014 and December 31, 2013, the Company was in compliance with this covenant.

Term Loan Facility of USD 13,000,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)

Nordic Bulk Barents and Nordic Bulk Bothnia entered into a secured Term Loan Facility of $13,000,000 in two tranches of $6,500,000 which were drawn in conjunction with the delivery of the m/v Nordic Bothnia on January 23, 2014 and the m/v Nordic Barents on March 7, 2014. The loan is secured by mortgages on these two vessels.

F-15

The facility bears interest at LIBOR plus 2.5% (2.73% at September 30, 2014). The loan requires repayment in 22 equal quarterly installments of $163,045 (per borrower) beginning in September 2014, one installment of $163,010 (per borrower) and a balloon payment of $2,750,000 (per borrower) due in December 2019. In addition, any cash in excess of $750,000 per borrower on any repayment date shall be applied toward prepayment of the relevant loan in inverse order, so the balloon payment is prepaid first. The agreement also contains a profit split in respect of the proceeds from the sale of either vessel, a minimum value clause of not less than 100% of the indebtedness and a minimum liquidity clause. As of September 30, 2014 and December 31, 2013, the Company was in compliance with all required covenants.

Long Wharf Construction to Term Loan

Initial amount of $1,048,000 entered into in January 2011. The loan is payable monthly based on a 25 year amortization schedule with a final balloon payment of all unpaid principal and accrued interest due January 2021. Interest is floating at LIBOR plus 2.85%. The Company entered into an interest rate swap which matures January 2021 and fixes the interest rate at 6.63%. The loan is collateralized by all real estate located at 109 Long Wharf, Newport, RI, as well as personal guarantees from the Founders and a corporate guarantee of the Company  . The loan contains one financial covenant that requires the Company to maintain a minimum debt service coverage ratio. As of September 30, 2014 and December 31, 2013, the Company was in compliance with this covenant.

Line of Credit

During the year ended December 2012, the Company entered into a revolving line of credit with a maximum capacity of $3,000,000. Borrowings under of the line of credit are due upon expiration of the line of credit. The expiration date was extended to November 19, 2014 from its original expiration date of November 19, 2013. The line of credit contains certain covenants including a liquidity covenant that may result in the acceleration of the payment of the borrowings. Borrowings under the line are secured by personal guarantees of the Founders, as well as collateralized against a personal account of one of the Founders held at the lending bank. Interest is payable at Prime + 1%. As of September 30, 2014 the Company was in compliance with all required covenants.

The future minimum annual payments (excluding unamortized bank fees) under the debt agreements are as follows:

Years ending September 30,

2015	$18,686,730
2016	19,323,468
2017	30,994,082
2018	11,971,926
2019	8,765,181
Thereafter	21,717,019
$111,458,406

Note 5. Derivative Instruments and Fair Value Measurements

Interest-Rate Swaps

From time to time, the Company enters into interest rate swap agreements to mitigate the risk of interest rate fluctuations on its variable rate debt. At September 30, 2014 and December 31, 2013, the Company was party to one interest rate swap, which was entered into in February 2011, as required by the 109 Long Wharf Construction Loan agreement. Under the terms of the swap agreement, the interest rate on this note is fixed at 6.63%.

F-16

The Company did not elect to designate the swap as a hedge at inception, pursuant to ASC 815, Derivatives and Hedging. Accordingly, changes in the fair value are recorded in current earnings in the accompanying consolidated statements of income.

	September 30,	December 31,
	2014	2013
	(unaudited)
Interest rate swap agreement on:

Long Wharf Construction to Term Loan:

Notional amount	$1,001,329	$1,032,000
Effective dates	2/1/11-1/24/21	2/1/11-1/24/21
Fair value	(112,124)	(94,882)

The fair value of the interest rate swap agreements at September 30, 2014 and December 31, 2013 were liabilities of approximately $112,000 and $95,000, which are included in other current liabilities on the consolidated balance sheets based on the instrument’s maturity date. The aggregate change in the fair value of the interest rate swap agreements for the nine months ended September 30, 2014 was a loss of approximately $17,000,, which is reflected in the unrealized loss on derivative instruments in the accompanying consolidated statements of income. No mark to market adjustments were made during the three months ended September 30, 2014 or for interim periods in 2013.

Forward Freight Agreements

The Company assesses risk associated with fluctuating future freight rates and, when appropriate, actively hedges identified economic risk with appropriate derivative instruments, specifically forward freight agreements (FFAs). Such economic hedges do not always qualify for hedge accounting under ASC 815 and as such, the usage of such derivatives can lead to fluctuations in the Company’s reported results from operations on a period-to-period basis. During the nine months ended September 30, 2014 and the year ended December 31, 2013, the Company entered into various FFAs that did not qualify for hedge accounting. The aggregate fair values of the FFAs at September 30, 2014 was a liability of approximately $225,000 which is included in other current liabilities The aggregate fair values of the FFAs at December 31, 2013 was an asset of approximately $944,000, which is included in advance hire, prepaid expenses and other current assets. The change in the aggregate fair value of the FFAs during the three months ended September 30, 2014 and 2013 resulted in gains of approximately $764,000 and $963,000, respectively, which are included in unrealized loss on derivative instruments in the accompanying consolidated statements of income. The change in the aggregate fair value of the FFAs during the nine months ended September 30, 2014 and 2013 resulted in losses of approximately $1,169,000 and gains of approximately $125,000, respectively, which are included in unrealized loss on derivative instruments in the accompanying consolidated statements of income.

Fuel Swap Contracts

The Company continuously monitors the market volatility associated with bunker prices and seeks to reduce the risk of such volatility through a bunker hedging program. During the months ended September 30, 2014 and the year ended December 31, 2013, the Company entered into various fuel swap contracts that were not designated for hedge accounting. The aggregate fair value of these fuel swaps at September 30, 2014 and December 31, 2013 are liabilities of approximately $1,146,000 and $209,500, respectively, which are included in other current liabilities on the consolidated balance sheets. The change in the aggregate fair value of the fuel swaps during the three months ended September 30, 2014 and 2013 was a loss of approximately $1,315,000 and a gain of approximately $917,000, which are included in unrealized loss on derivative instruments in the accompanying consolidated statements of income. The change in the aggregate fair value of the fuel swaps during the nine months ended September 30, 2014 and 2013 was a loss of approximately $937,000 and a gain of $84,000, which are included in unrealized loss on derivative instruments in the accompanying consolidated statements of income.

F-17

The three levels of the fair value hierarchy established by ASC 820, in order of priority are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities. Our Level 1 non-derivatives include cash, money-market accounts, restricted cash accounts and investment.

Level 2 – Quoted prices for similar assets and liabilities in active markets or inputs that are observable. Our Level 2 non-derivatives include our term loan account.

Level 3 – Inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

The following table summarizes assets and liabilities measured at fair value on a recurring basis at September 30, 2014 and December 31, 2013:

	Balance at September 30, 2014	Level 1	Level 2	Level 3
	(unaudited)
Margin accounts	$1,782,926	$1,782,926	$-	$-
Interest rate swaps	(112,124)	-	(112,124)	-
Forward freight agreements	(225,355)	-	(225,355)	-
Fuel swap contracts	(1,146,230)	-	(1,146,230)	-

	Balance at December 31, 2013	Level 1	Level 2	Level 3

Margin accounts	$1,062,439	$1,062,439	$-	$-
Interest rate swaps	(94,882)	-	(94,882)	-
Forward freight agreements	944,225	-	944,225	-
Fuel swap contracts	(209,506)	-	(209,506)	-

The estimated fair values of the Company’s interest rate swap instruments, forward freight agreements and fuel swap contracts are based on market prices obtained from an independent third-party valuation specialist. Such quotes represent the estimated amounts the Company would receive to terminate the contracts.

F-18

Note 6. Commitments and Contingencies

Legal Proceedings

The Company is subject to certain asserted claims arising in the ordinary course of business. The Company intends to vigorously assert its rights and defend itself in any litigation that may arise from such claims. While the ultimate outcome of these matters could affect the results of operations of any one year, and while there can be no assurance with respect thereto, management believes that after final disposition, any financial impact to the Company would not be material to its consolidated financial position, results of operations, or cash flows.

Note 7. Related Party Transactions

	December 31,			September 30,
	2013	Activity		2014
Included in accounts payable and accrued expenses				(unaudited)
on the consolidated balance sheets:
To Founders	$203,050	$(203,050)		$-
	$203,050	$(203,050)		$-

Included in current related party debt on the consolidated balance sheets:
Loan payable – 2011 Founders Note	$4,325,000	-		$4,325,000
Interest payable – 2011 Founders Note	296,248	(54,507)	i.	241,741
Loan payable – BVH shareholder (STST)	2,995,000	-		2,995,000
Loan payable to NBHC shareholder (STST)	-	19,405,000	ii.	19,405,000
Loan payable to NBHC shareholder (ASO2020)	-	19,404,972	ii.	19,404,972
	$7,616,248	$38,755,465		$46,371,713

Included in related party long-term debt on the consolidated balance sheets:

Loan payable to NBHC shareholder (STST)	$17,030,000	$ (17,030,000)	iii.	$-
Loan payable to NBHC shareholder (ASO2020)	17,029,972	(17,029,972)	iii.	-
Less unamortized discount	(16,756,054)	16,756,054	iv.	-
Total related party long-term debt	$17,303,918	$(17,303,918)		$-

i.	Paid in cash
ii.	Loans payable to NBHC shareholders STST and ASO2020, including additional borrowing on May 28, 2014. On April 1, 2014, the loans were amended to remove the maturity date and have therefore been reclassified as current.

iii.	Balance at December 31, 2013 has been reclassified as current
iv.	Unamortized discount at December 31, 2013 was reduced by imputed interest of $322,946 which was recorded for the three months ended March 31, 2014, prior to the amendment of the loan. The net unamortized discount on April 1, 2014 of $16,433,109 has been recorded as a reduction of noncontrolling interest due to the debt modification.

F-19

BVH entered into an agreement for the construction of two new ultramax newbuildings in 2013. STST provided a loan of $2,995,000 to make deposits on the contracts. The loan is payable on demand and does not bear interest.

In connection with the acquisition of m/v Nordic Orion and m/v Nordic Odyssey in 2012, STST provided two $8,050,000 subordinated notes (one designated for each vessel) which were payable on demand and do not bear interest. During the year ended December 31, 2012, aggregate repayments of $3,600,000 were made against these notes. The Company restructured its existing related party loans payable to STST at December 31, 2012 to modify the repayment date to January 9, 2023, which was accounted for as a modification under ASC 470-50. In January 2013, the Company entered into a Share Transfer Restructuring Agreement through which the shareholders of Odyssey and Orion transferred their shares of those entities and their zero interest subordinated shareholder loans to these entities, to NBHC in exchange for the shares of NBHC.

Also during 2013, NBHC entered into contracts to purchase four Ice-Class 1A newbuildings and paid deposits of $26,100,000. STST provided an additional $4,530,000, thereby increasing its loan to $17,030,000. The newest shareholder, ASO2020, also provided $17,030,000 in loans and acquired one-third of the common stock of NBHC for approximately $13,000. On April 1, 2014, the loans were amended to remove the maturity date. The unamortized discount at April 1, 2014 of $16,433,108 has been recorded as a reduction to noncontrolling interest because the original discount was recorded as an increase in noncontrolling interest. On May 28, 2014, each of the shareholders provided additional loans of $1,187,500 to finance the second installment on the first vessel delivery. On August 7, 2014, each of the shareholders provided additional loans of $1,187,500 to finance the third installment on the first vessel delivery. These loans are also payable on demand and do not bear interest.

On October 1, 2011, the Company entered into a $10,000,000 loan agreement with the Founders, which was payable on demand at the request of the lenders (the 2011 Founders Note). The note bears interest at a rate of 5%. On January 1, 2012 the Company issued 5,675 shares of convertible redeemable preferred stock to the Founders, representing a partial repayment of the note, the balance of which was $4,325,000 at September 30, 2014 and December 31, 2013.

Under the terms of a technical management agreement between the Company and Seamar Management S.A. (Seamar), an equity method investee, Seamar is responsible for the day-to-day operations for all of the Company’s owned vessels. During the three-month periods ended September 30, 2014 and 2013, the Company incurred technical management fees of approximately $620,000 and $430,000, respectively under this arrangement. During the nine-month periods ended September 30, 2014 and 2013, the Company incurred technical management fees of approximately $1,759,000 and $1,312,000, respectively under this arrangement. These fees are included in vessel operating expenses in the consolidated statements of income.

F-20

Note 8. Loss Per Common Share

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Numerator:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net (loss) income attributable to Pangaea
Logistics Solutions Ltd.	$(2,909,607)	$5,869,400	$4,913,603	$10,515,682
Less: dividends declared on convertible
redeemable preferred stock	(2,739,068)	(2,941,600)	(6,303,748)	(5,769,050)
Less: beneficial conversion	-	(2,386,745)	-	(5,748,464)
Less: settlement of accrued dividends	-	-	-	(45,843)
Less: settlement of notes	-	-	-	(324,484)
Less: fair value adjustment	-	(2,395,255)	-	(5,409,840)
Total loss allocated to common stock	$(5,648,675)	$(1,854,200)	$(1,390,145)	$(6,781,999)

Denominator:
Weighted-average number of shares of	87,329	87,329	87,329	87,329
common stock outstanding

Basic EPS - common stock	$(64.68)	$(7.77)	$(15.92)	$(63.30)
Diluted EPS - common stock	$(64.68)	$(7.77)	$(15.92)	$(63.30)

(i) The fair value of the beneficial conversion adjustment to net income during the nine months ended September 30, 2013 for purposes of calculating EPS is $5,748,464. However, retained earnings was reduced by $3,823,325

Note 9. Subsequent Events and Reverse Merger

The Company evaluated subsequent events or transactions through November 14, 2014, which is the date these financial statements were issued.

The Company entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of April 30, 2014, with Quartet Holdco Ltd., now known as Pangaea Logistics Solutions, Ltd. (the “Registrant”), Quartet Merger Corp. (“Quartet”), Quartet Merger Sub Ltd. (“Merger Sub”), and the security holders of the Company (“Signing Holders”).  The Mergers (as defined below) was consummated on October 1, 2014 pursuant to the Merger Agreement, where (i) Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of the Registrant (the “Transaction Merger”) and (ii) Quartet merging with and into the Registrant, with the Registrant surviving as the publicly-traded entity (the “Redomestication Merger” together with the Transaction Merger, the “Mergers”).  In the transaction merger, holders of 8,840,014 shares of Quartet common stock sold in its initial public offering (“public shares”) exercised their rights to convert those shares to cash at a conversion price of approximately $10.20 per share, or an aggregate of approximately $90,139,132. As a result of the number of public shares converted into cash, the Quartet initial stockholders forfeited 1,739,062 shares (the “Forfeited Shares”) of Quartet common stock immediately prior to the Closing.  Upon the Closing, the former security holders of Quartet were issued an aggregate of 3,130,861 common shares of the Registrant, including 1,026,812 common shares of the Registrant issued in exchange for Quartet’s then outstanding rights.  Per the terms of the convertible redeemable preferred stock of the Company, upon the Closing, 105,670 convertible redeemable preferred shares were converted into 115,352 common shares of the Company.  The Signing Holders received 29,411,765 shares of the Registrant in exchange for their the Company securities and an additional 1,739,062 Forfeited Shares, or 31,150,827 shares in aggregate.  Further, in connection with the mergers, Quartet entered into agreements with certain third parties pursuant to which such parties agreed to accept payment for certain amounts owed to them in shares of the Registrant, resulting in the issuance of an aggregate of 291,953 common shares.  Additionally, 420,000 unit purchase options of Quartet were converted into 123,356 common shares of the Registrant.  These shares of 415,309 in total, are denoted as “Advisors to the Mergers” shares below.  As a result of the mergers, as of November 14, 2014 there are 34,696,997 common shares of the Registrant issued and outstanding where the Signing Holders own approximately 89.8% of the Registrant shares, the Quartet stockholders own approximately 9.0% of the Registrant shares, and the Advisors to the Mergers own approximately 1.2% of the Registrant shares.

In November, 2014, Bulkinvest, Ltd., an entity owned by the Company’s founders, agreed to lend the Company an aggregate of $5.0 million. The note, which bears interest of 5% per annum, is due on January 1, 2016.

F-21

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Bulk Partners (Bermuda) Ltd.

We have audited the accompanying consolidated balance sheets of Bulk Partners (Bermuda) Ltd. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in convertible redeemable preferred stock and stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Nordic Bulk Holding ApS and its subsidiary, a majority-owned subsidiary, which statements reflect total assets constituting $21,515,471 and $16,908,948, respectively, of consolidated total assets as of December 31, 2013 and 2012, and total revenues of $129,715,144 and $141,508,024, respectively, of consolidated total revenues for the years then ended. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Nordic Bulk Holding ApS and its subsidiary, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bulk Partners (Bermuda) Ltd. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Boston, Massachusetts

May 5, 2014

F-22

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Nordic Bulk Holding ApS

We have audited the accompanying consolidated balance sheets of Nordic Bulk Holding ApS (a Danish corporation) and its subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nordic Bulk Holding ApS and its subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers

Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark

April 18, 2014

F-23

Bulk Partners (Bermuda) Ltd.
Consolidated Balance Sheets

	December 31,	December 31,
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$18,927,927	$19,695,675
Restricted cash	500,000	687,500
Accounts receivable (net of allowance of $1,662,593 and $1,351,590 at December 31, 2013 and 2012, respectively)	44,688,470	29,610,068
Other receivables	133,646	418,870
Bunker inventory	21,072,192	13,856,452
Advance hire, prepaid expenses and other current assets	12,744,125	9,774,424
Total current assets	98,066,360	74,042,989

Fixed assets, net	197,153,889	156,188,373
Deposits on newbuildings in-process	31,900,000	-
Other noncurrent assets	3,253,022	905,744

Total assets	$330,373,271	$231,137,106

Liabilities, convertible redeemable preferred stock and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$44,881,388	$27,953,763
Related party debt	7,616,248	20,395,323
Deferred revenue	16,155,498	13,422,447
Current portion of secured long-term debt	16,065,483	13,390,382
Line of credit	3,000,000	3,000,000
Dividends payable	23,177,503	9,840,005
Other current liablities	996,990	1,355,859
Total current liabilties	111,893,110	89,357,779

Secured long-term debt, net	83,302,421	68,485,753
Related party long-term debt, net	17,303,918	-
Other non-current liabilties	-	181,382

Commitments and contingencies (Note 12)

Convertible redeemable preferred stock, net of issuance costs ($1,000 par value, 112,500 shares authorized, 89,114 and 64,047 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively)	103,236,399	69,450,675

Stockholders' equity:
Common stock ($1.00 par value, 199,829 shares authorized 87,329 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	87,329	87,329
Additional paid-in capital	-	197,035
Accumulated deficit	(5,933,870)	174,385
Total Bulk Partners (Bermuda) Ltd. (deficit) equity	(5,846,541)	458,749
Non-controlling interests	20,483,964	3,202,768
Total stockholders' equity	14,637,423	3,661,517

Total liabilities, convertible reemable preferred stock and stockholders' equity	$330,373,271	$231,137,106

The accompanying notes are an integral part of these financial statements.

F-24

Bulk Partners (Bermuda) Ltd.
Consolidated Statements of Income

	Years ended December 31,
	2013	2012

Revenues:
Voyage revenue	$336,160,290	$342,085,254
Charter revenue	56,310,682	44,972,326
	392,470,972	387,057,580
Expenses:
Voyage expense	196,035,698	200,867,181
Charter expense	130,879,639	133,524,256
Vessel operating expenses	22,958,049	14,814,402
General and administrative	11,599,121	11,027,875
Depreciation and amortization	9,614,859	7,179,943
Total expenses	371,087,366	367,413,657

Income from operations	21,383,606	19,643,923

Other income (expense)
Interest expense	(5,487,246)	(3,280,755)
Interest expense related party debt	(411,784)	(1,255,776)
Imputed interest on related party long-term debt	(1,117,231)	-
Unrealized gain on derivative instruments	1,101,239	362,176
Other income	35,713	511,210
Income (loss) from unconsolidated entity	10,224	(67,912)
Total other expense, net	(5,869,085)	(3,731,057)

Net income	15,514,521	15,912,866
Income attributable to non-controlling interests	(62,152)	(2,058,987)

Net income attributable to Bulk Partners (Bermuda) Ltd.	$15,452,369	$13,853,879

Earnings per common share (Note 3):
Basic	$(100.64)	$(30.77)
Diluted	$(100.64)	$(30.77)

Weighted average shares used to compute earnings per common share (Note 3)
Basic and diluted	87,329	87,329

The accompanying notes are an integral part of these financial statements.

F-25

Bulk Partners (Bermuda) Ltd.
Consolidated Statements of Changes in Convertible Redeemable Preferred Stock and Stockholders' Equity

	Convertible Redeemable Preferred Stock		Common Stock		Additional Paid- in	(Accumulated Deficit) Retained	Total Bulk Partners (Bermuda)	Non-Controlling	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity (Deficit)	Interests	Equity

Balance at December 31, 2011	25,630.513	$24,893,865	87,329	$87,329	$512,671	$7,706,399	$8,306,399	$1,473,695	$9,780,094

Issuance of convertible redeemable preferred stock as settlement of dividend on common stock	6,000.000	6,000,000	-	-	-	(6,000,000)	(6,000,000)	-	(6,000,000)
Recognized beneficial conversion feature of convertible redeemable preferred stock at issuance date	-	-	-	-	4,584,272	(4,584,272)	-	-	- -
Modification of conversion price of convertible redeemable preferred stock	-	-	-	-	1,372,149	(1,372,149)	-	-	-
Issuance of convertible redeemable preferred stock for cash, net of issuance costs of $256,450	20,564.000	25,518,875	-	-	-	(5,211,325)	(5,211,325)	-	(5,211,325)
Issuance of convertible redeemable preferred stock as settlement of accrued dividends	6,177.885	7,362,935	-	-	-	(1,185,050)	(1,185,050)	-	(1,185,050)
Issuance of convertible redeemable preferred stock as repayment of notes payable	5,675.000	5,675,000	-	-	-	-	-	-	-
Dividend on common stock and participating preferred dividend declared	-	-	-		(6,272,057)	(2,827,943)	(9,100,000)		(9,100,000)
Accrued convertible redeemable preferred stock dividends	-	-	-	-	-	(167,305)	(167,305)	-	(167,305)
Acquisition of non-controlling interest	-	-	-	-	-	-	-	20,000	20,000
Deconsolidation of non-controlling interest	-	-	-	-	-	(37,849)	(37,849)	(349,914)	(387,763)
Net income	-	-	-	-	-	13,853,879	13,853,879	2,058,987	15,912,866
Balance at December 31, 2012	64,047.398	$69,450,675	87,329	$87,329	$197,035	$174,385	$458,749	$3,202,768	$3,661,517

Recognized beneficial conversion feature of convertible redeemable									-
preferred stock at issuance date	-	-	-	-	4,927,423	(4,927,423)	-	-	-
Issuance of convertible redeemable preferred stock as settlement of accrued dividends	167.309	213,152	-	-	-	(45,843)	(45,843)	-	(45,843)
Issuance of convertible redeemable preferred stock as repayment of notes payable	3,000.000	4,429,217	-	-	(167,420)	(1,261,797)	(1,429,217)	-	(1,429,217)
Issuance of convertible redeemable preferred stock for cash, net of issuance costs of $273,740	21,899.181	29,143,355	-	-	(412,308)	(7,105,607)	(7,517,915)	-	(7,517,915)
Dividend on common stock and participating preferred dividend declared	-	-	-	-	(4,544,730)	(8,155,270)	(12,700,000)	-	(12,700,000)
Imputed interest on related party long term debt						-	-	17,873,285	17,873,285
Restructuring of NBHC (Note 1)	-	-	-	-	-	(64,684)	(64,684)	(654,241)	(718,925)
Net income						15,452,369	15,452,369	62,152	15,514,521

Balance at December 31, 2013	89,113.888	$103,236,399	87,329	$87,329	$-	$(5,933,870)	$(5,846,541)	$20,483,964	$14,637,423

The accompanying notes are an integral part of these financial statements.

F-26

Bulk Partners (Bermuda) Ltd.
Consolidated Statements of Cash Flows

	Year Ended Dccember 31,
	2013	2012

Operating activities
Net Income	$15,514,521	$15,912,866
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization expense	9,614,859	7,179,943
Amortization of deferred financing costs and bank fees	949,929	592,225
Unrealized gain on derivative instruments	(1,101,239)	(362,176)
(Income) loss on equity method investee	(10,224)	67,912
Provision for doubtful accounts	652,318	851,591
Amortization of discount on related party long-term debt	1,117,231	-
Change in operating assets and liabilities:
Accounts receivable	(15,730,720)	(9,936,096)
Other receivables	285,224	(143,172)
Bunker inventory	(7,215,740)	3,937,289
Advance hire, prepaid expenses and other current assets	(2,233,596)	(3,170,792)
Other non-current assets	(410,312)	-
Account payable and accrued expenses	16,927,622	(4,461,165)
Other current liabilities	24,533	427,653
Deferred revenue	2,733,051	4,980,645
Net cash provided by operating activities	21,117,457	15,876,723

Investing activites
Purchase of vessels	(49,736,191)	(96,768,542)
Deposits on newbuildings in-process	(31,900,000)	-
Drydocking costs	(731,285)	(3,985,559)
Purchase of building and equipment	(112,899)	(601,268)
Deposits on vessel purchase	(1,500,000)
Acquisition of interest in equity method investee	-	(50,000)
Net cash used in investing activities	(83,980,375)	(101,405,369)

Financing activities
Proceeds of related party debt	29,554,972	26,502,823
Payments on related party debt	(5,274,075)	(10,557,500)
Proceeds from long-term debt	32,205,000	58,312,500
Proceeds from line of credit	-	3,000,000
Payments of financing and issuance costs	(1,799,314)	(1,865,893)
Payments on long-term debt	(14,401,426)	(7,722,636)
Proceeds from issuance of convertible redeemable preferred stock	21,899,180	20,564,000
Common stock dividends paid	(100,000)	(1,000,000)
Decrease (increase) in restricted cash	187,500	(396,947)
Distributions to non-controlling interest	(176,667)	(349,914)
Net cash provided by financing activities	62,095,170	86,486,433

Net (decrease) increase in cash and cash equivalents	(767,748)	957,787
Cash and Cash equivalents at beginning of period	19,695,675	18,737,888

Cash and Cash Equivalents at end of period	$18,927,927	$19,695,675

F-27

Bulk Partners (Bermuda) Ltd.
Consolidated Statements of Cash Flows - Continued

	Year Ended Dccember 31,
	2013	2012

Disclosure of noncash items
Dividends declared, not paid	$12,700,000	$9,267,305
Issuance of convertible redeemable preferred stock as settlement of accrued dividends	$213,152	$7,362,935
Issuance of convertible redeemable preferred stock in settlement of notes payable	$4,429,217	$5,675,000
Issuance of convertible redeemable preferred stock in settlement of common stock dividend	$-	$6,000,000
Beneficial conversion feature of convertible redeemable preferred stock at issuance date	$8,959,421	$4,584,272
Imputed interest on related party long-term debt	$17,873,285	$-
Transfer of ownership to noncontrolling interest	$360,000	$-
Cash paid for interest	$4,059,340	$3,097,021

The accompanying notes are an integral part of these financial statements.

F-28

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements

Years Ended December 31, 2013 and 2012

NOTE 1 - NATURE OF ORGANIZATION

The Company was incorporated under the laws of Bermuda on June 17, 2008, by three individuals who are collectively referred to as the Founders. The Company was formed to pursue opportunities in the international dry bulk shipping trade.

The consolidated financial statements include the operations of Bulk Partners (Bermuda) Ltd. and its wholly-owned subsidiaries (collectively referred to as “the Company”), as well as other entities consolidated pursuant to Accounting Standards Codification (“ASC”) 810, Consolidation. A summary of the Company’s consolidation policy is provided in Note 2. A summary of the Company’s variable interest entities is provided at Note 4. At December 31, 2013 and 2012, entities that are consolidated pursuant to ASC 810-10 include the following wholly-owned subsidiaries:

•	Phoenix Bulk Carriers (BVI) Limited (“PBC”) – a corporation that was duly organized under the laws of the British Virgin Islands. The primary purpose of this corporation is to manage and operate ocean-going vessels.

•	Phoenix Bulk Management Bermuda Limited (“PBM”) – a corporation that was duly organized under the laws of Bermuda. Certain of the administrative management functions of PBC have been assigned to PBM.

•	Americas Bulk Transport (BVI) Limited – a corporation that was duly organized under the laws of the British Virgin Islands. The primary purpose of this corporation is to charter ships.

•	Bulk Ocean Shipping (Bermuda) Ltd. – a corporation that was duly organized under the laws of Bermuda. The primary purpose of this corporation is to manage the fuel procurement of the chartered vessels.

•	Phoenix Bulk Carriers (US) LLC – a corporation that duly organized under the laws of Delaware. The primary purpose of this corporation is to act as the U.S. administrative agent for the Company.

•	Allseas Logistics Bermuda Ltd. – a corporation that was duly organized under the laws of Bermuda. The primary purpose of this corporation is the Treasury Agent for the group of Companies.

•	Bulk Pangaea Limited (“Bulk Pangaea”) – a corporation that was duly organized under the laws of Bermuda. Bulk Pangaea was established in September 2009 for the purpose of acquiring the motor vessel (“m/v”) Bulk Pangaea.

•	Bulk Discovery (Bermuda) Ltd. (“Bulk Discovery”) – a corporation that was duly organized under the laws of Bermuda. Bulk Discovery was established in February 2011 for the purpose of acquiring the m/v Bulk Discovery.

•	Bulk Cajun Bermuda Ltd. (“Bulk Cajun”) – a corporation that was duly organized under the laws of Bermuda. Bulk Cajun was established in May 2011 for the purpose of acquiring the m/v Bulk Cajun. The Company sold 10% of Bulk Cajun to a third party during 2013.

•	Bulk Patriot Ltd. (“Bulk Patriot”) – a corporation that was duly organized under the laws of Bermuda. Bulk Patriot was established in September 2011 for the purpose of acquiring the m/v Bulk Patriot.

F-29

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 1 - NATURE OF ORGANIZATION - Continued

•	Bulk Juliana Ltd. (“Bulk Juliana”) – a corporation that was duly organized under the laws of Bermuda. Bulk Juliana was established in March 2012 for the purpose of acquiring the m/v Bulk Juliana.

•	Bulk Trident Ltd. (“Bulk Trident”) – a corporation that was duly organized under the laws of Bermuda. Bulk Trident was established in August 2012 for the purpose of acquiring the m/v Bulk Trident.

•	Bulk Atlantic Ltd. (“Bulk Beothuk”) – a corporation that was duly organized under the laws of Bermuda. Bulk Atlantic was established in February 2013 for the purpose of acquiring the m/v Bulk Beothuk.

•	Bulk Providence Ltd. (“Bulk Providence”) – a corporation that was duly organized under the laws of Bermuda. Bulk Providence was established in May 2013 for the purpose of acquiring the m/v Bulk Providence.

•	Bulk Liberty Ltd. (“Bulk Liberty”) – a corporation that was duly organized under the laws of Bermuda. Bulk Liberty was established in April 2013 for the purpose of acquiring the m/v Bulk Liberty.

•	Bulk Phoenix Ltd. (“Bulk Phoenix”) – a corporation that was duly organized under the laws of Bermuda. Bulk Phoenix was established in July 2013 for the purpose of acquiring the m/v Bulk Newport.

•	Nordic Bulk Barents Ltd. (“Bulk Barents”) – a corporation that was duly organized under the laws of Bermuda. Bulk Barents was established in November 2013 for the purpose of acquiring the m/v Nordic Bulk Barents.

•	Nordic Bulk Bothnia Ltd. (“Bulk Bothnia”) – a corporation that was duly organized under the laws of Bermuda. Bulk Bothnia was established in November 2013 for the purpose of acquiring the m/v Nordic Bulk Bothnia.

At December 31, 2013 and 2012, entities that are consolidated pursuant to ASC 810-10, but which are not wholly-owned, include the following:

•	Nordic Bulk Holding ApS (“NBH”) – a corporation that was duly organized in March 2009 under the laws of Denmark. The primary purpose of this corporation is to manage and operate vessels through its wholly owned subsidiary Nordic Bulk Carriers AS (“NBC”). NBC specializes in ice trading, as well as the carriage of a wide range of commodities, including cement clinker, steel scrap, fertilizers, and grains. The Company has a 51% ownership interest in NBH at December 31, 2013 and 2012. The accompanying consolidated financial statements include the operations of NBH for the years ended December 31, 2013 and 2012.

•	109 Long Wharf LLC (“Long Wharf”) – a corporation that was duly organized under the laws of Delaware for the objective and purpose of holding real estate located in Newport, Rhode Island. Long Wharf is owned by two of the Company’s Founders and is heavily dependent on the Company to fund its operations; as such, the Company has consolidated 100% of Long Wharf for the years ended December 31, 2013 and 2012.

F-30

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 1 - Nature of Organization - Continued

•	Bulk Nordic Odyssey Ltd. (“Odyssey”) and Bulk Nordic Orion Ltd. (“Orion”) - corporations that were duly organized under the laws of Bermuda. Odyssey and Orion were established in March 2012, for the purpose of acquiring the m/v Bulk Nordic Odyssey and the m/v Bulk Nordic Orion. At December 31, 2012 the Company had a 50% ownership interest in each, Odyssey and Orion, the remainder of which is owned by a third-party. The operating results of Odyssey and Orion are 100% dependent on transactions with related parties and affiliates. Accordingly, the Company has consolidated these entities for the year ended December 31, 2012. In January 2013, the Company entered into a share transfer restructuring agreement and the Odyssey and Orion were transferred to Nordic Bulk Holding Company Ltd.

•	Nordic Bulk Holding Company Ltd. (“NBHC”) - a corporation that was duly organized under the laws of Bermuda. NBHC was established in October 2012, together with a third-party, for the purpose of owning Odyssey and Orion and to invest in additional vessels, through its wholly-owned subsidiaries. In January 2013, the Company entered into a share transfer restructuring agreement (“the January 2013 transaction”), through which the shareholders of Odyssey and Orion transferred their share of those entities and their zero-interest subordinated shareholder loans to the entities, to NBHC in exchange for the shares of NBHC. The Company also entered into a subscription agreement which authorized the issuance of additional shares to be subscribed by a third party. As a result, at December 31, 2013 the Company had one-third ownership interest in NBHC, the remainder of which is owned by third-parties. The operating results of NBHC are 100% dependent on transactions with related parties and affiliates. Accordingly, the Company has consolidated NBHC for the year ended December 31, 2013.

•	Nordic Bulk Ventures Holding Company Ltd. (“BVH”) – a corporation that was duly organized under the laws of Bermuda. BVH was established in August 2013, together with a third-party, for the purpose of owning Bulk Nordic Five Ltd. (“Five”) and Bulk Nordic Six Ltd. (“Six”). Five and Six are corporations that were duly organized under the laws of Bermuda in November 2013 for the purpose of owning new ultramax newbuildings to be delivered in 2016. At December 31, 2013 the Company had a 50% ownership interest in BVH, the remainder of which is owned by a third-party. The operating results of BVH are 100% dependent on transactions with related parties and affiliates. Accordingly, the Company has consolidated BVH for the year ended December 31, 2013.

•	SeaRoll Navigation S.A. (SeaRoll) –was established in April 2010 for the purpose of acquiring the m/v Bulk Trader. The Company had a 65% ownership interest in SeaRoll. During the year ended December 31, 2011, SeaRoll sold the m/v Bulk Trader for a $1,064,000 loss. SeaRoll was liquidated during the year ended December 31, 2012. The Company’s financial results for 2012 include a gain of $511,000 following the liquidation of this entity as the Company received more than the carrying value of the investment. The gain is recorded within other income in the accompanying consolidated statements of income.

F-31

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company and its subsidiaries is presented to assist in understanding the Company’s consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States, and have been applied in the preparation of the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the establishment of the allowance for doubtful accounts, the fair value of convertible redeemable preferred stock, the discount on interest free loans and the estimate of salvage value used in determining vessel depreciation expense.

Consolidation

The purpose of consolidated financial statements is to present the financial position and results of operations of a company and its subsidiaries as if the group were a single company. The first step in the Company’s consolidation policy is to determine whether an entity is to be evaluated for potential consolidation based on its outstanding voting interests or its variable interests. Accordingly, the Company first determines whether the entity is a Variable Interest Entity (“VIE”) pursuant to the provisions of ASC 810-10. If the entity is a VIE, consolidation is based on the entity’s variable interests and not its outstanding voting shares. If the entity is not determined to be a VIE, the Company evaluates the entity based on its outstanding voting interests.

Amounts pertaining to the non-controlling ownership interest held by third parties in the financial position and operating results of the Company’s subsidiaries and/or consolidated VIEs are reported as non-controlling interest in the accompanying consolidated balance sheets. As previously indicated, certain of the entities within the Company’s consolidated financial statements are heavily dependent on financing and operating activities with and among affiliates and/or related parties. Accordingly, as part of the Company’s consolidation process, intercompany transactions are eliminated in the consolidated financial statements.

Business Combination

Prior to the January 2013 transaction, Odyssey and Orion were owned 50% by the Company and 50% by ST Shipping and Transport Ltd. (“STST”). These shareholders transferred their shares in Odyssey and Orion to NBHC in connection with the January 2013 transaction. On the same date, the net assets of Odyssey and Orion were transferred to NBHC. In accordance with ASC 805-50, this transaction was considered a combination between entities under common control; therefore, the net assets of Odyssey and Orion were transferred at their carrying values.

F-32

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Revenue Recognition

Voyage revenues represent revenues earned by the Company, principally from voyage charters. A voyage charter involves the carriage of a specific amount and type of cargo on a load port-to-discharge port basis, subject to various cargo handling terms. Under a voyage charter, the revenues are earned and recognized ratably over the duration of the voyage. Estimated losses under a voyage charter are provided for in full at the time such losses become probable. Demurrage, which is included in voyage revenues, represents payments by the charterer to the vessel owner when loading and discharging time exceed the stipulated time in the voyage charter. Demurrage is measured in accordance with the provisions of the respective charter agreements and the circumstances under which demurrage revenues arise, and is also earned and recognized ratably over the duration of the voyage to which it pertains. Voyage revenue recognized is presented net of address commissions.

Charter revenues relate to a time charter arrangement under which the vessel owner is paid charter hire on a per-day basis for a specified period of time. Revenues from time charters are earned and recognized on a straight-line basis over the term of the charter, as the vessel operates under the charter.

Deferred Revenue

Billings for services for which revenue is not recognized in the current period are recorded as deferred revenue. Deferred revenue recognized in the accompanying consolidated balance sheets is expected to be realized within 12 months of the balance sheet date.

Voyage Expenses

The Company incurs expenses for voyage charters that include bunkers (fuel), port charges, canal tolls, broker commissions and cargo handling operations, which are expensed as incurred.

Charter Expenses

The Company relies on a combination of owned and chartered-in vessels to support its operations. The Company hires vessels under time charters, and recognizes the charter hire payments as expense on a straight-line basis over the term of the charter. Charter hire payments are typically made in advance, and the unrecognized portion is reflected as advance hire in the accompanying consolidated balance sheets. Under the time charters, the vessel owner is responsible for the vessel operating costs such as crews, maintenance and repairs, insurance, and stores.

Vessel Operating Expenses

Vessel operating expenses (“VOE”) represent the cost to operate the Company’s owned vessels. VOE include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumables, other miscellaneous expenses, and technical management fees. These expenses are recognized as incurred. The Company entered into technical management agreements for each of its owned vessels with an equity method investee. Technical management services include day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, arranging the hire of crew, and purchasing stores, supplies, and spare parts.

F-33

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents, trade receivables and derivative instruments. The Company maintains its cash accounts with various high-quality financial institutions in the United States, Germany, and Bermuda. The Company performs periodic evaluations of the relative credit standing of these financial institutions. The Company does not believe that significant concentration of credit risk exists with respect to these cash equivalents. Trade accounts receivable are recorded at the invoiced amount, and do not bear interest. Credit risk with respect to trade accounts receivable is limited due to the long-standing relationships with significant customers, and their relative financial stability. The Company performs ongoing credit evaluations of its customers’ financial condition, but does not require collateral. Derivative instruments are recorded at fair value. The Company does not believe that significant concentration of credit risk exists with respect to these derivative instruments due to the fact that the resulting assets and liabilities are not material to the financial statements. The Company does not have any off-balance sheet credit exposure related to its customers.

At December 31, 2013, there were three customers that accounted for 49% of the Company’s trade accounts receivable. At December 31, 2012, three customers accounted for 38% of the Company’s trade accounts receivable.

At December 31, 2013 customers in each of the following countries accounted for at least 10% of the Company’s accounts receivable; the United States (27%) and Switzerland (11%). At December 31, 2012, customers in each of the following countries accounted for at least 10% of the Company’s accounts receivable; the United States (32%), Canada (15%), and Brazil (14%).

For the year ended December 31, 2013 customers in each of the following countries accounted for at least 10% of total revenue; the United States (27%), Switzerland (11%), and Canada (10%). For the year ended December 31, 2012, revenue from customers in each of the following countries accounted for at least 10% of total revenue; the United States (21%), Switzerland (17%), Belgium (10%), and Germany (10%).

For the years ended December 31, 2013 and December 31, 2012, revenue from no single customer accounted for at least 10% of total revenue.

Cash and Cash Equivalents

Cash and cash equivalents include short-term deposits with an original maturity of less than three months. At December 31, cash and cash equivalents by type were as follows:

	2013	2012

Money market accounts – cash equivalents	$17,622,598	$16,936,013

Cash (1)	1,305,329	2,759,662

Total	$18,927,927	$19,695,675

(1) Consists of cash deposits at various major banks.

F-34

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Restricted Cash

Restricted cash at December 31, 2013 consists of cash held by a facility agent as required by the Bulk Atlantic Secured Note.

Restricted cash at December 31, 2012 consists entirely of cash held by a facility agent to cure a short fall in the Collateral Maintenance Ratio as defined in the Bulk Patriot secured term loan facility. In April 2013, the funds were returned to the Company as the Company was no longer in breach of the Collateral Maintenance Ratio.

Allowance for Doubtful Accounts

The Company provides a specific reserve for significant outstanding accounts that are considered potentially uncollectible in whole or in part. In addition, the Company’s policy based on experience is to establish a reserve equal to approximately 25% of accounts receivable balances that are 30-180 days past due and approximately 50% of accounts receivable balances that are 180 or more days past due, and which are not otherwise reserved. The reserve estimates are adjusted as additional information becomes available, or as payments are made. At December 31, 2013 and 2012, the Company has provided an allowance for doubtful accounts of $1,662,593 and $1,351,590 respectively, for amounts that are not expected to be fully collected. The provision for doubtful accounts was $652,318 in 2013 and $851,590 in 2012. In 2013, the Company wrote off $341,316 that was previously included in the allowance and $19,421 directly to the provision, because these amounts were determined to be uncollectible. No account balances were written off or reduced in 2012.

Bunker Inventory

Inventory is primarily comprised of fuel oil purchased and stored onboard a vessel. Inventory is measured at the lower of cost under the first-in, first-out method or net realizable value.

Advanced Hire, Prepaid Expenses and Other Current Assets

Advance hire represents payment to ship owners under time-charters for days subsequent to the balance sheet date. Hire is typically paid in advance for the following fifteen days, but intervals vary by time-charter party. Prepaid expenses include advance funding to the technical manager for vessel operating expenses, lubricating oils and stores kept on board owned vessels, voyage expenses paid in advance. Other assets include deposits held by counterparties to various derivative instruments and the fair value of derivative instruments when it exceeds the settlement price of the instrument.

F-35

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 2 - Summary of Significant Accounting Policies - Continued

At December 31, advance hire, prepaid expenses and other current assets were comprised of the following:

	2013	2012

Advance hire	$8,788,882	$7,128,846

Prepaid expenses	514,169	1,149,729

Other current assets	3,441,074	1,495,849

Total	$12,744,125	$9,774,424

Vessels and Depreciation

Vessels are stated at cost, which includes contract price and acquisition costs. Significant betterments to vessels are capitalized; maintenance and repairs that do not improve or extend the lives of the vessels are expensed as incurred. Depreciation is provided using the straight-line method over the remaining estimated useful lives of the vessels (excluding the time a vessel in is dry dock), based on cost less salvage value. Each vessel’s salvage value is equal to the product of its lightweight tonnage and an estimated scrap rate of $375 per ton, which was determined by reference to quoted rates and is reviewed annually. The Company estimates the useful life of its vessels to be 25 years to 30 years from the date of initial delivery from the shipyard. The remaining estimated useful lives of the current fleet are 3 - 24 years. The Company does not incur depreciation expense when vessels are taken out of service for dry docking.

Dry Docking Expenses and Amortization

Significant upgrades made to the vessels during dry docking are capitalized when incurred and amortized on a straight-line basis over the five year period until the next dry docking. Costs capitalized as part of the dry docking include direct costs incurred to meet regulatory requirements that add economic life to the vessel, that increase the vessel’s earnings capacity or which improve the vessel’s efficiency. Direct costs include the shipyard costs, parts, inspection fees, steel, blasting and painting. Expenditures for normal maintenance and repairs, whether incurred as part of the dry docking or not, are expensed as incurred. Unamortized dry-docking costs of vessels that are sold are written off and included in the calculation of the resulting gain or loss on sale.

F-36

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 2 - Summary of Significant Accounting Policies - Continued

Long-lived Assets Impairment Considerations

The carrying values of the Company’s vessels may not represent their fair market value or the amount that could be obtained by selling the vessel at any point in time since the market prices of second-hand vessels tend to fluctuate with changes in charter rates and the cost of new vessels. Historically, both charter rates and vessel values tend to be cyclical. The carrying amounts of vessels held and used by the Company are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular vessel may not be fully recoverable. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the vessel and its eventual disposition is less than the vessel’s carrying amount. This assessment is made at the asset group level which represents the lowest level for which identifiable cash flows are largely independent of other groups of assets. The asset groups established by the Company are defined by vessel size and classification. At December 31, 2013, the Company identified a potential impairment indicator by reference to industry-wide estimated market values of all vessels in the size range and age. As a result, the Company evaluated each asset group for impairment by estimating the total undiscounted cash flows expected to result from the use of the asset group and its eventual disposal. At December 31, 2013, the estimated undiscounted future cash flows exceeded the carrying amount of the asset groups in the consolidated balance sheets and therefore, the Company did not recognize a charge to impairment. The Company did not identify any potential impairment indicators with regard to its long lived assets during the year ended December 31, 2012.

The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis include: the Company’s estimate of future TCE rates based on current rates under existing charters and contracts, and an index of TCE rates applicable to the size of the ship, when available. The Company applies a multiple to account for expected growth or decline in TCE rates due to market conditions for periods beyond those for which an index rate is available. Projected net operating cash flows are net of brokerage and address commissions and exclude revenue on scheduled off-hire days. The Company uses the current vessel operating expense budget, estimated costs of drydocking and historical general and administrative expenses as the basis for its expected outflows, and applies an inflation factor it considers appropriate. The net of these inflows and outflows, plus an estimated salvage value, constitutes the projected undiscounted future cash flows.

Deferred Financing Costs, Bank Fees and Amortization

Qualifying expenses associated with commercial financing are capitalized and are amortized over the terms of the respective financing arrangement using the effective interest method, generally ranging from four to six years.

In connection with the Company’s four secured term loans obtained in 2013, the Company capitalized financing costs of approximately $654,000. In connection with the Senior Secured Post-Delivery Term Loan Facility executed in 2013, the Company capitalized an additional $238,000.

In connection with the Company’s four secured term loans obtained in 2012, the Company capitalized financing costs of approximately $30,000 in 2013 and $508,000 in 2012.

F-37

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 2 - Summary of Significant Accounting Policies - Continued

Amortization of the deferred financing costs is included as a component of interest expense in the consolidated statements of income. The components of net deferred financing costs are as follows:

	December 31,
	2013	2012

Deferred financing costs	$2,393,517	$1,470,868

Less accumulated amortization	(1,050,808)	(565,124)

Net deferred financing costs	1,342,709	905,744

Amortization of deferred financing costs	$485,684	$289,246

Fees paid to financial institutions to obtain financing are carried as a reduction of the outstanding debt and amortized over the term of the arrangement using the effective interest method. The unamortized portion is included as a reduction of secured long-term debt on the consolidated balance sheets.

In connection with the Company’s four secured term loans obtained in 2013, the Company paid bank fees of approximately $577,000. In connection with the Senior Secured Post-Delivery Term Loan Facility executed in 2013, the Company paid an additional $199,000. In connection with the Company’s four secured term loans obtained in 2012, the Company paid bank fees of $949,000.

Amortization of the bank fees is included as a component of interest expense in the consolidated statements of income. The components of net deferred financing costs are as follows:

	December 31,
	2013	2012

Bank fees paid to financial institutions	$2,316,750	$1,540,700

Less: accumulated amortization	(925,591)	(461,346)

Unamortized bank fees	1,391,159	1,079,354

Amortization included in interest expense	$464,245	$302,979

F-38

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 2 - Summary of Significant Accounting Policies - Continued

Accounts Payable and Accrued Expenses

The components of accounts payable and accrued expenses are as follows:

	December 31,
	2013	2012

Accounts payable	$39,201,642	$20,529,469

Accrued voyage expenses	3,839,531	4,484,588

Accrued interest	716,575	570,073

Other accrued liabilities	1,123,640	2,369,633

Total	$44,881,388	$27,953,763

Taxation

The Company is not subject to corporate income taxes on its profits in Bermuda because Bermuda does not impose an income tax.

NBC, an affiliated company consolidated pursuant to ASC 810-10, is subject to a Danish tonnage tax. NBC is not taxed on the basis of their actual income derived from their business but on an alternative income determination based on the net tons carrying capability of their fleet. As the tax is not determined based on taxable income, BC’s tax expense of approximately $263,000 and $241,000 is included within voyage expenses in the accompanying consolidated statements of operations as of December 31, 2013 and 2012, respectively.

The Company currently is exempt from taxation on its U.S. source shipping income under Section 883 of the United States Internal Revenue Code of 1986, or the Code (the Code) or the related Treasury regulations. The Company will continue to qualify for this exemption so long as, for more than half of the days in its taxable year, it is a controlled foreign corporation, as defined in the Code, and more than 50 percent of the total value of its stock is owned by U.S. shareholders. To the extent the Company is unable to qualify for exemption from tax under Section 883, and the U.S. source shipping income is considered to be effectively connected with the conduct of a U.S. trade or business, as defined in the Code, the Company will be subject to U.S. federal income taxation of 4% of its U.S. source shipping income on a gross basis without the benefit of deductions. If certain other conditions are present, as defined in the Code, U.S. source shipping income, net of applicable deductions, may be subject to a U.S. federal corporate income tax of up to 35% and a 30% branch profits tax. The Company believes that none of its U.S. source shipping income will be effectively connected with the conduct of a U.S. trade or business. Since earnings from shipping operations of the Company are not subject to U.S. or foreign income taxation, the Company has not recorded income tax expense, deferred tax assets or liabilities for the years ending December 31, 2013 and December 31, 2012.

F-39

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 2 - Summary of Significant Accounting Policies - Continued

Under ASC 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company has determined that it has no uncertain tax positions as of December 31, 2013 and 2012. Additionally, the Company accrues interest and penalties, if any, related to unrecognized tax benefits as a component of income tax expense.

Where required, the Company complies with income tax filings in its various jurisdictions of operations. With few exceptions, as of December 31, 2013 and December 31, 2012, the Company is not subject to U.S. federal or foreign examinations by tax authorities for years before 2010.

Convertible Redeemable Preferred Stock

The Company classifies its convertible redeemable preferred stock as a separate item from permanent equity because it is redeemable outside of the Company’s control (at the option of the preferred stockholders). The Company recorded such convertible redeemable preferred stock at fair value upon issuance, net of any issuance costs. The value of the convertible redeemable preferred stock was determined based on a Lattice model which includes the use of various assumptions, such as cash flow projections, the equity value of peer group companies and volatility rates. Any beneficial conversion features are recognized as convertible redeemable preferred stock discounts and accreted to additional paid-in-capital through the earliest possible redemption date.

Dividends

Dividends on common stock are recorded when declared by the Board of Directors. Dividends automatically accrued under the terms of the convertible redeemable preferred stock, may be paid in cash, by issuance of additional convertible redeemable preferred shares or as a pro-rata share of common stock dividends declared. Refer to Note 13 for a discussion regarding common stock and convertible redeemable preferred stock dividends.

Earnings per Common Share

Earnings per common share (“EPS”) is calculated using the two-class method, which is an earnings allocation formula that determines net income per common share for the holders of the Company’s common shares and participating securities. The convertible redeemable preferred stock contains participation rights in any dividend paid by the Company and are deemed to be participating securities. Adjustments to the carrying value of preferred stock that is classified as a separate item from permanent equity, inducement charges on preferred stock conversions, preferred stock extinguishment effects, and deemed dividends for beneficial conversion features affect income available to common shareholders. Net income is allocated to common and participating securities as if all of the earnings for the period had been distributed. The participating securities do not include a contractual obligation to share in losses of the Company or undistributed earnings in a loss position and are not included in the calculation of net loss per share.

F-40

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 2 - Summary of Significant Accounting Policies - Continued

Diluted EPS is computed using the more dilutive of (a) the two-class method, or (b) the if-converted method. The Company allocates net income first to convertible redeemable preferred stockholders based on dividend rights and then to common and convertible redeemable preferred stockholders based on ownership interests. The weighted-average number of common shares included in the computation of diluted net income gives effect to all potentially dilutive common equivalent shares, including the potential issuance of stock upon the conversion of the Company’s convertible redeemable preferred stock. Common equivalent shares are excluded from the computation of diluted net income per share if their effect is antidilutive.

Foreign Exchange

The Company conducts all of its business in U.S. dollars; accordingly, there are no foreign exchange transaction gains or losses reflected in the consolidated statements of income.

Derivatives and Hedging Activities

The Company accounts for derivatives in accordance with the provisions of ASC 815, Derivatives and Hedging. The Company uses interest rate swaps to reduce market risks associated with its operations, principally changes in variable interest rates on its bank debt. Additionally, the Company uses forward freight agreements to protect against changes in charter rates and bunker (fuel) swaps to protect against changes in fuel prices. Derivative instruments are recorded as assets or liabilities, and are measured at fair value. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the interest rate swaps, forward freight agreements and bunker hedges; however, the Company does not anticipate nonperformance by the counterparty. See Note 9 for a description of the types of derivative instruments the Company utilizes.

Segment Reporting

Operating segments are components of a business that are evaluated regularly by the chief operating decision maker (CODM) for the purpose of assessing performance and allocating resources. Based on the information that the CODM uses, including consideration of whether discrete financial information is available for the business activities, the Company has identified multiple operating segments which have been aggregated based on considerations such as the nature of its services, customers and operations. The Company has determined that it operates under one reportable segment.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value due to the short-term maturities of these instruments. The carrying amount of a portion of the Company’s long-term debt approximates fair value due to the variable interest rates associated with the related credit facilities.

F-41

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 2 - Summary of Significant Accounting Policies - Continued

At December 31, 2013 and 2012, the Company has ten fixed rate debt facilities. The aggregate carrying amounts and fair values of the long-term debt associated with the fixed rate borrowing arrangements are as follows:

	December 31,
	2013	2012

Carrying amount of long-term debt	$83,046,146	$10,040,500
Fair value of long-term debt	85,855,343	10,805,290

Fair values of these debt obligations were estimated based on quoted market prices for the same or similar issues of debt with the same remaining maturities, which is considered Level 2 in the fair value hierarchy established by ASC 820.

Revisions and Reclassifications:

The Company identified certain immaterial errors and revised its financial statements for the year ended December 31, 2012 to correct these immaterial errors. These revisions relate to certain equity transactions that were previously recorded as a reduction in retained earnings in the consolidated statement of changes in convertible redeemable preferred stock and stockholders’ equity at December 31, 2012. For certain transactions, a portion of the adjustment which was originally recorded against retained earnings has been reclassified as a reduction against additional paid-in capital, reducing the additional paid-in capital balance to $197,035, and eliminating the accumulated deficit with a resulting retained earnings balance of $174,385. In addition, the Company previously had not properly reflected the impact of the beneficial conversion features and other changes in the carrying value of the convertible preferred stock in determining its earnings per share available to its common shareholders. These revisions, as summarized in the tables below, had no effect on the Company’s previously reported consolidated income or total shareholders’ equity.

	December 31, 2012
	As Reported	Adjustment	As Revised

Additional paid-in capital	$5,284,042	$(5,087,007)	$197,035
Retained earnings (accumulated deficit)	(4,912,622)	5,087,007	174,385

Earnings per common share:
Basic	90.33	(121.10)	(30.77)
Diluted	90.33	(121.10)	(30.77)

In addition, certain prior year amounts in the consolidated financial statements have been revised to conform to the current year’s presentation. The Company identified bank fees paid to financial institutions to obtain financings (net of accumulated amortization) of $1,066,114 that were reclassified from deferred financing costs to secured long-term debt in the consolidation balance sheets at December 31, 2012. Changes in restricted cash totaling $396,947 were reclassified from operating activities on the consolidated statement of cash flows for the year ended December 31, 2012 to financing activities.

F-42

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 3 - EARNINGS PER SHARE

The Company has one participating security (the convertible redeemable preferred stock) and has no other potentially dilutive securities. For both 2013 and 2012 the diluted EPS reflects the two-class method, as it is more dilutive than the if-converted method. The computations of basic earnings per common share and diluted earnings per common share for 2013 and 2012 are as follows:

	Year Ended December 31,
	2013		2012

Numerator:
Net Income attributable to Bulk Partners (Bermuda) Ltd.	$15,452,369		$13,853,879
Less: dividends declared on convertible redeemable preferred stock	(6,288,456)		(4,187,985)
Less: modification of conversion price	-		(1,372,149)
Less: beneficial conversion	(8,959,421	)(i)	(4,584,271)
Less: settlement of accrued dividends	(45,843)		(1,185,050)
Less: settlement of notes	(1,429,217)		-
Less: fair value adjustment	(7,517,915)		(5,211,325)

Total earnings allocated to common stock	$(8,788,483)		$(2,686,901)
Denominator:
Weighted-average number of shares of common stock outstanding	87,329		87,329

Basic and Diluted EPS - common stock	$(100.64)		$(30.77)

(i)	The fair value of the beneficial conversion adjustment to net income for purposes of calculating EPS is $8,959,421. However retained earnings was reduced by $4,927,423, with the remaining amount recorded as a reduction in APIC.

NOTE 4 - VARIABLE INTEREST ENTITIES

The Company has evaluated all of the wholly and partially-owned entities as well as entities with common ownership or other relationships, pursuant to ASC 810. A summary of the Company’s consolidation policy is provided at Note 2. The Company has concluded that Bulk Pangaea, Bulk Discovery, Bulk Cajun, Bulk Patriot, Bulk Juliana, Bulk Liberty, Bulk Providence, Bulk Atlantic, Bulk Trident, Bulk Phoenix, Bulk Barents, Bulk Bothnia, NBH, Long Wharf, NBHC and NBVH should be consolidated as VIEs at December 31, 2013. The Company has concluded that Bulk Juliana, Bulk Trident, Bulk Pangaea, Bulk Discovery, Bulk Cajun, Bulk Patriot, NBH, Long Wharf, Odyssey and Orion should be consolidated as VIEs at December 31, 2012.

F-43

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 4 - VARIABLE INTEREST ENTITIES - Continued

Bulk Pangaea, Bulk Discovery, Bulk Patriot, Bulk Juliana, Bulk Liberty, Bulk Providence, Bulk Atlantic, Bulk Trident, Bulk Phoenix, Bulk Barents and Bulk Bothnia are wholly-owned subsidiaries that were established for the purpose of acquiring bulk carriers. The Bulk Cajun is a majority owned subsidiary established for the purpose of acquiring bulk carriers. The Company has concluded that Bulk Pangaea, Bulk Discovery, Bulk Patriot, Bulk Juliana, Bulk Liberty, Bulk Providence, Bulk Atlantic, Bulk Trident and Bulk Phoenix are VIEs due to the existence of guarantees and cross-collateralization on their outstanding debt, which is indicative of an inability to finance the entities’ activities without additional subordinated financial support. The Company concluded that Bulk Barents and Bulk Bothnia are VIE’s due to an indication from the bank that guarantees and cross collateralization of the two vessels owned by these entities will be necessary in order to obtain financing. Accordingly, the Company has consolidated these wholly-owned subsidiaries for the years ended December 31, 2013 and 2012. The consolidation of all of these entities increased total assets by approximately $78,840,000 and increased total liabilities by approximately $67,460,000 at December 31, 2013. Total shareholders’ equity increased by approximately $10,840,000. The Company sold 10% of Bulk Cajun to a third party during 2013. The non-controlling interest in Bulk Cajun was $540,000 at December 31, 2013, of which $360,000 was reclassified from other noncurrent liabilities. The consolidation of Bulk Pangaea, Bulk Discovery, Bulk Cajun, Bulk Patriot, Bulk Juliana and Bulk Trident increased total assets by approximately $51,730,000 and increased total liabilities by approximately $44,260,000 at December 31, 2012. Total shareholders’ equity increased by approximately $7,470,000.

In April 2009, the Company acquired a 51% interest in NBH. The Company determined that NBH is a VIE due to the fact that NBH’s total equity investment at risk is not sufficient to permit it to finance its activities without additional subordinated financial support. Furthermore, the Company determined that it is NBH’s primary beneficiary, as it has a controlling financial interest in NBH, and has the power to direct the activities of the entity. Accordingly, the Company has consolidated NBH for the years ended December 31, 2013 and 2012. The consolidation of NBH increased total assets by approximately $16,825,000 and $17,470,000, and increased total liabilities by approximately $14,280,000 and $13,100,000 at December 31, 2013 and 2012, respectively. Total shareholders’ equity increased by approximately $1,357,000 and $4,370,000 at December 31, 2013 and 2012, respectively. Amounts pertaining to the non-controlling ownership interest held by third parties in the financial position and operating results of NBH are reported as non-controlling interest in the accompanying consolidated balance sheets. The non-controlling ownership interest attributable to NBH amounts to approximately $1,189,000 and $2,101,000 as of December 31, 2013 and 2012, respectively. During 2013, the Company lent NBC $3,500,000 in order to provide working capital. The total loan, which was eliminated in consolidation, was outstanding at December 31, 2013. NBC repaid $2,500,000 of the loan in February 2014.

In September 2009, certain owners of the Company established a new realty company, Long Wharf, for the purpose of buying a new office building. The Company determined that Long Wharf is a VIE as Long Wharf’s total equity investment at risk is not sufficient to permit it to finance its activities without additional subordinated financial support. The Company determined that the entities/individuals that have a variable interest in Long Wharf are also related parties, and that none of those entities individually meet the criteria to be the primary beneficiary, as none have the obligation to absorb the entity’s losses; therefore, since the Company represents the party within the related party group that is most closely associated with the VIE, the Company concluded it was the primary beneficiary. Accordingly, the Company has consolidated Long Wharf for the years ended December 31, 2013 and 2012. The consolidation of Long Wharf increased total assets by approximately $984,000 and $960,000 and increased total liabilities by approximately $1,195,000 and $1,230,000 at December 31, 2013 and December 31, 2012, respectively. Total shareholders’ equity decreased by approximately $211,000 and $270,000 at December 31, 2013 and 2012, respectively. There is no non-controlling ownership interest related to Long Wharf.

F-44

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

 NOTE 4 - VARIABLE INTEREST ENTITIES - Continued

Odyssey and Orion were established in March 2012, together with an unrelated third-party, for the purpose of acquiring the m/v Bulk Nordic Odyssey and the m/v Bulk Nordic Orion. At December 31, 2012 the Company had a 50% ownership interest in each, Odyssey and Orion, the remainder of each was owned by a third-party. The operating results of Odyssey and Orion are 100% dependent on transactions with related parties and affiliates. Accordingly, the Company has consolidated these entities for the year ended December 31, 2012. The Company determined that Odyssey and Orion are VIEs, as the total equity investment at risk is not sufficient to support the operation of these entities. Furthermore, the Company determined that it is the primary beneficiary of Odyssey and Orion, as it has the controlling financial interest in these entities, and has the power to direct the entities activities. Accordingly, the Company has consolidated Odyssey and Orion for the year ended December 31, 2012.

The consolidation of Odyssey and Orion increased total assets by approximately $54,360,000 and increased total liabilities by approximately $52,180,000 at December 31, 2012. Total shareholders’ equity increased by approximately $2,180,000 at December 31, 2012. Amounts pertaining to the non-controlling ownership interest in the financial position and operating results of these entities are reported as non-controlling interest in the accompanying consolidated balance sheets. The non-controlling ownership interest amounts to approximately $1,100,000 at December 31, 2012. In January 2013, the Company entered into a share transfer restructuring agreement and the Odyssey and Orion were transferred to Nordic Bulk Holding Company Ltd. (“NBHC”).

NBHC was established in March 2012, for the purpose of acquiring the m/v Nordic Odyssey, the m/v Nordic Orion and to invest in additional vessels, all through wholly-owned subsidiaries. In January 2013, the Company entered into a Share Transfer Restructuring Agreement through which the shareholders of Odyssey and Orion transferred their shares of those entities and their zero-interest subordinated shareholder loans to these entities, to NBHC in exchange for the shares of NBHC.

Each of the ship owning companies owned by NBHC entered into a Head Charterparty Agreement to charter the owned vessel to ST Shipping and Transport Ltd. (“STST”), which in turn, entered into a Sub-Charterparty Agreement with NBC under a five year, fixed price, time charter arrangement. The Company determined that NBHC is a VIE, as the total equity investment at risk is not sufficient to support operations. Furthermore, the Company determined that it is the primary beneficiary of NBHC, as it has the power to direct its activities. Accordingly, the Company has consolidated NBHC for the year ended December 31, 2013. The consolidation of NBHC increased total assets by approximately $72,000,000 and increased total liabilities by approximately $52,810,000 at December 31, 2013. Total shareholders’ equity increased by approximately $430,000 at December 31, 2013. Amounts pertaining to the non-controlling ownership interest held by third parties in the financial position and operating results of NBHC are reported as non-controlling interest in the accompanying consolidated balance sheets. The non-controlling ownership interest attributable to NBHC amounts to approximately $18,760,000 at December 31, 2013.

F-45

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 4 - VARIABLE INTEREST ENTITIES - Continued

BVH was established in August 2013, together with a third-party, for the purpose of owning Bulk Nordic Five Ltd. (“Five”) and Bulk Nordic Six Ltd. (“Six”). Five and Six were established for the purpose of owning new ultramax newbuildings to be delivered in 2016. The operating results of BVH are 100% dependent on transactions with related parties and affiliates. The Company determined that BVH is a VIE and is the primary beneficiary of BVH, as it has the power to direct its activities. Accordingly, the Company has consolidated BVH and its wholly-owned subsidiaries for the year ended December 31, 2013. The consolidation of BVH increased total assets by approximately $2,989,000 and increased total liabilities by approximately $3,008,000 at December 31, 2013. Total shareholders’ equity decreased by approximately $12,000 at December 31, 2013. Amounts pertaining to the non-controlling ownership interest held by third parties in the financial position and operating results of BVH are reported as non-controlling interest in the accompanying consolidated balance sheets. The non-controlling ownership interest attributable to BVH amounts to approximately $(7,000) at December 31, 2013.

NOTE 5 - FIXED ASSETS

At December 31, fixed assets consisted of the following:

	2013	2012

Vessels and vessel upgrades	$211,458,792	$161,722,600
Capitalized dry docking	4,716,844	3,985,559
	216,175,636	165,708,159
Accumulated depreciation and amortization	(21,579,365)	(12,076,025)
Vessels, vessel upgrades and capitalized dry docking, net	194,596,271	153,632,134

Land and building	2,541,085	2,541,085
Internal use software	268,313	268,313
Computers and equipment	306,953	194,055
	3,116,351	3,003,453
Accumulated depreciation	(558,733)	(447,214)
Other fixed assets, net	2,557,618	2,556,239

Total fixed assets, net	$197,153,889	$156,188,373

F-46

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 5 - FIXED ASSETS - Continued

The Company’s fleet consists of the following:

Vessel	Date Acquired	December 31, 2012	Additions	December 31, 2013	Accumulated Depreciation	Carrying Amount

m/v BULK PANGAEA	December 21, 2009	$27,581,075	$-	$27,581,075	$(6,701,238)	$20,879,837
m/v BULK DISCOVERY	March 2, 2011	18,175,762	(81,961)	18,093,801	(4,509,988)	13,583,813
m/v BULK CAJUN	June 24, 2011	8,262,479	69,319	8,331,798	(1,765,571)	6,566,227
m/v BULK PATRIOT	October 6, 2011	15,350,000	-	15,350,000	(1,776,702)	13,573,298
m/v BULK JULIANA	April 25, 2012	14,750,000	918,366	15,668,366	(1,053,770)	14,614,596
m/v NORDIC ODYSSEY	June 17, 2012	32,272,785	3,753	32,276,538	(2,024,142)	30,252,396
m/v NORDIC ORION	June 17, 2012	32,272,785	76,128	32,348,913	(1,899,410)	30,449,503
m/v BULK TRIDENT	September 4, 2012	17,043,274		17,043,274	(770,034)	16,273,240
m/v BULK BEOTHUK	February 19, 2013	-	14,243,327	14,243,327	(510,977)	13,732,350
m/v BULK PROVIDENCE	May 22, 2013	-	10,300,000	10,300,000	(185,623)	10,114,377
m/v BULK LIBERTY	August 6, 2013	-	9,392,563	9,392,563	(175,153)	9,217,410
m/v BULK NEWPORT	September 3, 2013	-	15,545,981	15,545,981	(206,757)	15,339,224
		$165,708,159	$50,467,476	$216,175,636	$(21,579,365)	$194,596,271

See Notes 8 - Related Party Transactions and Note 12 - Long-term Debt

During the year ended December 31, 2013, the Company purchased four vessels through wholly owned subsidiaries. The total purchase price of the vessels (m/v Bulk Beothuk, m/v Bulk Providence, m/v Bulk Liberty and m/v Bulk Newport), was approximately $49,482,000. In addition, NBHC paid deposits of approximately $26,100,000 toward the construction of four new 1A ice class panamax vessels to be delivered in 2014 through 2016. NBVH paid deposits of $5,790,000 toward the construction of two ultramax vessels to be delivered in 2016. These deposits are included as deposits on newbuildings in-process on the consolidated balance sheets.

Also during 2013, the Company completed dry-docking on the m/v Bulk Juliana. The five year amortization period of the capitalized dry docking costs is within the remaining useful life of the vessel.

During the year ended December 31, 2012, the Company purchased four vessels, the m/v Bulk Juliana, the m/v Bulk Trident, the m/v Bulk Nordic Orion and the m/v Bulk Nordic Odyssey. The total purchase price for these four vessels was approximately $96,300,000.

During the year ended December 31, 2012, the Company completed dry-docking on the m/v Bulk Pangaea, the m/v Bulk Discovery, and the m/v Bulk Cajun. The amortization period of the capitalized dry docking costs (5 years) were within the remaining useful life of the above vessels, except for the m/v Bulk Cajun. As a result of the dry-docking, the Company determined that the remaining useful life of the m/v Bulk Cajun should be extended beyond its original estimate end of life (2014) to 2017.

F-47

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 6 - MARGIN ACCOUNTS

During December 31, 2013 and 2012, the Company was party to forward freight agreements and fuel swap contracts to mitigate the risk associated with volatile freight rates and fuel prices. See Note 7 for a complete discussion of these and other derivatives. Under the terms of the forward freight agreements and fuel swap contracts, the Company was required to put approximately $1,062,000 and $510,000, respectively, on deposit as a margin account at December 31, 2013 and 2012, respectively, due to the decline in the market values of the items being hedged. At December 31, 2013, the deposit on freight forward agreements was approximately $962,000 and the deposit on fuel swap contracts was $100,000. At December 31, 2012, approximately $507,000 pertains to forward freight agreements and $3,000 pertains to fuel swap contracts. This margin account is required to remain on deposit as collateral until such time as the market values of the items being hedged return to a preset limit. The margin accounts are included in advance hire, prepaid expenses, and other current assets in the consolidated balance sheets at December 31, 2013 and 2012.

NOTE 7 - DERIVATIVES AND FAIR VALUE MEASUREMENT

Interest Rate Swaps

From time to time, the Company enters into interest rate swap agreements to mitigate the risk of interest rate fluctuations on its variable rate debt. At December 31, 2013 and 2012, the Company was party to one interest rate swap, which was entered into in February 2011, as required by the 109 Long Wharf Construction Loan agreement. Under the terms of the swap agreement, the interest rate on this note is fixed at 6.63%.

The Company did not elect to designate the swap as a hedge at inception, pursuant to ASC 815, Derivatives and Hedging. Accordingly, changes in the fair value are recorded in current earnings in the accompanying consolidated statements of income.

Derivative instruments are as follows:

	December 31,
	2013	2012

Interest rate swap agreement on:

Long Wharf Construction to Term Loan:

Notional amount	$1,032,000	$1,032,000

Effective dates	2/1/11-1/24/21	2/1/11-1/24/21

Fair value at year-end	(94,882)	(181,382)

The fair value of the interest rate swap agreements at December 31, 2013 and 2012 are approximately ($94,882) and ($181,382), which are included in other current liabilities and other non-current liabilities on the consolidated balance sheets based on the instrument’s maturity date. The aggregate change in the fair value of the interest rate swap agreements for the years ended December 31, 2013 and 2012 was a gain of approximately $86,500 and $6,000 respectively, which are reflected in the unrealized gain on derivative instruments in the accompanying consolidated statements of income.

F-48

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 7 - DERIVATIVES AND FAIR VALUE MEASUREMENT - Continued

Forward Freight Agreements

The Company assesses risk associated with fluctuating future freight rates and, when appropriate, actively hedges identified economic risk with appropriate derivative instruments, specifically forward freight agreements (FFAs). Such economic hedges do not always qualify for hedge accounting under ASC 815 and as such, the usage of such derivatives can lead to fluctuations in the Company’s reported results from operations on a period-to-period basis. During 2013 and 2012, the Company entered into various FFAs that did not qualify for hedge accounting. The aggregate fair values of the FFAs at December 31, 2013 and 2012 were an asset of approximately $944,200 and $168,000, respectively, which is included in advance hire, prepaid expenses and other current assets. The change in the aggregate fair value of the FFAs during the years ended December 31, 2013 and 2012 resulted in a gain of approximately $776,500 and $350,000, respectively, which are included in unrealized gain on derivative instruments in the accompanying consolidated statements of income.

Fuel Swap Contracts

The Company continuously monitors the market volatility associated with bunker prices and seeks to reduce the risk of such volatility through a bunker hedging program. In 2013 and 2012, the Company entered into various fuel swap contracts that were not designated for hedge accounting. The aggregate fair value of these fuel swaps at December 31, 2013 and 2012 are liabilities of $209,500 and $449,000, respectively, which are included in other current liabilities on the consolidated balance sheets. The change in the aggregate fair value of the fuel swaps during the years ended December 31, 2013 and 2012 were gains of approximately $239,000 and $6,000, respectively, which are included in unrealized gain on derivative instruments in the accompanying consolidated statements of income.

Fair Value Hierarchy

The three levels of the fair value hierarchy established by ASC 820, in order of priority, are as follows:

Level 1 –quoted prices in active markets for identical assets or liabilities

Level 2 –observable inputs other than quoted prices in active markets for identical assets and liabilities

F-49

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 7 - DERIVATIVES AND FAIR VALUE MEASUREMENT - Continued

Level 3 – unobservable inputs in which there is little or no market data available, which require the reporting entity to develop its own assumptions

	Balance at December 31, 2013	Level 1	Level 2	Level 3

Margin accounts	$1,062,439	$1,062,439	$-	$-
Interest rate swaps	(94,882)	-	(94,882)	-
Forward freight agreements	944,225	-	944,225	-
Fuel swap contracts	(209,506)	-	(209,506)	-

	Balance at December 31, 2012	Level 1	Level 2	Level 3

Margin accounts	$509,658	$509,658	$-	$-
Interest rate swaps	(181,382)	-	(181,382)	-
Forward freight agreements	167,710	-	167,710	-
Fuel swap contracts	(448,510)	-	(448,510)	-

The estimated fair values of the Company’s interest rate swap instruments, forward freight agreements and fuel swap contracts are based on market prices obtained from an independent third-party valuation specialist. Such quotes represent the estimated amounts the Company would receive to terminate the contracts.

F-50

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 8 - RELATED PARTY TRANSACTIONS

Amounts and notes payable to related parties consist of the following:

	December 31,			December 31,
	2012	Activity		2013
Included in accounts payable and accrued expenses on the consolidated balance sheets:
To Founders	$203,050	$-		$203,050
Affiliated companies (trade payables)	91,284	(91,284)		-
	$294,334	$(91,284)		$203,050

Included in current related party debt on the consolidated balance sheets:
Loan payable – STST (m/v Orion)	$6,250,000	(6,250,000)	I	$-
Loan payable – STST (m/v Odyssey)	6,250,000	(6,250,000)	i	-
Loan payable – 2011 Founders Note	4,325,000	-		4,325,000
Interest payable in-kind – 2011 Founders Note	341,916	(45,668)	ii	296,248
Loan payable – 2012 Founders Note	3,000,000	(3,000,000)	iii	-
Interest payable in-kind – 2012 Founders Note	228,407	(228,407)	ii	-
Loan payable – BVH shareholder (STST)	-	2,995,000	iv	2,995,000
Total current related party debt	$20,395,323	(12,779,075)		$7,616,248

Included in related party long-term debt on the consolidated balance sheets:
Loan payable to NBHC shareholder (STST)	$-	17,030,000	i, v	$17,030,000
Loan payable to NBHC shareholder (ASO2020)	-	17,029,972	v, vi	17,029,972
Less unamortized discount	-	(16,756,054)	v	(16,756,054)
Total related party long-term debt	$-	17,303,918		$17,303,918

i.	Loans payable to STST were converted to long-term debt in conjunction with the restructuring of Odyssey and Orion in 2013 (see Note 1). In 2013, STST provided an additional $4,530,000 (to NBHC) for a total of $17,030,000, which is payable in January 2023.
ii.	Paid in cash
iii.	Paid through issuance of convertible redeemable preferred stock
iv.	BVH shareholder contribution of $5,000 and loan of $2,995,000 entered into for purposes of providing cash deposit on ultramax newbuildings.
v.	Non-interest bearing loans payable by NBHC to shareholders STST and ASO2020. Discount on loan payable is being amortized over the term of the loans, which are due January 2023.
vi.	ASO 2020 Maritime S.A. ("ASO2020")

In connection with the acquisition of m/v Bulk Orion and m/v Bulk Odyssey in 2012, STST provided two $8,050,000 subordinated notes (one designated for each vessel) which were payable on demand and do not bear interest. During the year ended December 31, 2012, aggregate repayments of $3,600,000 were made against these notes.

F-51

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 8 - RELATED PARTY TRANSACTIONS - Continued

The Company restructured its existing related party loans payable to STST at December 31, 2012 to modify the repayment date to January 9, 2023, which was accounted for as a modification under ASC 470-50.

In January 2013, the Company entered into a Share Transfer Restructuring Agreement through which the shareholders of Odyssey and Orion transferred their shares of those entities and their zero interest subordinated shareholder loans to these entities, to NBHC in exchange for the shares of NBHC.

Also during 2013, NBHC entered into contracts to purchase four 1A ice-class newbuildings and paid deposits of $26,100,000. ST Shipping provided an additional $4,530,000, thereby increasing its loan to $17,030,000. The newest shareholder, ASO2020, also provided $17,030,000 in loans and acquired one-third of the common stock of NBHC for approximately $13,000. These loans are payable on January 9, 2023 and do not bear interest. Accordingly, the loans are carried at the present value of the future cash flows utilizing an imputed interest rate of 7.5% (which was determined by reference to rates of comparable companies on similar subordinated debt instruments). The discount of $17,873,285 is being amortized over the term of the loan using the interest method. The amortization of the discount was $1,117,231 for the year ended December 31, 2013. The excess of cash received over the present value of the loans was recorded as an increase to non-controlling interest.

BVH entered into an agreement for the construction of two new ultramax newbuildings in 2013. ST Shipping provided a loan of $2,995,000 to make deposits on the contracts. The loan is payable on demand and does not bear interest.

During the year ended December 31, 2012, in connection with the acquisition of the m/v Bulk Orion and m/v Bulk Odyssey, bridge financing of $32,000,000 was provided by ST Shipping, a shareholder of Bulk Orion and Bulk Odyssey. This three month bridge loan bore interest at a floating rate of LIBOR plus 7%. The loan and the related accrued interest were repaid in full during the year ended December 31, 2012.

On October 1, 2011, the Company entered into a $10,000,000 loan agreement with the Founders, which was payable on demand at the request of the lenders (the 2011 Founders Note). The note bears interest at a rate of 5%. On January 1, 2012 the Company issued 5,675 shares of convertible redeemable preferred stock to the Founders, representing a partial repayment of the note (see Note 11), the balance of which was $4,325,000 at December 31, 2013 and 2012.

On April 16, 2012, the Founders loaned the Company $11,057,500 (the 2012 Founders Note) under the same terms as the 2011 Founders Note in order for the Company to invest in Bulk Orion and Bulk Odyssey. During the year ended December 31, 2012 the Company repaid $8,057,500 of principal on this note. The remainder of the loan was repaid in 2013 through issuance of convertible redeemable preferred stock (see Note 11).

In April 2012 the Company entered into a short term loan agreement with an affiliate for $2,500,000. This loan was repaid in September 2012 along with interest of $58,562. On June 15, 2011, the Company entered into a loan agreement with an affiliate for $5,000,000. This loan bore interest at a rate of 8% and was repaid in October 2011, with the exception of the related accrued interest which was paid during the year ended December 31, 2012.

F-52

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 8 - RELATED PARTY TRANSACTIONS - Continued

Under the terms of a technical management agreement between the Company and Seamar Management S.A. (Seamar), an equity method investee, Seamar is responsible for the day-to-day operations for all of the Company’s owned vessels. During the years ended December 31, 2013 and 2012, the Company incurred technical management fees of $1,864,000 and $1,201,000 under this arrangement, which is included in vessel operating expenses in the consolidated statements of income.

NOTE 9 - LINE OF CREDIT

During the year ended December 2012, the Company entered into a revolving line of credit with a maximum capacity of $3,000,000. Borrowings under of the line of credit are due upon expiration of the line of credit. The expiration date was extended to May 19, 2014 from its original expiration date of November 19, 2013. The line of credit contains certain covenants including a liquidity covenant that may result in the acceleration of the payment of the borrowings. Borrowings under the line are secured by personal guarantees of the Founders, as well as collateralized against a personal account of one of the Founders held at the lending bank. Interest is payable at Prime + 1% (4.25% at December 31, 2013 and 2012). As of December 31, 2013 the Company was in compliance with all required covenants.

NOTE 10 - SECURED LONG-TERM DEBT

Long-term debt consisted of the following at December 31:

	2013	2012

Total debt	$100,759,063	$82,955,489
Less: current portion	16,065,483	13,390,382
	84,693,580	69,565,107
Unamortized bank fees	(1,391,159)	(1,079,354)

Secured long-term debt, net	$83,302,421	$68,485,753

Each of the facilities described below is secured by the vessel indicated and cross-collateralized as noted. As such, there is no priority in liquidation of any individual facility.

In April 2013, the Company executed a Senior Secured Post-Delivery Term Loan Facility that amended the Bulk Pangaea, Bulk Patriot, Bulk Trident, and Bulk Juliana Secured Notes. Amendments included the extension of the Bulk Pangaea secured note maturity date, and conversion of all loans from floating variable rate to a fixed interest rate.

F-53

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 10 - LONG-TERM DEBT - Continued

	December 31,
	2013	2012

Bulk Pangaea Secured Note, initial amount of $12,250,000, entered into in December 2009, for the acquisition of m/v Bulk Pangaea. The interest rate was fixed at 3.96% in April 2013, in conjunction with the post-delivery amendment discussed above. The amendment also modified the repayment schedule to 15 equal quarterly payments of $346,875 ending in January 2017. The facility bore interest at LIBOR plus 4% (4.31%) at December 31, 2012 and was hedged through an interest rate swap agreement that expired in March 2012. (B) (C) (G) (H)	$4,509,375	$5,562,500

Bulk Discovery Secured Note, initial amount of $9,120,000, entered into in February 2011, for the acquisition of the m/v Bulk Discovery. Loan requires repayment in 20 equal quarterly installments of $356,000 beginning in June 2011 with a balloon payment of $2,000,000 together with the last quarterly installment. Interest is fixed at a rate of 8.16%. (A) (D)	5,204,000	6,628,000

Bulk Patriot Secured Note, initial amount of $12,000,000, entered into in September 2011, for the acquisition of the m/v Bulk Patriot. Loan requires repayment in 24 equal quarterly installments of $500,000 beginning in January 2012. The interest rate was fixed at 4.01% in April 2013 in conjunction with the post-delivery amendment discussed above. The facility bore interest at LIBOR plus 3.5% (3.81%) at December 31, 2012. (B) (C) (G) (J)	7,212,500	9,662,500

Bulk Cajun Secured Note, initial amount of $4,550,000, entered into in October 2011, for the acquisition of the m/v Bulk Cajun. Loan requires repayment in 16 equal quarterly installments of $284,375 beginning in January 2012 with a balloon payment of $2,000,000 together the last quarterly installment. Interest is fixed at 6.51% . (A) (D)	1,990,625	3,412,500

F-54

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 10 - LONG-TERM DEBT - Continued

Long Wharf Construction to Term Loan, initial amount of $1,048,000, entered into in January 2011, to partially finance the construction of the Company’s corporate office building. Loan requires repayment of interest only, payable monthly commencing on March 1, 2011 through February 28, 2012; thereafter, principal and interest are payable in monthly installments based on a 25 year amortization schedule with a final balloon payment of all unpaid principal and accrued interest due January 2021. Interest is floating at LIBOR, plus 2.85% (3.03% and 3.43% at December 31, 2012 and December 31, 2011, respectively). The Company entered into an interest rate swap agreement, which matures January 2021, and fixes the interest rate at 6.63%. (E)	$1,016,834	$1,034,260

Bulk Trident Secured Note, initial amount of $10,200,000, entered into in April 2012, for the acquisition of the m/v Bulk Trident. Loan requires repayment in 24 equal quarterly installments of $318,750 beginning in December 2012 with a balloon payment of $2,550,000 together with the last quarterly installment. Interest was fixed at 4.29% in April 2013 in conjunction with the post-delivery amendment discussed above. Interest was floating at LIBOR plus 3.5% (3.81%) at December 31, 2012. (B) (G) (J)	8,925,000	9,881,250

Bulk Juliana Secured Note, initial amount of $8,112,500, entered into in April 2012, for the acquisition of the m/v Bulk Juliana. Loan requires repayment in 24 equal quarterly installments of $338,021 beginning in October 2012. Interest was fixed at 4.38% in April 2013 in conjunction with the post-delivery amendment discussed above. Interest was floating at LIBOR plus 3.75% (4.07%) at December 31, 2012. (B) (G) (K)	6,422,395	7,774,479

Bulk Nordic Odyssey and Bulk Nordic Orion Loan Agreement, initial amount of $40,000,000, entered into on August 6, 2012, for the acquisition of the m/v Bulk Odyssey and the m/v Bulk Orion. The agreement requires repayment in 20 quarterly installments of $1,000,000 beginning in October 2012, with an additional $1,000,000 installment payable on the 5th, 9th and 17th installment dates and a balloon payment of $17,000,000 due with the final installment. Interest is floating at LIBOR plus 3.25% (3.56% at December 31, 2013 and 2012). (F)	34,000,000	39,000,000

F-55

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 10 - LONG-TERM DEBT - Continued

Bulk Atlantic Secured Note, initial amount of $8,520,000, entered into on February 18, 2013, for the acquisition of m/v Bulk Beothuk. Loan requires repayment in 8 equal quarterly installments of $90,000 beginning in May 2013, 12 equal quarterly installments of $295,000 and a balloon payment of $4,260,000 due in February 2018. Interest is fixed at 6.46%.	$8,250,000	$-

Bulk Providence Secured Note, initial amount of $8,000,000, entered into in May 2013, for the acquisition of m/v Bulk Providence. Loan requires repayment in 8 equal quarterly installments of $120,000, 16 equal quarterly installments of $190,000 and a balloon payment of $4,000,000 due in July 2019. Interest is fixed at 4.38%. (B)(G)	7,760,000	-

Bulk Liberty Secured Note, initial amount of $5,685,000, entered into on July 2013, for the acquisition of m/v Bulk Liberty. Loan requires repayment in 19 equal quarterly installments of $149,605 beginning in January 2014 and a balloon payment of $2,842,505 due in February 2018. Interest is fixed at 7.06%. (A)(D)	5,685,000	-

Bulk Phoenix Secured Note, initial amount of $10,000,000, entered into in May 2013, for the acquisition of m/v Bulk Newport. Loan requires repayment in 7 equal quarterly installments of $216,667 and 16 equal quarterly installments of $416,667 with a balloon payment of $1,816,659 due in July 2019. Interest is fixed at 5.09%. (B)(G)	9,783,334	-

Total	100,759,063	82,955,489
Less: current portion	16,065,483	13,390,382
Long term debt	$84,693,580	$69,565,107

(A)	The Bulk Cajun Secured Note, the Bulk Discovery Secured Note, the Bulk Atlantic Secured Note and the Bulk Liberty Secured Note are cross-collateralized by the vessels Bulk Discovery, Bulk Cajun, Bulk Beothuk and Bulk Liberty and are guaranteed by the Company.

F-56

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 10 - LONG-TERM DEBT - Continued

(B)	The Bulk Pangaea Secured Note, the Bulk Patriot Secured Note, the Bulk Juliana Secured Note, the Bulk Trident Secured Note, the Bulk Providence Secured Note and the Bulk Newport Secured Note are cross-collateralized by the vessels Bulk Pangaea, Bulk Patriot, Bulk Juliana, Bulk Trident, Bulk Providence and Bulk Phoenix and are guaranteed by the Company.

(C)	The Bulk Pangaea Secured Note and the Bulk Patriot Secured Note contain financial covenants that, among other things, limit the Company’s consolidated leverage ratio, as defined; requires the Company to maintain a minimum consolidated net worth, as defined; requires the Company to maintain a minimum consolidated debt service coverage ratio, as defined; and requires the Company to maintain a consolidated minimum liquidity, as defined.

(D)	The Bulk Discovery Secured Note, the Bulk Cajun Secured Note, the Bulk Atlantic Secured Note and the Bulk Liberty Secured Note contain financial covenants that require the Company to maintain a minimum consolidated net worth, and require the Company to maintain a minimum EBITDA to fixed charges ratio tested annually, as defined. In addition, these notes contain other Company and vessel related covenants that, among other things, restrict changes in management and ownership of the vessel, declaration of dividends, further indebtedness and mortgaging of a vessel without the bank’s prior consent. It also requires minimum collateral maintenance, which is tested at the discretion of the lender.

(E)	The Construction Loan is collateralized by all real estate located at 109 Long Wharf, Newport, RI, as well as personal guarantees from the Founders and a corporate guarantee of the Company. The Company was also required to provide a cash deposit as collateral for the note, which was classified in other non-current assets as of December 31, 2011 in the consolidated balance sheet. At completion of the construction in April 2012, the cash deposit was released to the Company. The Construction Loan contains one financial covenant that requires the Company to maintain a minimum debt service coverage ratio.

(F)	The Bulk Nordic Orion and the Bulk Nordic Odyssey Loan Agreement (“the Agreement”), is secured by first preferred mortgages on the m/v Bulk Orion and the m/v Bulk Odyssey, the assignment of the earnings, insurances and requisite compensation of the two entities, and by guarantees of their shareholders. Additionally, the Agreement contains one financial covenant that requires the Company to maintain minimum liquidity in addition to a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral previously provided to remain above defined ratios.

(G)	This secured note may require mandatory additional principal payments based on the operating cash flows of the related vessel.

(H)	The Bulk Pangaea Secured Note was amended in April 2013. Amendments included the extension of the loan maturity date to January 2017 and the conversion of the interest rate from a floating variable rate to a fixed interest rate of 3.96%.

(I)	The Bulk Patriot Secured Note was amended in April 2013 resulting in the conversion of the interest rate from a floating variable rate to a fixed interest rate of 4.01%.

F-57

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 10 - LONG-TERM DEBT - Continued

(J)	The Bulk Trident Secured Note was amended in April 2013 resulting in the conversion of the interest rate from a floating variable rate to a fixed interest rate of 4.29%.

(K)	The Bulk Juliana Secured Note was amended in April 2013 resulting in the conversion of the interest rate from a floating variable rate to a fixed interest rate of 4.38%.

The Secured Notes as outlined above also contain collateral maintenance ratio clauses. If the Company encountered a change in financial condition which, in the opinion of the lender, is likely to affect the Company’s ability to perform its obligations under the loan facility, the Company’s credit agreement could be cancelled at the lender’s sole discretion. The lender could then elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, and proceed against any collateral securing such indebtedness. As of December 31, 2013 and 2012, the Company was in compliance with all required covenants.

The future minimum annual payments under the debt agreements are as follows:

Years ending December 31,

2014	$16,065,483
2015	16,506,108
2016	17,909,321
2017	27,201,673
2018	15,136,255
Thereafter	7,940,223

$100,759,063

NOTE 11 - CONVERTIBLE REDEEMABLE PREFERRED STOCK, COMMON STOCK AND NON-CONTROLLING INTEREST

Common stock

The Company has 199,829 shares of common stock ($1.00 par value) authorized, of which 87,329 shares were issued to the Founders at inception, for aggregate proceeds of $600,000 (or $6.87 per share). The balance of authorized common shares (112,500 shares) has been reserved for issuance upon conversion of preferred shares to common.

Dividends on common stock are recorded when declared by the Board of Directors.

F-58

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 11 - CONVERTIBLE REDEEMABLE PREFERRED STOCK, COMMON STOCK AND NON-CONTROLLING INTEREST - Continued

Convertible redeemable preferred stock

The Company has authorized 112,500 shares of convertible redeemable preferred stock ($1,000 par value) of which 89,114 shares and 64,047 shares were outstanding at December 31, 2013 and 2012, respectively.

The characteristics of the convertible redeemable preferred stock include:

Ranking: The convertible redeemable preferred stock ranks senior to the common stock with respect to payment of dividends and amounts upon liquidation, dissolution, or winding up.

Dividends: Annual dividends declared are paid on a preferential basis to the holders of the convertible redeemable preferred stock. The amount of the dividend is equal to the higher of (i) 8% of the outstanding preferred shares, or (ii) the total dividends declared by the Company multiplied by the ratio of convertible redeemable preferred stock to the total weighted common and convertible redeemable preferred stock outstanding (“the formula”). The preferred dividends are cumulative, such that all accrued and unpaid preferred dividends must be paid before any dividends can be paid to the common shareholders. Additionally, the convertible redeemable preferred stock is participating in dividends with the common shareholders.

Liquidation Preference: Upon any liquidation, dissolution, or winding up of the Company, the holders of the convertible redeemable preferred stock are entitled to receive, prior and in preference to any distribution or payment made to holders of common stock, an amount equal to the greater of (i) an aggregate preference amount of all of the shares held by such holder, and (ii) the amount that such holder would be entitled to receive in connection with an applicable liquidation event had such holder converted all shares then held by such holder into common stock immediately prior to such event.

Upon a Change in Control: The holders of the convertible redeemable preferred stock are entitled to receive a cash payment from the Company based on what they would have received had they converted their convertible redeemable preferred stock to common stock.

Voting Rights: The holders of the convertible redeemable preferred stock are entitled to vote on all matters submitted to the shareholders on a basis consistent with that of the common stock shareholders. During any period in which the investors own less than 20% of the common shares outstanding, the Company is restricted from taking certain actions without the prior written consent of the investors. Furthermore, during any period in which the investors own 20% or more of the common shares outstanding, the Company is also restricted from taking certain actions without the prior written consent of the investors.

Conversion: The convertible redeemable preferred stock automatically converts to common stock upon a qualified public offering. After the initial restructuring, or at the request of the convertible redeemable preferred stockholders upon certain events as defined, the convertible redeemable preferred stock will convert to common stock based on a predetermined calculation. The calculation grants one share of common stock for each share of convertible redeemable preferred stock at a conversion price of $1,000 per share, and provides for additional common stock for any accrued preferred dividends granted by the Company.

F-59

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 11 - CONVERTIBLE REDEEMABLE PREFERRED STOCK, COMMON STOCK AND NON-CONTROLLING INTEREST - Continued

During 2012 the Company amended the convertible redeemable preferred stockholder agreement to revise the conversion price to $916.07 per share. The Company accounted for the reduction in the conversion price as a modification. As a result, the increase in the value of the conversion option of approximately $1,372,000 was accounted for as a preferred stock discount with a corresponding increase in additional paid-in-capital. The preferred stock discount was amortized as a dividend at the measurement date, resulting in a decrease in retained earnings.

Redemption: If a qualified public offering does not occur by December 31, 2013 (which was changed to December 31, 2014 subsequent to the balance sheet date), and based on the level of investment made by the investors at such time, the investors can require the Founders to repurchase all (or a portion, depending on the circumstances) of the outstanding preferred shares. Proceeds used to affect such redemption may come from various sources including, but not limited to, the liquidation of the Company. Additional circumstances under which the convertible redeemable preferred stock would be redeemed include a change of control, receipt of Key Man Life insurance proceeds or an Event of Noncompliance, as defined.

Convertible redeemable preferred stock transactions during the years ended December 31, 2013 and 2012 were as follows:

In 2012, the Company issued 20,564 shares of convertible redeemable preferred stock for gross proceeds of $20,564,000, less issuance costs of approximately $256,000. The excess of the fair value of the convertible redeemable preferred stock over the issuance price, approximately $5,211,000, is recorded as a reduction in retained earnings.

In 2012, the Company also issued 1,852.885 shares of convertible redeemable preferred stock as payment of certain accrued preferred stock dividends declared in 2011. In addition, the Company paid $1,000,000 cash and issued 4,325 shares of convertible redeemable preferred stock in settlement of certain accrued common stock dividends declared in 2008 and as a payment in-kind of certain common stock dividends declared in 2012. The excess of the carrying amount of the accrued dividends over the fair value of the convertible redeemable preferred stock of approximately $1,185,050 was recorded as a reduction in retained earnings.

Also in 2012, the Company issued 5,675.000 shares of convertible redeemable preferred stock as a partial repayment of the $10 million shareholder loan made in 2011. There was no excess of carrying value of the loan payable over the fair value of the convertible redeemable preferred stock at issuance date.

Additionally, during 2012 the Company issued 6,000.000 shares of convertible redeemable preferred stock in settlement of certain accrued common stock dividends declared during the year. There was no excess of carrying value of the dividend payable over the fair value of the convertible redeemable preferred stock at issuance date.

In January 2013, the Company issued 167.309 shares of convertible redeemable preferred stock as payment of certain accrued preferred stock dividends declared in 2012. The excess of the carrying amount of the accrued dividends over the fair value of the convertible redeemable preferred stock of approximately $45,843 was recorded as a decrease in retained earnings.

F-60

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 11 - CONVERTIBLE REDEEMABLE PREFERRED STOCK, COMMON STOCK AND NON-CONTROLLING INTEREST - Continued

In January, April and October of 2013, the Company issued a total of 3,000.00 shares of convertible redeemable preferred stock as final repayment of the $11 million shareholder loan made in 2012. The excess of carrying value of the loan payable over the fair value of the convertible redeemable preferred stock was $1,429,217. Of this amount, $1,261,797 was recorded as a reduction in retained earnings and $167,420 was recorded as a decrease in additional paid-in capital.

At various dates during 2013, the Company issued 21,899.181 shares of convertible redeemable preferred stock for gross proceeds of $21,899,181, less issuance costs of approximately $274,000. The excess of the fair value of the convertible redeemable preferred stock over the issuance price was $7,517,915. Of this amount, $7,105,607 was recorded as a reduction in retained earnings and $412,308 was recorded as a decrease in additional paid-in capital.

The beneficial conversion feature of the convertible redeemable preferred stock resulted in an aggregate reduction in retained earnings totaling $4,927,423 and $4,584,272 for the years ended December 31, 2013 and 2012, respectively.

Dividends

During 2012, the Company declared a special $9,100,000 common stock dividend. The preferred shareholders pro rata share of the dividend was less than 8% of the weighted preferred shares outstanding. Accordingly, the preferred shareholders were entitled to their pro rata share of the common stock dividend, which amounted to approximately $4,021,000 and an sadditional 8% convertible redeemable preferred stock dividend catch-up in the amount of $167,305. A total of $6,272,057 was recorded as a decrease in additional paid-in capital. The remaining $2,827,943 was recorded as a reduction in retained earnings.

The Company declared a $6,000,000 common stock dividend in 2012 which was paid in-kind during the 2012 fiscal year and recorded as a decrease in retained earnings.

On December 31, 2013, the Company declared a common stock dividend of $12,700,000 ($145.43 per share), of which $4,544,730 was recorded as a decrease in additional paid-in capital, reducing the balance to zero, and the remainder, $8,155,270 was recorded as a reduction in retained earnings. The preferred shareholders’ pro rata share of the dividend was more than 8% of the weighted average preferred shares outstanding. Accordingly, the preferred shareholders were entitled to their pro rata share of the common stock dividend, which amounted to approximately $6,288,000.

Prior to the January 2013 Transaction, Odyssey and Orion declared dividends totaling $2,162,938 in order to distribute all retained earnings, of which $1,081,469 (50%) eliminates in consolidation. The remaining amount payable to noncontrolling interest of $904,803 is included as dividend payable in the consolidated balance sheets at December 31, 2013.

F-61

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 11 - CONVERTIBLE REDEEMABLE PREFERRED STOCK, COMMON STOCK AND NON-CONTROLLING INTEREST - Continued

Dividends payable consist of the following:

	2008 common stock dividend	2011 convertible redeemable preferred stock dividend	2012 common stock special dividend	2012 preferred stock catch- up dividend	2012 common stock dividend	2013 common stock dividend	2013 Odyssey and Orion dividend	Total
Balance at December 31, 2011	$5,897,700	$1,852,885	$-	$-	$-	$-	$-	$7,750,585
Gross amount of dividend accrued	-	-	9,100,000	167,305	6,000,000	-	-	15,267,305
Paid in kind	(2,123,575)	(1,852,885)	(2,201,425)	-	(6,000,000)	-	-	(12,177,885)
Paid in cash	(1,000,000)	-	-	-	-	-	-	(1,000,000)
Balance at December 31, 2012	2,774,125	-	6,898,575	167,305	-	-	-	9,840,005
Gross amount of dividend accrued	-	-	-	-	-	12,700,000	1,081,469	13,781,469
Paid in kind	-	-	-	(167,305)	-	-	-	(167,305)
Paid in cash	(100,000)	-	-	-	-	-	(176,666)	(276,666)
Balance at December 31, 2013	$2,674,125	$-	$6,898,575	$-	$-	$12,700,000	$904,803	$23,177,503

Non-controlling interest

Amounts pertaining to the non-controlling ownership interest held by third parties in the financial position and operating results of the Company’s subsidiaries and/or consolidated VIEs are reported as non-controlling interest in the accompanying consolidated balance sheets. The non-controlling ownership interest attributable to NBH amounts to approximately $1,190,000 and $2,101,000 as of December 31, 2013 and 2012, respectively. The non-controlling ownership interest attributable to NBHC and its wholly-owned shipowning subsidiaries amounts to approximately $18,660,000 and $1,101,000 at December 31, 2013 and 2012, respectively. The non-controlling interest attributable to Bulk Cajun and BVH was approximately $543,000 and $(7,000), respectively at December 31, 2013.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

In January 2013, the Company signed a shipbuilding contract for the construction of four Ice Class 1A panamax vessels at $32,600,000 each, at which time deposits of $6,520,000 were placed for each of the first two vessels, which are expected to be delivered in the fourth quarter of 2014 and the first quarter of 2015. In February 2013 the Company placed a deposit of $6,520,000 on the third vessel, which is expected to be delivered in the first quarter of 2015. In June 2013, the Company placed a deposit of $6,520,000 on the fourth vessel, which is expected to be delivered in the first quarter of 2016. The second installments of 10% of the purchase price become due and payable upon keel-laying of the vessel. The third installments of 10% are due and payable upon launching of the vessels and the balance is due upon delivery of the vessels. The Company expects to finance these payments with commercial financing.

F-62

Bulk Partners (Bermuda) Ltd.

Notes to Consolidated Financial Statements - Continued

Years Ended December 31, 2013 and 2012

NOTE 12 - COMMITMENTS AND CONTINGENCIES – Continued

In December 2013, the Company entered into shipbuilding contracts for the construction of two ultramax vessels for $28,950,000 each, at which time deposits of $2,895,000 were placed by two wholly-owned subsidiaries of the newly formed Nordic Bulk Ventures Holding Company Ltd. (“BVH”). The second installments of 5% are due and payable on December 2, 2014. The third installments of 5% are due and payable upon keel laying of the vessels. The fourth installments of 10% are due and payable upon launching of the vessels and the balance is due upon delivery of the vessels. The Company expects to finance these payments with commercial financing.

In November 2013, the Company signed memoranda of agreements to purchase the m/v Nordic Bothnia (“Bothnia”) and the m/v Nordic Barents (“Barents”) for a total of $15,000,000. Deposits of $750,000 were made for each vessel, and the balance of $13,500,000 was paid on delivery. In conjunction with the purchase, NBC entered into a secured Term Loan Facility of $13,000,000 in two tranches of $6,500,000 which were drawn in conjunction with the delivery of the vessels from the seller. The Bothnia was delivered to the Company on January 23, 2014 and the Barents was delivered to the Company on March 7, 2014.

The Company is subject to certain asserted claims arising in the ordinary course of business. The Company intends to vigorously assert its rights and defend itself in any litigation that may arise from such claims. While the ultimate outcome of these matters could affect the results of operations of any one year, and while there can be no assurance with respect thereto, management believes that after final disposition, any financial impact to the Company would not be material to its consolidated financial position, results of operations, or cash flows.

NOTE 13 - SUBSEQUENT EVENTS

The Company evaluated subsequent events or transactions through May 5, 2014, which is the date these financial statements were available to be issued.

Effective January 1, 2014, the shareholders of the Company implemented a management ownership plan (the "Plan"). Under the Plan, the Founders agreed to contribute common stock to a newly established partnership ("the Partnership") in exchange for Partnership interests. The Partnership may, in its sole discretion, issue profit interests of the Partnership to employees of the Company and its subsidiaries.  No such interests have been issued to date.

In March 2014, the Company committed to a plan to sell two of its vessels. The m/v Bulk Providence is less suitable to the Company and its customers due to its size, and both it and the m/v Bulk Liberty are believed to have market values that are significantly higher than the related outstanding debt. The proceeds of the sales will be used to finance the newbuilding program and/or to acquire more suitable tonnage. A memorandum of agreement has not been signed as of the date noted above, but the Company expects to execute such an agreement for the m/v Bulk Providence in the near future. No negotiations have taken place with respect to the m/v Bulk Liberty.

In February 2014, Bulk Nordic Oshima Ltd. (“Bulk Oshima”) and Bulk Nordic Olympic Ltd. (“Bulk Olympic”) were organized under the laws of Bermuda for the purpose of owning new Ice class 1A Panamax vessels under construction. Bulk Oshima and Bulk Olympic are wholly-owned subsidiaries of NBHC.

On April 30, 2014, the Company changed its name to Pangaea Logistics Solutions Ltd. and entered into a merger agreement with Quartet Merger Corp.

F-63

291,953 Common Shares

Pangaea Logistics Solutions Ltd.

PROSPECTUS

March 10, 2015

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by our Company in connection with the sale of common shares being registered. All amounts are estimates except the SEC registration fee. No expenses will be borne by the Selling Shareholders.

SEC registration fee	$117.72
Legal fees and expenses	$59,000
Accounting fees and expenses	$17,500
Miscellaneous	$5,000
Total	$81,617.72

Item 14. Indemnification of Directors and Officers.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may in its bye-laws or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempt such officer or person from, or indemnify him in respect of , any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Insurance. We maintain directors’ and officers’ liability insurance, which covers directors and officers of our Company against certain claims or liabilities arising out of the performance of their duties.

Indemnification Agreements. We intend to enter into agreements to indemnify our directors and officers. These agreements will provide for indemnification of our directors and officers to the fullest extent permitted by applicable Bermuda law against all expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by us or in our right, arising out of such person’s services as our director or officer, any of our subsidiaries or any other company or enterprise to which the person provided services at our Company’s request.

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Item 15. Recent Sales of Unregistered Securities.

Pursuant to the Merger Agreement, the Former Pangaea Holders received, as consideration for all shares of Former Pangaea they held, an aggregate of 31,150,827 common shares.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement.

(b) Financial Statement Schedules: All schedules have been omitted since the required information is included in the consolidated financial statements and the notes thereto, information therein is not applicable or the omitted schedules are not required.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

95

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, Rhode Island on March 10, 2015.

Pangaea Logistics Solutions Ltd.

By:	/s/ Edward Coll
Name:	Edward Coll
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Edward Coll and Anthony Laura and each of them, as attorney-in-fact with full power of substitution and re-substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward Coll	Chairman of the Board and	March 10, 2015
Edward Coll	Chief Executive Officer

*	President (Brazil) and Director	March 10, 2015
Carl Claus Boggild

/s/ Anthony Laura	Chief Financial Officer (principal financial officer, principal accounting officer)	March 10, 2015
Anthony Laura

*	Director	March 10, 2015
Peter M. Yu

*	Director	March 10, 2015
Paul Hong

*	Director	March 10, 2015
Richard T. du Moulin

*	Director	March 10, 2015
Mark L. Filanowski

*	Director	March 10, 2015
Eric S. Rosenfeld
March 10, 2015
*	Director
David D. Sgro		March 10, 2015

*	Executed on March 10, 2015 by Edward Coll as attorney-in-fact under the power of attorney granted in the Registration Statement previously filed on February 4, 2015.

EXHIBIT INDEX

Exhibit no.	Description

2.1 *	Agreement and Plan of Reorganization, dated as of April 30, 2014, by and among Quartet Merger Corp., Quartet Holdco Ltd., Quartet Merger Sub Ltd., Pangaea Logistics Solutions, Ltd., and the securityholders of Pangaea Logistics Solutions, Ltd.
3.1 *	Certificate of Incorporation of the Company, as amended
3.2 *	Bye-laws of Company
5.1	Opinion of Appleby
8.1	Tax Opinion of Willkie Farr
8.2	Tax Opinion of Appleby
10.1 *	Form of Escrow Agreement among Quartet Holdco Ltd., the Representative (as described in the Agreement and Plan of Reorganization), the securityholders of Pangaea Logistics Solutions, Ltd., and Continental Stock Transfer & Trust Company, as Escrow Agent.
10.2*	Form of Registration Rights Agreement between Quartet Holdco Ltd. and certain holders identified therein.
10.3 *	Form of Lock-Up Agreement.
10.4 *	$1.048 Million Secured Construction Loan Agreement
10.5 *	$9.12 Million Secured Term Loan
10.6 *	$4.55 Million Secured Term Loan
10.7 *	$40.0 Million Secured Loan Facility
10.8 *	$8.52 Million Term Loan
10.9 *	$5.685 Million Secured Loan Facility
10.10 *	Post-Delivery Facility
10.11 *	$10.0 Million Loan from Shareholder
10.12 *	January 10, 2013 Related Party Loan with ASO 2020 Maritime S.A.
10.13 *	March 18, 2013 Related Party Loan with ASO 2020 Maritime S.A.
10.14 *	June 18, 2013 Related Party Loan with ASO 2020 Maritime S.A.
10.15 *	Related Party Loan with ST Shipping and Transport Pte. Ltd.
10.16 *	$5.0 million Loan Agreement from Bulk Partners (Bermuda) Ltd. to Nordic Bulk Carriers AS
10.17 *	$13.0 Million Term Loan
10.18 *	Nordic Bulk Holding Company Ltd. Shareholders Agreement
10.19 *	Nordic Bulk Ventures Holding Company Shareholders Agreement
15.1	Acknowledgement of Grant Thornton LLP
15.2	Acknowledgement of PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab
23.1	Consent of Grant Thornton LLP.
23.2	Consent of PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab.

*	filed previously

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